Exhibit (a)(1)(A)

XL CAPITAL LTD

AMENDMENT NO. 1
TO
OFFER TO EXCHANGE

Dated July 12, 2006

     OUTSTANDING ELIGIBLE RESTRICTED CLASS A ORDINARY SHARES AND
OUTSTANDING ELIGIBLE OPTIONS TO PURCHASE CLASS A ORDINARY SHARES

UNDER THE XL CAPITAL LTD AMENDED AND RESTATED 1991 PERFORMANCE INCENTIVE
PROGRAM AND THE XL CAPITAL LTD 1999 PERFORMANCE INCENTIVE PROGRAM

THE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS EXPIRE ON
JULY 21, 2006 AT 5:00 P.M., EASTERN DAYLIGHT TIME,
UNLESS THE OFFER IS EXTENDED

This Offer first commenced on June 6, 2006

     XL Capital Ltd (“XL”) is offering eligible employees the opportunity to exchange all (but not less than all) of their outstanding eligible unvested restricted Class A Ordinary Shares and eligible options to purchase Class A Ordinary Shares for a long term incentive plan award (the “LTIP Award”) from Security Capital Assurance Ltd (“SCA”), as described in the materials that follow. XL is making this offer upon the terms and subject to the conditions set forth in this document and the accompanying Letter of Transmittal. XL will refer to eligible unvested restricted Class A Ordinary Shares as “eligible restricted stock” and, collectively with eligible stock options, as “eligible securities.” For purposes of this entire document, these materials will be referred to as the “offering materials.” “Eligible employees” means those employees of XL Capital Assurance Inc., XL Financial Assurance Ltd, or other subsidiaries of XL that provide credit enhancement and protection products, or that provide services to these businesses, and who will be employees of SCA or its subsidiaries after the contemplated upcoming initial public offering of SCA’s common shares, other than the Chief Executive Officer of SCA.

     If you wish to exchange your eligible securities, you must complete and sign the Letter of Transmittal in accordance with terms set forth in the offering materials and deliver it to XL by fax to (441) 295-4846 or by mail to XL Capital Ltd, Attn: Mr Nicholas West, XL Capital Ltd, XL House, One Bermudiana Road, Hamilton, Bermuda HM11. You may also deliver your Letter of Transmittal personally to Orlando Rivera, X.L. Global Services, Inc., at 1221 Avenue of the Americas, New York, New York 10020. Your Letter of Transmittal must be received by XL by 5:00 P.M., Eastern Daylight Time, on July 21, 2006 (or, if XL extends the offer period, a later date XL will specify), or it will not be given effect.

     All questions about this offer or requests for assistance or for additional copies of any offering materials should be made by email to Nicholas.West@xlgroup.com. XL will attempt to respond to all questions through the Human Resources department or otherwise.

Important Notice

     Although XL’s Board of Directors has authorized this offer, neither XL nor its Board of Directors makes any recommendation as to whether or not you should exchange your eligible securities for an LTIP Award. XL also has not authorized any person to make any recommendation on its behalf as to whether you should accept this offer. You must make your own decision whether to exchange your eligible securities. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 17 of Part II of this document, any official question and answer session organized by XL’s Human Resources department, or any other au-

thorized communications from XL made generally available to eligible employees, as no other representations or information has been authorized by XL. You may also wish to consult with your own advisors before making any decisions regarding this offer.

SCHEDULE A: Information Concerning Our Directors and Executive Officers

EXHIBIT A: Combined Financial Statements of Security Capital Assurance Ltd for the fiscal year ended
December 31, 2005

-i-

I

SUMMARY OF TERMS

Questions and Answers About the Offer

     Part I of this document contains a summary that answers some of the questions that you may have about the offer. Nothing contained in this summary or any of the documents included with it should be interpreted by you as a recommendation by XL or its affiliates about whether or not to participate in the offer. References in the summary to section numbers are to section numbers in Part II of this document. In Part II, you will find more complete descriptions of the topics addressed in this summary.

     This summary is presented in question-and-answer format. The questions and answers are grouped into the following categories:

  How the Exchange Offer Works

  Duration of the Offer

  How to Elect to Exchange Your Eligible Securities

  U.S. Federal Income Tax Considerations

  How to Get More Information

     References in this summary to “XL,” “we,” “us” and “our” mean XL Capital Ltd, and references to “the date the offer expires” mean July 21, 2006, or, if we extend the offer period, a later date we will specify.

How the Exchange Offer Works

Q1. What is the offer?

     Beginning at 12:01 A.M., Eastern Daylight Time, on June 6, 2006 and ending at 5:00 P.M., Eastern Daylight Time, on July 21, 2006, unless we extend the offer, an eligible employee (described in Question 2 below) may decide to exchange all of his or her eligible securities (described in Question 3 below) for an LTIP Award (described in Question 4 below). Participation in this offer is voluntary.

Q2. Who may participate in this offer?

     Only “eligible employees” may participate in this offer. Eligible employees means those employees of XL Capital Assurance Inc., XL Financial Assurance Ltd, or other subsidiaries of XL that provide credit enhancement and protection products, or that provide services to these businesses, and who will be employees of SCA or its subsidiaries after the contemplated upcoming initial public offering of SCA’s common shares. (For more information, see Section 1 of Part II.)

Q3. Which options and restricted stock may an eligible employee exchange in the offer?

     Only “eligible options” and “eligible restricted stock” may be exchanged under this program. “Eligible options” are the options, whether or not currently vested, to purchase shares of our Class A Ordinary Shares which were granted under XL’s Amended and Restated 1991 Performance Incentive Program or XL’s 1999 Performance Incentive Program (together, the “XL Plans”) and which are held by eligible employees. “Eligible restricted stock” consists of all shares of unvested Class A Ordinary Shares of XL which were granted under the XL Plans and which are held by eligible employees. (For more information, see Section 1 of Part II.)

Q4. What is an LTIP Award?

     An “LTIP Award” is the right to receive a cash payment, or “base amount,” from SCA of no less than 75% of the “target amount” indicated in each offeree’s award letter. Such target amount will be adjusted higher or lower (but in no event lower than the base amount) based on the performance of SCA pursuant to the terms and conditions of the SCA long term incentive plan (the “SCA Plan”). Such payment is expected to be made no later than March 15, 2009. Payment of the cash amount of your LTIP Award will only be made to you if and when applicable vesting conditions are met. In the event that your employment with SCA terminates for any reason, other than your death or Disability or termination by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement) before the vesting date of December 31, 2008, your LTIP Award will be forfeited immediately upon the date your employment with SCA ends.

     In the event of a Change in Control (as defined in the SCA Plan), the vesting condition will lapse and a cash payment equal to the target amount of your LTIP Award, less applicable tax withholding, will be payable in full at the time of the Change in Control. In the event of your termination of employment by reason of your death or Disability or by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement), the vesting condition will lapse and the cash payment associated with your LTIP Award will be payable, less applicable tax withholding, on the next scheduled SCA payroll date and shall be appropriately prorated by multiplying your Target Award amount by a fraction, the numerator of which shall be the number of months (rounded up to a full month) you actually worked for SCA during the vesting period and the denominator of which shall be the number of months in the vesting period from the date of grant through December 31, 2008.

     XL will have no obligation to fund (or provide funds to SCA or its subsidiaries to fund) the payment of any LTIP Award.

Q5. How much will my LTIP Award entitle me to?

     The target amount of the LTIP Award that you would receive from SCA if you participate in this offer is set forth in the Letter of Transmittal. The actual amount to be paid by SCA will be adjusted higher or lower (but in no event lower than the base amount) based on the performance of SCA during the period commencing on January 1, 2006 through December 31, 2008. Such adjustment, positively or negatively, shall be based upon performance metrics for SCA that are expected to be determined by the SCA Board in its discretion, which may include measures of Operating Income and Growth in Adjusted Book Value, and are expected to fall in a range of the base amount up to 150% of your target amount, as shown below. You should note that base amount is the only amount that you should anticipate receiving from the LTIP Award, as cash awarded in excess of the base amount will be a compensation decision that is outside of your control. The amount payable to you will be reduced by applicable tax withholding.

* — assuming applicable vesting conditions are met,
                         and subject to proration at Target as described in Question 4.

Q6. How was the target amount of my LTIP Award determined?

     In determining the target amount of your LTIP Award, XL first valued your eligible options using the “Black-Scholes” method of valuing stock options, (described in Section 2 of Part II). One of the principal components of the valuation is the expected life of an option. This is the period of time one is expected to hold the option in order to realize the expected value. Because the longer one holds an option, the greater the likelihood that the share price will rise above the exercise price, valuations using longer expected lives result in higher values than those using shorter ones. For purposes of valuing your options in connection with this offer, XL used the remaining term of the option (that is, the option’s ten year term minus the elapsed term through May 31, 2006) multiplied by 0.55, which represents a prorated expected life based on XL’s current estimate of the expected life of a ten year option being five and one-half years. XL next added the value of your eligible restricted stock, calculated at the closing share price of XL’s Class A Ordinary Shares on May 31, 2006, or $63.28 per share, to the value of any eligible options you hold. The total of those two amounts is equal to the target amount of your LTIP Award. In the event this methodology yielded a value of less than $1,000, the target amount of your LTIP Award was designated as $1,000.

     Option valuation is inherently speculative and imprecise. XL’s determination as to the target amount of your LTIP Award is final. (For a more detailed explanation of “Black-Scholes” and other additional information on the determination by us of your LTIP Award, see Section 2 of Part II.)

Q7. When will I receive my LTIP Award?

     Your LTIP Award will be granted to you, effective as of 5:00 P.M., Eastern Daylight Time, on the expiration date (assuming that the offer is consummated in accordance with its terms), as prompt payment for your properly tendered eligible securities. SCA will send you a letter evidencing the LTIP Award promptly after consummation of the offer. Thereafter, you will be entitled to a single lump sum cash payment from SCA on the payout date in the amount of your LTIP Award (the target amount, as adjusted upwards or downwards (but in no event lower than the base amount) as described in Question 5 above), so long as you have been continuously employed by SCA through December 31, 2008, and that amount will be reduced by applicable tax withholding. It is expected that the payout date shall be no later than March 15, 2009. Additionally, in the event of a Change in Control (as defined in the SCA Plan), the cash payment associated with your LTIP Award will become payable, less applicable tax withholding, in full at the time of the Change in Control. In the event of your termination of employment by reason of your death or Disability or by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement), your LTIP Award will become payable, less applicable tax withholding, and will be appropriately prorated as described in Question 4 above.

Q8. Is it possible that I will forfeit any portion of my LTIP Award after receiving it?

     Yes. In the event that your employment with SCA terminates for any reason, other than your death or Disability or termination by SCA without Cause (as defined in the applicable LTIP Award agreement), prior to the time your award vests, you will forfeit your entire LTIP Award effective immediately upon the date your employment with SCA ends.

Q9. Why is XL conducting the offer?

     The principal reason XL originally granted the eligible securities was to provide an incentive to valued employees to create shareholder value and remain employees of XL by allowing them to share in the shareholder value that they create through their talent and hard work. Because eligible employees will no longer be employed by a wholly-owned subsidiary of XL, but will be employed by SCA or its subsidiaries that will also be a public company, a determination has been made to allow them to exchange eligible securities for a cash-based performance incentive linked more directly to the performance of the business in which they will be employed.

     In addition, substantially all of the eligible options are “out of the money” as of the date of this offer. (For more information about “in the money” and “out of the money” options, see Question 11, below.) Accordingly, XL is providing you the opportunity to obtain the LTIP Award in lieu of the less certain, but potentially more valuable, benefit you could receive if you elect to retain your eligible securities.

     Whether to participate in the offer is your decision, and you are free to reject the offer if you so choose.

Q10. Is it likely that an offer similar to this one will be made in the future?

     XL is making this offer as a result of the contemplated upcoming initial public offering of SCA’s common shares. Accordingly, while XL evaluates compensation programs periodically, it has no current intention to make any similar offer to you in the future.

Q11. Why should I consider participating in the offer?

     Currently, if you hold eligible options, you hold options that represent your right to purchase XL’s Class A Ordinary Shares at a specified price, regardless of the actual market price at the time of your purchase. The specified purchase price for your eligible options was the market price on the date the option was granted. Due to subsequent fluctuations, the market price of a share of stock can be greater than, equal to or less than, the specified purchase price of any option. When the market price is greater than the purchase price (otherwise known as an “in the money” option), you receive value from exercising the option, because you are able to buy the share at less than the current value and sell the resulting share for the higher price. When the market price is equal to or less than the purchase price (otherwise known as an “out of the money” option), one would not exercise the stock option.

     If, in the future, for any reason XL’s ownership in SCA is reduced below 20%, then, pursuant to the XL Plans, (i) all eligible securities that are then unvested held by eligible employees would be forfeited, and (ii) the exercise period for vested eligible options would be reduced to ninety days.

     If you exchange your eligible securities for an LTIP Award, your eligible securities will be exchanged for the right to receive a cash payment (equal to the target amount, as adjusted higher or lower (but in no event lower than the base amount) based on the performance of SCA) from SCA based on the terms and conditions of the SCA Plan. XL will cause SCA to be contractually obligated to fund the LTIP Award on a date expected to be no later than March 15, 2009. Payment of the cash amount of your LTIP Award will only be made to you if and when applicable vesting conditions are met. In the event that your employment with SCA terminates for any reason, other than your death or Disability or termination by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement) before the vesting date of December 31, 2008, your LTIP Award will be forfeited immediately upon the date your employment with SCA ends.

     This LTIP Award may or may not be more valuable to you than your eligible securities in the future, depending on a number of factors. The future value of eligible securities will vary according to the performance of our Class A Ordinary Shares, the timing of the performance of our Class A Ordinary Shares and your continued employment with an at least 20% owned subsidiary of XL through relevant vesting dates for eligible options and eligible restricted stock. The future value of the LTIP Award will also vary according to the performance metrics that will be determined by the SCA Board in its discretion, but will have a minimum value of the base amount, so long as your employment with SCA or its subsidiaries continues through the vesting date of December 31, 2008. You should note that the base amount is the only amount that you should anticipate receiving from the LTIP Award, as cash awarded in excess of the base amount will be considered a compensation decision that is outside of your control.

     To illustrate potential relative values of eligible securities and an LTIP Award, consider the following hypothetical scenarios, which illustrate values for a person holding an option to purchase 1,000 of XL’s Class A Ordinary Shares with an exercise price of $70.00 per share and 1,000 shares of eligible restricted stock:

		XL Option for 1,000				Total Value of Eligible
		Shares (at an assumed		1,000 Shares of Eligible		Securities (XL Options +
	Example	exercise price of $70.00)		XL Restricted Stock		Eligible Restricted Stock)
	Future Per
	Share Stock	May 31	Future	May 31	Future	May 31	Future
	Price*	Value	Value*	Value	Value*	Value	Value*

Scenario A	$55.00	$0	$0	$63,280	$55,000	$63,280	$55,000

Scenario B	$65.00	$0	$0	$63,280	$65,000	$63,280	$65,000

Scenario C	$75.00	$0	$5,000	$63,280	$75,000	$63,280	$80,000

Scenario D	$85.00	$0	$15,000	$63,280	$85,000	$63,280	$100,000

Scenario E	$95.00	$0	$25,000	$63,280	$95,000	$63,280	$120,000

* —	Please note that these examples are to aid in comparison of potential values. They are not in any way meant to serve as predictions about the future performance of XL’s Class A Ordinary Shares.

     A person holding an option to purchase 1,000 Class A Ordinary Shares with an exercise price of $70.00 per share and 1,000 eligible restricted shares would be able to exchange those eligible securities for an LTIP Award which will ultimately vary according to the performance metrics that will be determined by the SCA Board in its discretion, but which will have the following minimum, target amount and maximum values:

EXAMPLE LTIP AWARD (for the above-described scenarios)*

Base Amount		Maximum
(75% of Target)	Target Amount	(150% of Target)

$55,338	$73,784	$110,677

* —	The target amount of your specific LTIP Award is set forth in the Letter of
Transmittal. The hypothetical value above was calculated a Black-Scholes factor of 16.6%, which reflects an average remaining term of 2.2 years.
  Scenario A — If the price of our Class A Ordinary Shares were to drop to $55.00 per share, the option would have no value because it would still be out of the money. Under these circumstances, the combined value of the eligible securities would be less valuable than the base amount of the LTIP Award.

  Scenario B — If the price of our Class A Ordinary Shares were to rise to $65.00 per share, the option would have no value because it would still be out of the money. Under these circumstances, the combined value of the eligible securities would be more valuable than the minimum amount of the LTIP Award, but less valuable than the target and maximum amounts of the LTIP Award.

  Scenario C — If the price of our Class A Ordinary Shares were to rise to $75.00 per share, the option would now be $5.00 “in the money” (that is, the exercise price would be that much less than the price of XL’s Class A Ordinary Shares). Under these circumstances, the combined value of the eligible securities would be more valuable than the minimum and target amounts of the LTIP Award, but less valuable than the maximum amount of the LTIP Award.

  Scenario D — If the price of our Class A Ordinary Shares were to rise to $85.00 per share, the option would now be $15.00 “in the money.” Under these circumstances, the combined value of the eligible securities would be more valuable than the minimum and target amounts of the LTIP Award, but less valuable than the maximum amount of the LTIP Award.

  Scenario E — If the price of our Class A Ordinary Shares were to rise to $95.00 per share, the option would now be $25.00 “in the money.” Under these circumstances, the combined value of the eligible securities would be more valuable than the maximum amount of the LTIP Award.

     The preceding scenarios, however, do not take into account any timing component. In this regard, note that your stock options provide that 25% of each option grant vests on each of the first four anniversary dates of the grant (and they may be vested in whole or in part at the time of the offer) but that your LTIP Award vests in its entirety on December 31, 2008 and will be paid to you only if you continue employment with SCA or its subsidiaries through that date. This means that you will be exchanging some stock options that are already vested for an unvested LTIP Award.

     The vesting component of the LTIP Award is relevant because, while the minimum value of your LTIP Award is fixed at 75% of your target amount, it is contingent on future service. In contrast, while the value of your options is uncertain (as they are dependent on a variable stock price), it does not completely depend on your future service (as a portion of your options are already vested and currently exercisable). In addition, many of the unvested eligible securities would vest during the period prior to the LTIP Award vesting date of December 31, 2008. If your employment with SCA or another subsidiary of XL terminated prior to that date for any reason other than your death, Disability or termination by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement), you could have possibly realized from your then-vested options and then-vested restricted stock (assuming the options are then “in the money” and that shares of restricted stock have vested), but you would fail to realize even the minimum amount of the LTIP Award because you were not still employed on the vesting date.

     The actual impact of changes in the price of XL’s Class A Ordinary Shares on your eligible securities will depend, among other things, on the number of stock options versus restricted shares you hold, the related option exercise price or prices and the term or terms of the options you hold.

     In addition to the considerations above, please note that the XL Plans provide that, if XL’s economic ownership or voting control of a subsidiary drops below 20%, the unvested options and unvested restricted stock of the employees of that subsidiary would automatically be cancelled and vested options will remain exercisable for no more than 90 days. While XL does not currently intend to divest itself of ownership of such a portion of its financial guaranty business (to be comprised of SCA and its subsidiaries), it could choose to do so at any time in the future.

     In evaluating this offer, you should keep in mind that the future performance of our Class A Ordinary Shares will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, and the performance of our own business. We recommend that you read the discussion about our business contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the information under the heading “Risk Factors” of our most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, and available at www.xlcapital.com, as well as the other information referred to in Section 17 below, some of which may be filed with the Securities and Exchange Commission (the “SEC”) after the date hereof and prior to consummation of the offer.

Q12. If I elect to exchange my eligible securities pursuant to this offer, do I have to exchange all of my eligible securities or can I just exchange some of them?

     If you choose to exchange eligible securities, you must exchange all of your eligible securities for an LTIP Award.

Q13. Can I participate in this offer if my eligible options are not currently vested? May I exchange vested stock?

     Vested and unvested eligible options are treated identically in the offer, so you can tender unvested eligible options in this offer. As addressed more fully in Question 11, you should carefully consider the prospect of giving up any wholly or partially vested options for an unvested LTIP Award.

     Vested stock may not be tendered in response to this offer — “eligible restricted stock” only includes unvested restricted stock.

Q14. If I choose to participate, what will happen to my eligible securities that will be exchanged?

     Effective as of 5:00 P.M., Eastern Daylight Time, on the date the offer expires (assuming that the offer is consummated), we will cancel all of your eligible securities that are accepted by XL for exchange. You will no longer have any rights or obligations with respect to those eligible securities. (For more information, see Section 11 of Part II.)

Q15. Are there conditions to the offer?

     The consummation of the offer is subject to a number of conditions. The conditions, which are described in Section 8 of Part II of this document, include the pricing of the initial public offering of common shares of SCA.

Duration of the Offer

Q16. How long will this offer remain open?

     This offer began at 12:01 A.M., Eastern Daylight Time, on June 6, 2006 and is scheduled to remain open until 5:00 P.M., Eastern Daylight Time, on July 21, 2006 (or, if we extend the offer period, a later date we will specify). We have no plans to extend the offer beyond July 21, 2006. However, if we do extend the offer, we will announce the extension no later than 9:00 A.M., Eastern Daylight Time, on July 24, 2006 or, for subsequent extensions, 9:00 A.M. Eastern time on the business day after the date on which the offer was previously scheduled to expire.

Q17. If the offer is extended, how does the extension affect the date on which I receive my LTIP Award?

     If we extend the offer and you participate in it, you will receive your LTIP Award and your eligible securities will be cancelled, effective as of 5:00 P.M., Eastern Daylight Time, on the date the offer expires. Such an extension would not affect the payout date of any LTIP Award payment you are entitled to.

How to Elect to Exchange Your Eligible Securities

Q18. What do I need to do to participate in the offer?

     To participate, you must complete and sign the Letter of Transmittal in accordance with terms set forth in the offering materials and deliver it to XL by fax to (441) 295-4846 or by mail to XL Capital Ltd, Attn: Mr. Nicho-las West, XL House, One Bermudiana Road, Hamilton, Bermuda HM11. You may also deliver your Letter of Transmittal personally to Orlando Rivera, XL Global Services, Inc., located at 1221 Avenue of the Americas, New York, New York 10020. We must receive your Letter of Transmittal by 5:00 P.M., Eastern Daylight Time, on July 21, 2006 (or, if we extend the offer period, a later date we will specify), or it will not be given effect. (For more information, see Sections 3 and 5 of Part II.)

Q19. What will happen if I do not turn in an executed Letter of Transmittal by the deadline?

     You will not participate in the exchange, and all eligible securities you currently hold will remain unchanged with their original exercise price and original terms. (For more information, see Section 3 of Part II.)

Q20. What if I don’t want to accept this offer?

     You don’t have to. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer. If you do not elect to participate, your outstanding eligible securities will remain outstanding under the terms and conditions under which they were granted. To elect not to participate, you do not need to contact XL and should not submit a Letter of Transmittal.

Q21. Can I change my election?

     Yes. You may withdraw your election with respect to eligible securities by delivering to XL (at the address delineated in Question 18) an Election Withdrawal Notice at any time before the expiration of the offer. Once you have withdrawn your election to exchange eligible securities, you may re-elect to tender eligible securities only by again following the election procedure described in Question 18. (For more information, see Sections 4 and 5 of Part II.)

U.S. Federal Income Tax Considerations

     It is recommended that you consult with your tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this offer. The considerations below discuss only U.S. federal income tax considerations; if you are subject to taxation in other jurisdictions, it is recommended that you consult with your tax advisor.

Q22. Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer?

     No. You will incur no immediate U.S. federal income tax consequences upon the exchange.

Q23. What are the U.S. federal income and withholding tax consequences of the vesting and payment of the LTIP Award?

     Under the LTIP Award you will recognize ordinary income in the year in which cash is paid to you under your LTIP Award. The ordinary income resulting from the payment of your LTIP Award will be reflected on your IRS Form W-2 for the year in which the payment is made to you. At the time you recognize ordinary income, you will also have an income and payroll withholding tax obligation with respect to that income, and SCA will withhold this tax from your award payment. (For more information, see Section 6 of Part II.)

Q24. Are there any other tax consequences to which I may be subject?

     Depending on where you live, there may be additional state, local or non-US tax imposed with respect to your LTIP Award.

How to Get More Information

Q25. What should I do if I have additional questions about this offer?

     If you have any other questions about this offer, you may email them to Nicholas.West@xlgroup.com. XL will attempt to respond to all questions either at the question and answer sessions organized by the Human Resources department or otherwise.

II

THE OFFER

     1.   General Terms; Purpose

     General Terms Used in Offer. For purposes of this document and other materials that relate to this offer, the following terms have the following meanings.

“XL,” “we,” “us” and “our” refer to XL Capital Ltd

     “Base amount” is defined in Question 4 of Section I.

      “Eligible employees” means those employees of XL Capital Assurance Inc., XL Financial Assurance Ltd, or other subsidiaries of XL that provide credit enhancement and protection products, or that provide services to these businesses, and who will be employees of SCA or its subsidiaries after the contemplated upcoming initial public offering of SCA’s common shares, other than the Chief Executive Officer of SCA.

     “Eligible options” are all options, whether or not vested, which were granted under the XL Plans and which are held by eligible employees. As of June 2, 2006, there were 614,318 eligible options outstanding under the XL Plans.

     “Eligible restricted stock” consists of all shares of unvested Class A Ordinary Shares of XL which were granted under the XL Plans and which are held by eligible employees. As of June 2, 2006, there were 126,454 shares of eligible restricted stock outstanding under the XL Plans.

“LTIP Award” is defined in Section 2.

     “SCA” means Security Capital Assurance Ltd, a new Bermuda holding company.

     “SCA Plan” means the Long Term Incentive and Share Award Plan of SCA under which the LTIP Awards will be issued. The SCA Plan, when implemented, will not be changed from the form of the SCA Plan included as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC on June 6, 2006.

“Target amount” is defined in Question 4 of Section I.

     “The date the offer expires” means July 21, 2006, or, if we extend the offer period, a later date we will specify.

     “XL Plans” means XL’s Amended and Restated 1991 Performance Incentive Program and XL’s 1999 Performance Incentive Program.

     Purpose of Offer. The principal reason XL originally granted the eligible securities was to provide incentives to valued employees to create shareholder value and remain employees of XL by allowing them to share in the shareholder value that they create through their talent and hard work. XL intends to provide its financial guaranty companies with greater ratings independence from XL’s property and casualty operations. To accomplish this, there will be an initial public offering of common shares of SCA. After completion of the initial public offering, SCA will be a public company. Since eligible employees will then be employees of SCA or its subsidiaries, XL has determined that it would be appropriate to offer eligible employees the opportunity to have performance incentives linked more directly to the performance of the business in which they will be employed.

     In addition, substantially all of the eligible options are “out of the money” as of the date of this offer. (For more information about “in the money” and “out of the money” options, see Question 11 of the summary provided in Part I of this document.) Accordingly, XL is providing you the opportunity to obtain the LTIP Award in lieu of the less certain, but potentially more valuable, benefit you could receive if you elect to retain your eligible securities.

     2.   Source and Amount of Consideration; Terms of LTIP Awards

     Consideration. Any eligible employee whose eligible securities are accepted for exchange will receive an LTIP Award. The “LTIP Award” represents the right to receive a cash payment from SCA no later than March 15, 2009, on the terms contemplated by this offer. XL will cause SCA to become contractually obligated to fund the LTIP Award, but will not itself have any obligation to fund (or provide funds to SCA or its subsidiaries to fund) the payment of any LTIP Award.

     In determining the target amount of your LTIP Award, XL first valued your eligible options using the most established and commonly used method of valuing stock options, called “Black-Scholes.” One of the principal components of the valuation is the expected life of an option. This is the period of time one is expected to hold the option in order to realize the expected value. Because the longer one holds an option, the greater the likelihood that the stock price will rise above the exercise price, valuations using longer expected lives result in higher values than those using shorter ones. For purposes of valuing your options in connection with this offer, XL used the remaining term of the option (that is, the option’s ten year term minus the elapsed term through May 31, 2006) multiplied by 0.55, which represents a prorated expected life based on XL’s current estimate of the expected life of a ten year option being five and one-half years. XL next added the value of your eligible restricted stock, calculated at the closing stock price of our Class A Ordinary Shares on May 31, 2006, or $63.28 per share, to the value of any eligible options you hold. The total is equal to the target amount of your LTIP Award. In the event this methodology yielded a value of less than $1,000, the target amount of your LTIP Award was designated as $1,000. You should note that the base amount is the only amount that you should anticipate receiving from the LTIP Award, as cash awarded in excess of the base amount will be a compensation decision that is outside of your control.

     “Black-Scholes” uses the following factors in valuing options: (i) stock price, (ii) the exercise price of the option, (iii) the current risk-free interest rate, (iv) the volatility of the relevant stock price, (v) the expected dividend yield of the stock, and (vi) the expected life of the option. Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, XL has used the following measures:

(1)	Share price: the closing price of our Class A Ordinary Shares on May 31, 2006, or $63.28

(2)	Exercise price: the actual exercise price of the option being valued

(3)	Risk-free interest rate: 5.0%

(4)	Volatility: 25%

(5)	Dividend yield: 2.1%

(6)	Expected life of option: The remaining term of the option on May 31, 2006 multiplied by 0.55. This is a prorated expected life that is based on XL’s current estimate of the expected life of a ten year option being five and one-half years.

     Because option valuation is inherently speculative and imprecise, XL’s determination as to the target amount of your LTIP Award is final.

     In addition to the above, if you hold eligible restricted stock, XL valued such stock at the closing stock price of our Class A Ordinary Shares on May 31, 2006, or $63.28, which was then added to the value of any eligible options you hold to arrive at the target amount of your LTIP Award. The target amount of your specific LTIP Award is set forth in the Letter of Transmittal. Examples that illustrate how potential movements in the price of XL’s Class A Ordinary Shares and other considerations may affect your decision to participate in this offer are contained in Question 11 of the summary provided in Part I of this document. The granting of LTIP Awards under this offer will not create any contractual or other right to receive any other future grants of awards, options or other benefits or to continued employment with XL or with SCA.

     Terms of LTIP Awards; Vesting; Forfeiture. Your LTIP Award is subject to the condition that you remain continuously employed by SCA or its subsidiaries through December 31, 2008, at which time the award shall vest. Only after such vesting condition is met will SCA pay the cash amount of the LTIP Award to you, with such payout date expected to be no later than March 15, 2009. In the event that your employment with SCA terminates for any reason, other than your death or Disability or termination by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement) before the vesting date of December 31, 2008, your LTIP Award will be forfeited immediately upon the date your employment with SCA ends. You should carefully consider the prospect of giving up any wholly or partially vested options and unvested restricted stock for an unvested LTIP Award.

     Notwithstanding the foregoing, in the event of a Change in Control (as defined in the SCA Plan), the vesting condition will lapse and a cash payment equal to the target amount of your LTIP Award will be payable in full, less applicable tax withholding, at the time of the Change in Control. In the event of your termination of employment by reason of your death or Disability or by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement), the vesting condition will lapse and the cash payment associated with your LTIP Award will be payable, less applicable tax withholding, on the next scheduled SCA payroll date and shall be appropriately prorated by multiplying your Target Award amount by a fraction, the numerator of which shall be the number of months (rounded up to a full month) you actually worked for SCA during the vesting period and the denominator of which shall be the number of months in the vesting period from the date of grant through December 31, 2008.

     3.   Procedures for Electing to Exchange Eligible Securities; Acceptance for Exchange

     Making an Election to Exchange. To elect to exchange your eligible securities pursuant to this offer, you must properly complete, duly execute and deliver to us the Letter of Transmittal in accordance with this Section and Section 5. Unless we request it, you do not need to return your stock option agreement(s) or restricted stock agree-ment(s) evidencing your eligible securities to accept the offer as they will be automatically cancelled as of the date the offer expires if we accept your eligible securities for exchange. If we do not actually receive your properly completed Letter of Transmittal by the expiration of the offer, you will not participate in the exchange, all eligible options you currently hold will remain unchanged at their original exercise price and terms and all of your unvested restricted stock will remain subject to the current vesting schedule.

     Making an Election Not to Exchange. If you do not want to participate in the offer, you need not do anything. The effect of your inaction will be that your current eligible securities will continue under the terms and conditions under which they were granted, including the current exercise prices for eligible options.

     Acceptance for Exchange. For purposes of this offer, we will be deemed to have accepted eligible securities that are validly tendered and not properly withdrawn if and when we give a written notice to holders of eligible securities of our acceptance of such options and restricted stock and promptly pay for such options and restricted stock with the LTIP Award right. Subject to our rights to terminate the offer described in Section 7, we currently expect that we will accept all eligible securities properly elected to be exchanged, and not validly withdrawn, with prompt payment in the form of the LTIP Award right.

     4.   Withdrawal Rights

     You may withdraw your election at any time prior to expiration of this offer. You may withdraw your election to exchange eligible securities only if you comply with the provisions of this Section 4.

     To validly withdraw your election, you must deliver to us a completed and signed Election Withdrawal Notice (enclosed with these offering materials), in accordance with the terms set forth in this Section and Section 5, at any time prior to the expiration of the offer.

     An eligible securities holder who elects to exchange his or her eligible securities (which are subsequently to be withdrawn) must sign the Election Withdrawal Notice exactly as such holder’s name appears on the Letter of Transmittal. You may not rescind any Election Withdrawal Notice properly submitted to XL, and any eligible securities you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer. However, prior to the expiration of the offer, you may submit another Letter of Transmittal to re-elect to exchange all of your eligible securities by following the procedures described in Sections 3 and 5, in which case your Election Withdrawal Notice will be deemed void.

     5.   Instructions for Submitting Documents in Connection with Offer

     Unless specifically provided otherwise in an official XL communication, all documents required to be submitted to XL in connection with this offer must be delivered to XL by fax to (441) 295-4846 or by mail to XL Capital Ltd, Attn: Mr. Nicholas West, XL House, One Bermudiana Road, Hamilton, Bermuda HM11. You may also deliver your Letter of Transmittal personally to Orlando Rivera, XL Global Services, Inc., located at 1221 Avenue of the Americas, New York, New York 10020. Any of such documents must be received by XL by 5:00 P.M., Eastern Daylight Time, on July 21, 2006 unless we, in our discretion, extend the offer.

     The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the election and risk of the electing eligible securities holder. You should allow sufficient time to ensure timely delivery. Delivery will be deemed made when actually received by us.

     We reserve the right to —

  make all determinations regarding the validity, form, eligibility, including time of receipt, and acceptance of any election to exchange eligible securities or withdrawal notice;

  reject any or all eligible securities tendered or elections to exchange such options and restricted stock to the extent that we determine that they were not properly effected or that it is unlawful to accept the eligible securities for exchange; and

  waive any defect or irregularity in any election with respect to any particular eligible securities or any particular eligible securities holder (so long as we apply such a waiver consistently among all eligible securities and eligible securities holders).

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any required document submitted to XL, nor will anyone incur any liability for failure to give any such notice. Our determinations in respect of these matters will be final and binding on all parties.

     Your election to exchange eligible securities through the procedure described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of your eligible securities will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

     6.   Material U.S. Federal Income Tax Consequences

     There will be no U.S. federal income tax consequences to you at the time of the cancellation of your eligible securities and your receipt of an LTIP Award. When cash is paid to you under an LTIP Award, you will recognize ordinary income. The U.S. ordinary income resulting from the payment under your LTIP Award will be reflected on your IRS Form W-2 for the year in which the payment is made. At the time you recognize ordinary income, you will also have an income and payroll withholding tax obligation with respect to that income. SCA will withhold a portion of your LTIP Award payment to satisfy your withholding tax obligation. The discussion set forth in this paragraph is for general information only and does not constitute tax advice. It does not address the consequences to you under state, local or non-US tax laws. It is recommended that you consult your own tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this offer.

     7.   Termination; Amendment; Extension of Offer

     We expressly reserve the right, in our reasonable judgment, prior to the expiration of the offer, to terminate the offer upon the occurrence of any of the conditions specified in Section 8. Subject to compliance with applicable law, we further reserve the right, in our discretion, to amend the offer in any respect, including, without limitation, by decreasing or increasing the amounts of the LTIP Awards offered to eligible employees in the program.

     We also expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any eligible securities. Any such extension will be announced no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced time for expiration of the offer. If we decrease or increase the amounts of the LTIP Awards offered to eligible employees or decrease or increase the number of eligible securities being sought in the offer, we will notify you of such action, and we will extend the offer for a period of no fewer than ten business days after the date of such notice, if the offer would otherwise expire during that period.

     In the event of any termination, amendment or extension of this offer, we will provide oral, written or electronic notice to all eligible employees holding eligible securities.

     8.   Conditions for Completion of the Offer

     Notwithstanding any other provision of the offer, we will not be required to accept any eligible securities that you tender for exchange, and we may terminate or amend the offer, in each case subject to Rule 13e-4(f)(5) un-

der the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if we determine that, at any time on or after the commencement of the offer and prior to the expiration of the offer:

The pricing of the common shares of SCA in connection with SCA’s initial public offering has not occurred;

There has occurred any action, proceeding or litigation has been threatened or commenced that seeks to enjoin, make illegal or delay completion of the offer or otherwise relates, in any manner, to the offer;

There has been issued any order, stay or judgment by any court or governmental, regulatory or administrative agency, or any statute, rule or regulation is proposed, promulgated, enacted or deemed to be applicable to the offer, any of which might, in our reasonable judgment, restrict or prohibit completion of the offer or materially impair the contemplated benefits of the offer to us;

There has occurred:

(a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(b) any material increase or decrease in the market price of the shares of our Class A Ordinary Shares; or

(c) any increase or decrease in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Companies by an amount in excess of 10% from the date of commencement of the offer; or

There has occurred any material adverse change in the business, properties, assets, liabilities, stockholders’ equity, results of operations or prospects of XL that, in out reasonable judgment, is or may be material to XL.

     The conditions to the offer are for our benefit only. We may waive one or more of them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. To the extent we waive any of these rights, such waiver will be applicable to all tenders.

     9.   Price Range of Class A Ordinary Shares

     The eligible options to be exchanged pursuant to this offer are not publicly traded. However, upon exercise of an eligible option that we granted under the XL Plans, you would become an owner of our Class A Ordinary Shares, which are currently traded on the New York Stock Exchange.

     For purposes of determining whether to exchange your eligible securities pursuant to this offer, you may want to obtain (and we recommend that you obtain) market quotations for our Class A Ordinary Shares prior to deciding whether to participate in this offer. Our Class A Ordinary Shares currently trade under the symbol “XL.”

     For your convenience, the following table sets forth the high, low and closing sales prices per share of the XL’s Class A Ordinary Shares per fiscal quarter, as reported on the New York Stock Exchange Composite Tape.

	High	Low	Close

2006:
1st Quarter	$71.97	$63.80	$64.11
2nd Quarter (through June 2, 2006)	67.30	62.08	63.63

2005:
1st Quarter	$79.80	$70.89	$72.37
2nd Quarter	76.05	67.40	74.42
3rd Quarter	74.99	64.95	68.03
4th Quarter	74.44	60.03	67.38

2004:
1st Quarter	$81.54	$72.44	$76.04
2nd Quarter	79.55	73.92	75.46
3rd Quarter	75.99	68.87	73.99
4th Quarter	79.56	67.62	77.65

     The last reported sale price of our Class A Ordinary Shares as reported by the New York Stock Exchange on June 2, 2006 was $63.63 per share.

     10.   Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Securities.

     A list of our directors and executive officers is attached to this offer as Schedule A, and is hereby incorporated by reference. As of June 5, 2006, our directors and executive officers (21 persons) as a group beneficially owned an aggregate of 1,389,181 shares of our Class A Ordinary Shares, none of which are eligible securities. Except as set forth below, neither we nor, to the best of our knowledge, any of our directors or executive officers has effected any transactions relating to our Class A Ordinary Shares or options for Class A Ordinary Shares during the sixty (60) days prior to June 6, 2006:

  XL Capital has agreed with Paul S. Giordano that, in connection with the contemplated upcoming initial public offering of SCA’s common shares, he will surrender all unvested options, restricted stock and LTIP awards granted to him under the XL Plans, none of which are eligible securities. In return, he will receive a mixture of options, restricted shares and LTIP awards from SCA.

  Mr. Giordano, who is not an eligible employee in this offer, exercised options to acquire 85,000 of our Class A Ordinary Shares with exercise prices per share ranging from $38.125 to $66.2535 (none of the resulting shares are eligible securities);

  we granted 2,500 options and 1,000 restricted stock units under our XL Plans with respect our Class A Ordinary Shares to each of the non-employee members of our Board of Directors, none of whom are eligible to participate in this offer and none of which securities constitute eligible securities;

  executive officers purchased 10,190.22 shares of our Class A Ordinary Shares on the open market, none of which would qualify as eligible securities in this offer.

     Except as otherwise described above and other than periodic purchases pursuant to the formula provisions of the XL Plans and stock option grants and restricted stock unit awards made in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock which were effected during the 60 day period ended June 6, 2006 by XL or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of XL.

     For information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 1, 2006 and any agreement, arrangement or understanding between XL and any other person with respect to XL’s Class A Ordinary Shares, you may review our definitive proxy statement for our 2006 annual meeting of shareholders, filed with the SEC on March 23, 2006. A copy of our proxy statement can be found on the SEC’s web site at http://www.sec.gov and on our web site at http://www.xlcapital.com.

     11.   Status of Eligible Securities Acquired by Us in the Offer; Accounting Consequences of the Offer

     Your eligible securities that we acquire through the offer will be cancelled by XL, and your LTIP Award will be granted, effective as of the date and time that the offer expires. An award agreement evidencing your LTIP Award will be sent to you shortly thereafter. The shares of Class A Ordinary Shares that could have otherwise been purchased under the cancelled eligible options and the forfeited restricted shares will be returned to the pool of shares available under the XL Plans for grants of new awards without further shareholder action, except as required by applicable law or New York Stock Exchange rules or any other securities quotation system or any stock exchange on which our Class A Ordinary Shares is then quoted or listed.

     A compensation expense equal to approximately 40% of the total target amount of the LTIP Awards awarded, net of amounts associated with forfeitures, will be recognized by XL on a straight-line basis during the period commencing on the date the offer expires and ending on December 31, 2008. If all eligible securities are tendered and accepted, the amount of that expense would be less than $5.2 million.

     12.   Financial Statements

     The combined financial statements of SCA for the fiscal year ended December 31, 2005 are attached hereto as Exhibit A.

     Our selected consolidated financial, operating and supplemental data presented below as at and for the years ended December 31, 2005 and 2004 are derived from our audited consolidated financial statements, after giving effect to Note 7 below, which have been audited by PricewaterhouseCoopers LLP, an independent registered public auditing firm. The summary consolidated financial and operating data presented below for the three month periods ended March 31, 2006 and March 31, 2005 have been derived from our unaudited consolidated financial data as presented in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, which is incorporated by reference in this offer to exchange and reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of our financial position and results of operations as at the end of and for the periods presented. The results of operations for the first three months of 2006 are not necessarily indicative of the results that may be expected for the full year. The audited financial statements as presented in our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 7, 2006 are incorporated by reference in this offer to exchange.

	(Unaudited)
	Three Month Period Ended
	March 31,		Year Ended December 31,

	2006(1)	(2005)(1)(4)	2005(1)(4)	2004(1)(4)

	(U.S. dollars in thousands, except share and per share amounts and ratios)
Income Statement Data:
Net premiums earned	$1,818,549	$1,899,435	$9,365,495	$8,582,014
Net investment income	463,742	308,205	1,475,039	1,035,012
Net realized gains (losses) on in-
vestments	22,765	60,671	241,882	246,547
Net realized and unrealized gains
(losses) on derivative instru-
ments	48,851	45,178	28,858	73,493
Net income from investment affili-
ates (2)(7)	106,393	70,512	154,844	124,008
Fee income and other	12,962	17,160	19,297	35,317
Net losses and loss expenses	1,097,124	1,143,061	7,465,001	4,911,488
Claims and policy benefits—life and
annuity operations	142,880	125,627	2,479,364	1,480,535
Acquisition costs, operating ex-
penses and exchange gains and
losses	267,087	294,394	2,188,357	2,277,321

	(Unaudited)
	Three Month Period Ended
	March 31,		Year Ended December 31,

	2006(1)	(2005)(1)(4)	2005(1)(4)	2004(1)(4)

	(U.S. dollars in thousands, except share and per share amounts and ratios)
Interest expense	88,286	88,286	403,849	292,234
Amortization of intangible assets	1,095	2,793	10,752	15,827
(Loss) income before minority inter-
est in net income of subsidiary,
income tax benefits and charges
and net income from operating
affiliates	544,897	488,922	(1,261,908)	1,118,986
Preference share dividends	(10,080)	(10,080)	40,322	40,321
Net (loss) income available to ordi-
nary shareholders	$458,503	$442,945	$(1,292,298)	$1,126,292
Per Share Data:
Income per ordinary share —
basic	$13.86	$17.40	$79.81	$73.21
Income per ordinary share —
diluted	$13.80	$17.26	$79.81	$72.85
Net (loss) income per ordinary
share — basic (3)	$2.57	$3.21	$(9.14)	$8.17
Net (loss) income per ordinary
share — diluted (3)	$2.56	3.18	$(9.14)	$8.13
Book value per ordinary share	$44.23	$52.13	$44.31	$51.98
Weighted average ordinary shares
outstanding — diluted (3)	179,758	139,147	141,406	138,582
Cash dividends per ordinary share	$0.38	$0.50	$2.00	$1.96
Balance Sheet Data:
Total investments available for sale	$6,771,993		$35,724,439	$27,823,828
Cash and cash equivalents	2,262,824		3,693,475	2,304,303
Investments in affiliates	1,887,228		2,046,721	1,936,852
Unpaid losses and loss expenses
recoverable	6,322,630		6,441,522	6,971,356
Premiums receivable	4,485,444		3,799,041	3,838,228
Total assets	58,755,819		58,454,901	49,245,469
Unpaid losses and loss expenses	23,733,585		23,767,672	19,837,669
Unearned premiums	6,392,319		5,388,996	5,191,368
Notes payable and debt	3,367,646		3,412,698	2,721,431
Total liabilities	50,265,239		49,983,090	41,506,774
Shareholders’ equity:
Series A preference ordinary
shares, 9,200,000 authorized,
par value $0.01 Issued and
outstanding: 2006 and 2005,
9,200,000	$92		$92	$92
Series B preference ordinary
shares, 11,500,000 authorized,
par value $0.01 Issued and
outstanding: 2006 and 2005,
11,500,000	115		115	115
Series C preference ordinary
shares, 20,000,000 authorized,
par value $0.01 Issued and
outstanding 2006 and 2005, nil	—		—
Class A ordinary shares,
999,990,000 authorized, par
value $0.01 Issued and out-
standing: 2006, 180,284,555;
2005, 179,528,593	1,803		1,795	1,389
Minority interest	56,684		74,256	73,440

(1)	Results for all periods subsequent to July 1, 2001 include the results of Winterthur International, which was acquired with effect from this date. The results also include the consolidation of XL Re Europe, which has been accounted for as a subsidiary with effect from January 1, 2002. The effect of all of these items should be considered when making period to period comparisons of our results of operations and financial condition and liquidity. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005 for further discussion and analysis.

(2)	Net income from investment affiliates includes income on the alternative investment portfolio for the twelve months ended November 30. The fair market values of certain of these alternative investments often take longer to obtain as compared to the other of our investments and we record the investment affiliates on a one month lag in order for us to meet the accelerated filing deadlines as specified by the SEC.

(3)	Net income per ordinary share is based on the basic and diluted weighted average number of Class A ordinary shares and share equivalents outstanding for each period. Net loss per ordinary share is based on the basic weighted average number of ordinary shares outstanding.

(4)	Certain reclassifications to prior period information have been made to conform to current year presentation.

     13. Legal Matters; Regulatory Approvals

     We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition of the LTIP Awards as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action, although we cannot guarantee success in doing so. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible securities for exchange pending the outcome of any such matter.

     14. Fees and Expenses

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange eligible securities pursuant to this offer.

     15. Information Concerning XL Capital Ltd

     XL, together with its subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

     You can also obtain additional information about XL in the reports and other documents that we have filed with the SEC and are incorporating by reference into this document (access to which is described in Section 17 of this Part II, below).

     16. Corporate Plans, Proposals and Negotiations

     Recent Development: Intended Initial Public Offering of SCA.

     As further described in XL’s Form 8-K filed with the SEC on April 11, 2006, XL announced on April 7, 2006, that SCA — a newly-created holding company for XL’s financial guaranty insurance and reinsurance businesses conducted through XL Capital Assurance Inc. (“XLCA”) and XL Financial Assurance Ltd. (“XLFA”) — had

filed a registration statement on Form S-1 with the SEC relating to a proposed initial public offering of a portion of SCA’s common shares.

     Through its operating units of XLCA and XLFA, SCA will provide credit enhancement products to public finance and structured finance markets throughout the U.S. and internationally.

     Under the registration statement, a portion of SCA’s shares will be issued and sold by SCA and a portion will be sold by SCA’s direct parent (and subsidiary of XL), XL Insurance (Bermuda) Ltd, as selling shareholder. After the consummation of the offering, XL will beneficially own approximately 65% of SCA’s outstanding common shares (which will be reduced if the underwriters’ option to purchase additional common shares is exercised).

     SCA expects to use the proceeds it receives from the offering primarily for capital contributions to its financial guaranty subsidiaries to support future business growth. SCA has applied to have its shares listed on the New York Stock Exchange under the ticker symbol “SCA”.

     Other and General Plans, Proposals and Negotiations.

     XL continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding common shares in either open market or privately negotiated transactions or may engage in issuances of shares of XL’s common shares or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of directors positions with XL or with existing members of management for changes in positions, responsibilities or compensation.

     Subject to the foregoing, and except as otherwise disclosed in this document, in XL’s filings with the SEC or in connection with the contemplated upcoming initial public offering of SCA’s common shares, we have no present plans, proposals or negotiations that relate to or would result in:

  any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving XL or any of our subsidiaries;

  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  any change in our present board of directors or management, or change in any material term of the employment contract of any executive officer, provided that the board is periodically evaluating potential director candidates with the possibility of expanding the size of the board;

  any other material change in our corporate structure or business;

  our common shares not being authorized for listing on the New York Stock Exchange;

  our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

  the acquisition by any person of any additional securities of XL or the disposition of any of our securities; or

  any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of XL.
     17. Additional Information

     With respect to the offer, we filed a Tender Offer Statement on Schedule TO with the SEC on June 6, 2006, an amended Schedule TO on June 9th 2006, with a supplemental email communication, and an amended Schedule TO on July 5, 2006, which extended this offer and contained a supplemental email communication. We filed a third amended Schedule TO on July 12, 2006, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You may want to review the Schedule TO, including the exhibits, before making a decision on whether to tender your eligible securities.

     We also recommend that, in addition to this document, the Letter of Transmittal and any authorized communications from us, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document (access to which is described below), before making a decision on whether to elect to exchange your eligible securities:

our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 7, 2006;

our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed with the SEC on May 5, 2006;

our current reports on Form 8-K:

for May 26, 2006, filed with the SEC on May 30, 2006,
for May 15, 2006, filed with the SEC on May 19, 2006,
for May 5, 2006, filed with the SEC on May 11, 2006,
for April 28, 2006, filed with the SEC on May 4, 2006,
for April 7, 2006, filed with the SEC on April 11, 2006,
for March 14, 2006, filed with the SEC on March 17, 2006;
for May 31, 2006, filed with the SEC on June 6, 2006;
for June 7, 2006, filed with the SEC on June 8, 2006;
for June 8, 2006, filed with the SEC on June 9, 2006;
for June 15, 2006, filed with the SEC on June 19, 2006;

the definitive proxy statement for our 2006 annual general meeting of shareholders, filed with the SEC on March 23, 2006; and

the description of our Class A Ordinary Shares included under the heading “Description of XL Capital Ordinary Shares” in our registration statement on Form S-3, which was filed with the SEC on December 1, 2005, including any amendments or reports filed for the purpose of updating that description.

     The public can read and copy any materials XL files with the U.S. Securities and Exchange Commission (“SEC”) at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public can obtain information on the operation of the Public Reference Room by calling the SEC at 1 800 SEC 0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including XL, that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

     XL’s Internet website address is http://www.xlcapital.com. The information contained on XL’s website is not incorporated by reference into this offer to exchange or any other of XL’s documents filed with or furnished to the SEC.

     XL makes available free of charge, including through XL’s Internet website, XL’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

     XL adopted Corporate Governance Guidelines, as well as written charters for each of the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating and Governance Committee and the Public Affairs Committee of the Board of Directors, as well as a Code of Ethics for Senior Financial Officers, a Code of Business Conduct & Ethics for employees and a related Compliance Program. Each of these documents is posted on XL’s website at http://www.xlcapital.com, and each is available in print to any shareholder who requests it by writing to us at Investor Relations Department, XL Capital Ltd, XL House, One Bermudiana Road, Hamilton, Bermuda HM11.

     XL intends to post on its website at http://www.xlcapital.com any amendment to, or waiver from, a provision of its Code of Business Conduct & Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Controller and that relates to any element of the code of ethics definition pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

     18. Forward Looking Statements

     We have included in this document, and the documents that we incorporate by reference, certain “forward looking statements”. Statements that include the words “expect”, “intend”, “plan”, “believe”, “project”, “anticipate”, “will”, “may”, and similar statements of a future or forward-looking nature identify forward-looking statements.

     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. XL believes that these factors include, but are not limited to, the following: (i) the adequacy of rates and terms and conditions may not be as sustainable as XL is currently projecting; (ii) changes to the size of XL’s claims relating to Hurricanes Katrina, Rita and Wilma and other natural catastrophes; (iii) XL’s ability to realize the expected benefits of the collateralized quota share reinsurance treaty that it entered into in the fourth quarter of 2005 with respect to specified portions of its property catastrophe and retrocessional lines of business; (iv) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL, including, without limitation, amounts due to XL from WSIC in connection with XL’s acquisition of the Winterthur Business; (v) the projected amount of ceded reinsurance recoverables and the ratings and creditworthiness of reinsurers may change; (vi) the size of XL’s claims relating to the hurricane and tsunami losses described herein may change; (vii) the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by XL; (viii) ineffectiveness or obsolescence of XL’s business strategy due to changes in current or future market conditions; (ix) increased competition on the basis of pricing, capacity, coverage terms or other factors; (x) greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (viii) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments and XL’s access to such markets; (ix) the potential impact on XL from government-mandated insurance coverage for acts of terrorism; (x) the potential impact of variable interest entities or other off-balance sheet arrangements on XL; (xi) developments in bankruptcy proceedings or other developments related to bankruptcies of companies insofar as they affect property and casualty insurance and reinsurance coverages or claims that XL may have as a coun-terparty; (xii) availability of borrowings and letters of credit under XL’s credit facilities; (xiii) changes in regulation or tax laws applicable to XL or its subsidiaries, brokers or customers; (xiv) acceptance of XL’s products and services, including new products and services; (xv) changes in the availability, cost or quality of reinsurance; (xvi) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (xvii) loss of key personnel; (xviii) the effects of mergers, acquisitions and divestitures; (xix) changes in ratings, rating agency policies or practices; (xx) changes in accounting policies or practices or the application thereof; (xxi) legislative or regulatory developments; (xxii) changes in general economic conditions, including inflation, foreign currency exchange rates and other factors; (xxiii) the effects of business disruption or economic contraction due to war, terrorism or other hostilities; and (xxiv) the other factors set forth in XL’s other documents on file with the SEC.

     The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere.

     19. Miscellaneous

     This transaction has not been approved or disapproved by the SEC. Nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

                                                  XL CAPITAL LTD

July 12, 2006

SCHEDULE A

INFORMATION CONCERNING OUR
DIRECTORS AND EXECUTIVE OFFICERS1

Executive Officers and Directors of the Company

     The table below sets forth the names, ages and titles of the persons who were the executive officers and directors of the Company as of June 5, 2006:

Name	Age	Position
Brian M. O’Hara	58	President, Chief Executive Officer and Director

Fiona E. Luck	48	Executive Vice President, Global Head of Corporate Services and Assistant
		Secretary

Jerry M. de St. Paer	64	Executive Vice President, Chief Financial Officer, Treasurer and Assistant
		Secretary

Charles F. Barr	56	Executive Vice President and General Counsel

Christopher V. Greetham	61	Executive Vice President and Chief Investment Officer

Clive R. Tobin	54	Executive Vice President of the Company and Chief Executive of Insurance
		Operations

Henry C.V. Keeling	51	Executive Vice President of the Company and Chief Executive of
		Reinsurance Operations and Global Head of Business Services

Paul S. Giordano	43	Executive Vice President of the Company and Chief Executive of Financial
		Products and Services Operations

Anthony E. Beale	64	Senior Vice President, Head of Global Human Resources

Michael Esposito	66	Chairman

Cyril Rance	71	Director

Ellen E. Thrower	59	Director

Dale R. Comey	65	Director

John T. Thornton	68	Director

Joseph Mauriello	61	Director

Eugene M. McQuade	57	Director

Robert S. Parker	68	Director

Alan Z. Senter	64	Director

1	The address of each director and executive officer is c/o XL Capital Ltd, One Bermudiana Road, Hamilton, Bermuda HM11.

     Brian M. O’Hara has been President and Chief Executive Officer of the Company since 1994 and a Director of the Company since 1986, having previously served as Vice Chairman of the Company from 1987. He is Chairman of XL Insurance (Bermuda) Ltd and was Chief Executive Officer of XL Insurance (Bermuda) Ltd until 1998, having previously served as Chairman, President and Chief Executive Officer from 1994, President and Chief Executive Officer from 1992 and as President and Chief Operating Officer from 1986.

     Fiona E. Luck has been Executive Vice President and Global Head of Corporate Services since November 2004 and Assistant Secretary since January 2002. From 1999 to 2004, Ms. Luck was Executive Vice President of Group Operations of the Company. Ms. Luck was previously employed at ACE Bermuda as Executive Vice President from 1998, and Senior Vice President from 1997. From 1992 to 1997, Ms. Luck was the Managing Director of the Marsh & McLennan Global Broking office in Bermuda.

     Jerry M. de St. Paer has been Executive Vice President and Chief Financial Officer of the Company since February 2001. Mr. de St. Paer was appointed Treasurer and Assistant Secretary of the Company in January 2002. Mr. de St. Paer was previously Managing Director of Hudson International Advisors in New York. Prior to forming Hudson International in 1998, he served as Managing Director, Insurance at J.P. Morgan & Company, Inc. Mr. de St. Paer was previously employed at The Equitable (now AXA Financial Advisors), from 1986 until 1997, serving most recently as Senior Executive Vice President and Chief Financial Officer of The Equitable and as Executive Vice President of Strategic Studies and Development of the AXA Group.

     Charles F. Barr has been Executive Vice President and General Counsel of the Company since November 2004, having previously served as General Counsel of X.L. America, Inc. from 2002. Before joining the Company, Mr. Barr was General Counsel of Benfield Blanch from 2000 to 2002. Mr. Barr was previously Senior Vice President, Secretary and General Counsel of General Re Corporation from 1994 to 2000 and Assistant General Counsel from 1989 to 1994. Prior to that he was Senior Vice President and General Counsel of General Accident Insurance Company of America from 1987 to 1989.

     Christopher V. Greetham has been Executive Vice President of the Company since December 1998 and has served as Chief Investment Officer of the Company since 1996. Prior to joining the Company, Mr. Greetham served as Senior Vice President and Chief Financial Officer of OIL Insurance Ltd from 1982 to 1996 and as Vice President of Bankers Trust Company from 1975 to 1982.

     Clive R. Tobin has been Executive Vice President and Chief Executive of Insurance Operations since April 2004. Mr. Tobin was President and Chief Executive of XL Winterthur International from February 2002, having previously served as Deputy Chief Executive and Chief Underwriting Officer of XL Winterthur International following the Company’s acquisition of the risk management business from Credit Suisse in 2001, and President and Chief Executive of XL Insurance (Bermuda) Ltd since July 1999. From 1995 to 1999, Mr. Tobin held a variety of senior management positions at XL. Prior to joining XL in 1995, Mr. Tobin served as President of Rockefeller Insurance Company and Acadia Risk Management Services, Inc., in New York. From 1979 to 1986, Mr. Tobin served as Vice President of Risk Management Services for Marsh & McLennan, Inc.

     Henry C.V. Keeling was Executive Vice President of the Company (“EVP”) and Chief Executive of Reinsurance Operations from July 2000 until November 2004 when he was appointed EVP, Chief Executive of Reinsurance Operations and Global Head of Business Services, and January 2006 when he became EVP, Chief Global Head of Business Services and Chief Executive, Reinsurance Life Operations. Mr. Keeling was Chief Executive Officer of XL Re Ltd since August 1998. Mr. Keeling was President and Chief Operating and Underwriting Officer of Mid Ocean Re (now known as XL Re Ltd) from 1992 to 1998. He previously served as a director of Taylor Clayton (Underwriting Agencies) Ltd and deputy underwriter for Syndicate 51 at Lloyd’s from 1984 through 1992.

     Paul S. Giordano has been Executive Vice President and Chief Executive of Financial Products and Services since November 2004. Mr. Giordano served as General Counsel of the Company from January 1997 to No-vember 2004. Mr. Giordano was associated with Cleary, Gottlieb, Steen & Hamilton and Clifford Chance in New York and London prior to joining the Company.

     Anthony E. Beale has been Senor Vice President, Head of Global Human Resources since he joined the Company in September 2000. Mr Beale was Managing Director at Santander Investment Securities from 1997 to 1999. Mr. Beale previously served as Managing Director of J.P. Morgan until 1997.

     Michael P. Esposito, Jr., age 66, has been Chairman of the Board since 1995 and a Director of the Company since 1986. Mr. Esposito has served as Chairman and a director of Primus Guaranty Ltd since March 2002. He has also served as a director of Annuity and Life Re (Holdings), Ltd. since 1997 and a director of Forest City Enterprises since 1995. Mr. Esposito was Co-Chairman of Inter-Atlantic Capital Partners, Inc. from April 1995 to De-cember 2000. Mr. Esposito served as Chief Corporate Compliance, Control and Administrative Officer of the Chase Manhattan Corporation from 1991 to 1995, having previously served as that company’s Executive Vice President and Chief Financial Officer from 1987 to 1991.

     Cyril Rance, age 71, has been a Director of the Company since 1990. Prior to his retirement, Mr. Rance served as President and Chief Executive Officer of the Bermuda Fire & Marine Insurance Co. Ltd. from 1985 to 1990. Mr. Rance has had a long and varied career in civic and government service and serves as a director of several investment, real estate, shipping and insurance companies located in Bermuda.

     Ellen E. Thrower, age 59, has been a Director of the Company since 1995. Dr. Thrower has been Executive Director and Professor of Risk Management and Insurance at the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2001, and is President Emeritae of the College of Insurance, where she served as President and Chief Executive Officer from 1988 to 2001 (when the College of Insurance merged into St. John’s University). Dr. Thrower has also served as a director of SBLI USA Mutual Life Insurance Company, Inc. since 2004 and a director of United Educators Insurance since 1996.

     Dale R. Comey, age 65, has been a Director of the Company since 2001. Mr. Comey is a director of St. Francis Hospital and Medical Center. Prior to his retirement, Mr. Comey was Executive Vice President at the corporate headquarters of the ITT Corporation from 1990 to 1996, where he was responsible for directing the operations of several ITT business units, including ITT Hartford and ITT Financial Corporation.

     John T. Thornton, age 68, has been a Director of the Company since 1988. Mr. Thornton is the Chairman of JT Investments Inc., a property and investment company that he founded in 1999. He has also been a director of Arcadia Resources, Inc. since June 2004. Mr. Thornton served as Executive Vice President and Chief Financial Officer of Wells Fargo & Company (formerly Norwest Corporation) from 1967 to 1998. Mr. Thornton also served as Executive Vice President and Financial Executive of Wells Fargo & Company from December 1998 until November 1999.

     Joseph Mauriello, age 61, has been a Director of the Company since 2006. Mr. Mauriello was formerly Deputy Chairman and Chief Operating Officer of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005 and a director of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005. Over the last 40 years at KPMG, Mr. Mauriello has held numerous leadership positions, including Vice Chairman of Financial Services from 2002 to 2004. He is a Certified Public Accountant in New York and New Jersey and is a member of the American Institute of Certified Public Accountants. He is also a member of the Board of Overseers of the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2002, and a trustee of the St. Barnabas Medical Center in New Jersey since 2003.

     Eugene M. McQuade, age 57, has been a Director of the Company since 2004. Mr. McQuade has been President and Chief Operating Officer of Federal Home Loan Mortgage Corp. (“Freddie Mac”) since September 2004 and a director of Freddie Mac since November 2004. Mr. McQuade was President and a director of Bank of America Corporation from April 2004 to June 2004. He previously had been President and Chief Operating Officer at FleetBoston Financial Corporation from 2002 to March 2004. Mr. McQuade served as Vice Chairman and Chief Financial Officer of FleetBoston Financial Corporation from 1997 to 2002. He also served as a director of FleetBoston Financial Corporation from 2003 until April 2004 (when FleetBoston Financial Corporation merged into Bank of America Corporation). Mr. McQuade is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

     Robert S. Parker, age 68, has been a Director of the Company since 1992. Dr. Parker has been Dean Emeritus and the Robert S. Parker Chaired Professor of the McDonough School of Business at Georgetown University since 1998. He served as Dean and a Professor of the School of Business Administration at Georgetown University from 1986 to 1997. Dr. Parker has been a director of Middlesex Mutual Assurance Company since 1988.

     Alan Z. Senter, age 64, has been a Director of the Company since 1986. Mr. Senter is the Chairman of AZ Senter Consulting LLC, a financial advisory firm that he founded in 1993. Mr. Senter served as Executive Vice President and Chief Financial Officer of Verizon Communications, Inc. (formerly NYNEX Corporation) from 1994 to 1997 and served as a director and Executive Vice President and Chief Financial Officer of International Specialty Products from 1992 to 1994. Mr. Senter previously served as the Vice President and Senior Financial Officer of Xerox Corporation from 1989 to 1992.

Exhibit A to Offer to Exchange

INDEX TO COMBINED FINANCIAL STATEMENTS OF SECURITY CAPITAL ASSURANCE LTD

Page
Report of Independent Registered Public Accounting Firm	F-2

Combined Financial Statements—XL Financial Guaranty Companies

Combined Balance Sheets at December 31, 2005 and 2004	F-3
Combined Statements of Operations and Comprehensive Income for the years ended
December 31, 2005, 2004 and 2003	F-4
Combined Statements of Changes in Shareholders’ Equity for the years ended
December 31, 2005, 2004 and 2003	F-5
Combined Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	F-6
Notes to Combined Financial Statements	F-7

Combined Financial Statements—Security Capital Assurance Ltd

Interim Condensed Combined Balance Sheets at December 31, 2005 and
March 31, 2006 (unaudited)	F-47
Interim Condensed Combined Statements of Operations and Comprehensive Income
for the three months ended March 31, 2006 and 2005 (unaudited)	F-48
Interim Condensed Combined Statements of Changes in Shareholders’ Equity for the
three months ended March 31, 2006 and 2005 (unaudited)	F-49
Interim Condensed Combined Statements of Cash Flows for the three months ended
March 31, 2006 and 2005 (unaudited)	F-50
Notes to Interim Condensed Combined Financial Statements	F-51

Report of Independent Registered Public Accounting Firm

     To the Boards of Directors and Shareholders of XL Capital Assurance Inc. and XL Financial Assurance Ltd.:

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations and comprehensive income, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the combined financial position of XL Financial Guaranty Companies (the “Company”), consisting of indirect subsidiaries of XL Capital Ltd, at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
April 5, 2006

XL Financial Guaranty Companies
Combined Balance Sheets
December 31, 2005 and 2004

(U.S. Dollars in thousands, except per share amounts)	2005	2004

Assets
Investments
Fixed maturities available for sale, at fair value (amortized cost:
2005—$1,336,075; 2004—$1,049,671)	$1,316,029	$1,050,626
Short-term investments, at fair value (amortized cost: 2005—$31,015;
2004—$106,926)	30,811	106,579
Other invested assets	17,621	—

Total investments	1,364,461	1,157,205
Cash and cash equivalents	54,593	71,247
Accrued investment income	11,847	9,328
Deferred acquisition costs	59,592	44,599
Prepaid reinsurance premiums	69,873	57,454
Premiums receivable	7,770	22,218
Reinsurance balances recoverable on unpaid losses	69,217	60,914
Intangible assets—acquired licenses	11,529	11,529
Deferred federal income tax asset	18,845	17,260
Other assets	16,588	20,439

Total assets	$1,684,315	$1,472,193

Liabilities and Shareholders’ Equity
Liabilities
Unpaid losses and loss adjustment expenses	$147,368	$115,734
Deferred premium revenue	592,585	487,093
Reinsurance premiums payable	310	4,285
Accounts payable, accrued expenses and other liabilities	23,252	5,843
Dividend payable	1,445	1,950
Current federal income tax payable	1,023	3,869

Total liabilities	765,983	618,774
Redeemable preferred shares
Series A Redeemable preferred shares (par value of $120 per share;
10,000 shares authorized; 363 issued and outstanding as at
December 31, 2005 and 2004, respectively)	44	44
Additional paid-in capital	50,474	48,645

Total redeemable preferred shares	50,518	48,689

Shareholders’ Equity
Common stock (XLCA—par value $7,500 per share; 8,000 shares
authorized; 2,000 shares issued and outstanding; XLFA—par value
$120 per share; 10,000 shares authorized; 2,449 shares issued
and outstanding)	15,294	15,294
Additional paid-in capital	591,118	588,414
Retained earnings	281,709	201,263
Accumulated other comprehensive income (net of deferred federal
income tax liability of: 2005—$57; 2004—$850)	(20,307)	(241)
Total shareholders’ equity	867,814	804,730

Total liabilities, redeemable preferred shares and shareholders’ equity	$1,684,315	$1,472,193

See accompanying notes to combined financial statements.

XL Financial Guaranty Companies
Combined Statements of Operations and Comprehensive Income
Years Ended December 31, 2005, 2004 and 2003

(U.S. Dollars in thousands, except per share amounts)	2005	2004	2003

Revenues
Gross premiums written	$233,269	$232,541	$260,321
Reinsurance premiums assumed	52,170	44,021	59,131

Total premiums written	285,439	276,562	319,452
Ceded premiums written	(40,527)	(8,123)	(67,414)

Net premiums written	244,912	268,439	252,038
Change in net deferred premium revenue	(93,073)	(152,158)	(148,966)

Net premiums earned (net of ceded premiums earned of
$28,107; $59,144; and $37,652)	151,839	116,281	103,072
Net investment income	51,160	35,746	22,754
Net realized (losses) gains on investments	(3,221)	(178)	3,621
Net realized and unrealized gains (losses) on
credit derivatives	(6,681)	12,687	15,606
Fee income and other	750	100	3,321

Total revenues	193,847	164,636	148,374

Expenses
Net losses and loss adjustment expenses	26,021	21,274	20,038
Acquisition costs, net	12,231	8,259	6,776
Operating expenses	67,621	58,395	51,719

Total expenses	105,873	87,928	78,533

Net income before income tax	87,974	76,708	69,841
Income tax expense (benefit)	(1,277)	1,920	(955)

Net income	89,251	74,788	70,796
Preference share dividends	8,805	15,934	9,491

Net income available to common shareholders	$80,446	$58,854	$61,305

Comprehensive income
Net income	$89,251	$74,788	$70,796
Change in unrealized depreciation of investments	(20,066)	(2,742)	(6,406)

Total comprehensive income	$69,185	$72,046	$64,390

Per Share Data:
Earnings per share available to common shareholders:
Basic	$1.74	$1.28	$1.33
Diluted	$1.74	$1.28	$1.33

See accompanying notes to combined financial statements.

XL Financial Guaranty Companies
Combined Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2005, 2004 and 2003

(U.S. Dollars in thousands, except per share amounts)	2005	2004	2003

Common shares
Balance—beginning of year	$15,294	$15,247	$15,247
Issuance of common shares	—	47	—

Balance—end of year	15,294	15,294	15,247

Additional paid-in capital
Balance—beginning of year	588,414	461,406	359,808
Issuance of common shares	—	124,953	—
Capital contribution	2,704	2,055	101,598

Balance—end of year	591,118	588,414	461,406

Accumulated other comprehensive income
Balance—beginning of year	(241)	2,501	8,907
Net change in unrealized appreciation of investments,
net of deferred federal tax benefit (expense) of
$792 in 2005, ($135) in 2004 and $848 in 2003	(20,066)	(2,742)	(6,406)

Balance—end of year	(20,307)	(241)	2,501

Retained Earnings
Balance—beginning of year	201,263	142,409	81,104
Net income	89,251	74,788	70,796
Dividends on preference shares	(8,805)	(15,934)	(9,491)

Balance—end of year	281,709	201,263	142,409

Total shareholders’ equity	$867,814	$804,730	$621,563

See accompanying notes to combined financial statements.

XL Financial Guaranty Companies
Combined Statements of Cash Flows
Years Ended December 31, 2005, 2004 and 2003

(U.S. Dollars in thousands)	2005	2004	2003

Cash provided by operating activities:
Net income	$89,251	$74,788	$70,796
Adjustments to reconcile net income to net cash provided
by operating activities
Net realized losses (gains) on sale of investments	3,221	178	(3,621)
Net realized and unrealized losses (gains) on
credit derivatives	6,681	(12,687)	(15,606)
Amortization of premium on bonds	4,299	5,672	2,605
(Increase) decrease in accrued investment income	(2,519)	416	(6,444)
(Increase) in deferred acquisition costs	(14,993)	(26,860)	(10,069)
(Increase) decrease in prepaid reinsurance premiums .	(12,419)	51,021	(29,762)
Decrease (increase) in premiums receivable	14,448	(17,506)	2,780
(Increase) in reinsurance balances recoverable on
unpaid losses	(8,303)	(49,514)	(5,421)
Increase in unpaid losses and loss adjustment
expenses	31,634	68,539	25,460
Increase in deferred premium revenue	105,492	101,137	178,728
(Decrease) in reinsurance premiums payable	(3,975)	(4,133)	(18,433)
Increase (decrease) in accounts payable, accrued
expenses and other liabilities	16,887	(6,775)	4,974
(Increase) in deferred federal tax asset	(1,585)	(3,668)	(8,557)
(Decrease) increase in current federal income
tax payable	(2,846)	(3,327)	6,968
Other	1,473	13,253	(6,736)

Total adjustments	137,495	115,746	116,866

Net cash provided by operating activities	226,746	190,534	187,662

Cash flows from investing activities:
Proceeds from sale of fixed maturities and short-term
investments	860,540	2,713,129	772,473
Proceeds from maturity of fixed maturities and
short-term investments	77,217	545,389	4,552,905
Purchase of fixed maturities and short-term investments	(1,173,478)	(3,467,550)	(5,673,072)
Increase in net payable (receivable) for securities
purchased (sold)	(198)	(228)	67

Net cash used in investing activities	(235,919)	(209,260)	(347,627)

Cash flows from financing activities:
Capital contribution	—	876	100,019
Dividends on Series A preferred shares	(7,481)	(14,103)	(6,641)

Net cash (used in) provided by financing activities	(7,481)	(13,227)	93,378

Decrease in cash and cash equivalents	(16,654)	(31,952)	(66,587)
Cash and cash equivalents—beginning of year	71,247	103,200	169,787

Cash and cash equivalents—end of period	$54,593	$71,247	$103,200

Taxes paid	$2,485	$8,639	$—

See accompanying notes to combined financial statements.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

1. Organization and Business

     On March 17, 2006, XL Capital Ltd (“XL Capital”) formed Security Capital Assurance Ltd (“SCA”), a Bermuda based holding company, in anticipation of contributing its ownership interests in its financial guaranty insurance and financial guaranty reinsurance businesses to SCA and selling an interest therein to the public through an initial public offering of SCA common shares (the “IPO”). SCA is not expected to commence operations until on or about the effective date of the IPO and will only have a nominal amount of assets and liabilities until such time. The aforementioned businesses that will be contributed to SCA by XL Capital are comprised of: (i) XL Capital Assurance Inc. (“XLCA”) and its wholly-owned subsidiary, XL Capital Assurance (U.K.) Limited (“XLCA-UK”) and (ii) XL Financial Assurance Ltd. (“XLFA”). XLCA and XLFA are hereafter collectively referred to as the “XL Financial Guaranty Companies,” the “Combined Entities” or the “Company.” XLCA is an indirect wholly owned subsidiary of XL Capital and substantially all of XLFA is owned by XL Capital except for a $39 million preferred stock interest which is owned by Financial Security Assurance Holdings Ltd. (“FSAH”). See Note 5 for a discussion of the ownership of XLFA.

     XL Capital is a public company whose shares are listed on the New York Stock Exchange under the symbol “XL.” XL Capital, through its operating subsidiaries, provides a wide range of insurance and reinsurance coverage and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises worldwide.

     XLCA is an insurance company domiciled in the State of New York and is licensed to conduct financial guaranty insurance business throughout all 50 of the United States, as well as in the Commonwealth of Puerto Rico, the District of Columbia and the U.S. Virgin Islands. In addition, XLCA through its wholly owned subsidiary, XLCA-UK, which is an insurance company organized under the laws of England, is permitted to conduct business in England, Ireland, Spain, France, Portugal, Italy, The Netherlands, Greece, and Germany. To facilitate distribution of their products XLCA maintains a branch office abroad in Singapore and XLCA-UK maintains a branch office in Madrid. In addition, XLCA has an office in California.

     XLCA and XLCA-UK are primarily engaged in providing credit protection through the issuance of financial guaranty insurance policies and credit default swaps. Financial guaranty insurance provides an unconditional and irrevocable guaranty to the holder of a debt obligation of full and timely payment of principal and interest. In the event of a default under the obligation, the insurer has recourse against the issuer and/or any related collateral (which is more common in the case of insured asset-backed obligations or other non-municipal debt) for amounts paid under the terms of the policy. Credit default swaps are derivative contracts which offer credit protection relating to a particular security or pools of specified securities. Under the terms of a credit default swap, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a referenced security. Credit derivatives typically provide protection to a buyer rather than credit enhancement of an issue as in traditional financial guaranty insurance. The companies’ underwriting policies limit the companies to providing credit protection only on obligations or referenced securities that it determines would be of investment-grade quality without the benefit of credit enhancement provided by the companies through their issuance of insurance policies and credit default swaps.

     XLFA is incorporated in Bermuda and is registered as a Class 3 insurer under The Insurance Act of 1978. XLFA is primarily engaged in the business of providing reinsurance of financial guaranty insurance policies and credit default swaps issued by XLCA and certain other triple-A-rated financial guaranty primary insurance companies, primarily Financial Security Assurance Inc., a New York domiciled financial guaranty insurance company and wholly owned subsidiary of FSAH, and to certain other non-affiliated companies. Refer to Note 5 for a further discussion of XLFA’s relationship with FSAH.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     XLCA, XLCA-UK and XLFA all have triple-A financial strength ratings from Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch Inc.

2. Summary of Significant Accounting Policies

  Basis of Presentation

     The accompanying combined financial statements present the historical combined financial position, results of operations and cash flows of the Company. These combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Accounting policies requiring significant estimates relate to DAC, investments and reserves, as discussed in this note.

     These combined financial statements include the assets, liabilities, operating results and cash flows of the Company and have been prepared using the historical bases for assets and liabilities and the historical results of operations of the Combined Entities. For all periods presented, certain expenses reflected in the financial statements include allocations of corporate expenses incurred by XL Capital related to general and administrative services provided to the Company. These expenses were allocated based on estimates of the cost incurred by XL Capital to provide these services to the Company. Management believes that the methods used to estimate the costs allocated to the company are reasonable. All intercompany accounts and transactions have been eliminated. However, these results do not necessarily represent what the historical combined financial position, results of operations and cash flows of the Company would have been if the Company had been a separate and stand-alone entity during the periods presented.

  Investments

     All of the Company’s investments in fixed-maturity securities are considered available-for-sale and accordingly are carried at fair value. The fair value of investments is based on quoted market prices received from a nationally recognized pricing service or on dealer quotes. The net unrealized appreciation or depreciation on investments, net of deferred federal income tax, is included in accumulated other comprehensive income (loss). Any unrealized depreciation in value considered by management to be other-than-temporary is charged to income in the period that such determination is made.

     At the end of each accounting period, the Company reviews unrealized losses on its investment securities to identify declines in fair value that are other-than-temporary. This review involves consideration of several factors including: (i) the time period during which the security has been in a continuous unrealized loss position, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable, of the securities in question and (v) the Company’s intent and ability to hold the investment for a sufficient period of time for the value to recover. Where the Company concludes that a decline in fair value is other-than-temporary, the cost of the security is written down to fair value and a corresponding loss is realized in the period such determination is made. For the years ended December 31, 2005, 2004 and 2003, there were no declines in fair value deemed to be other-than-temporary.

     With respect to securities where the decline in value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss. Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, general market conditions and assessing value relative to other comparable securities.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     Bond discounts and premiums are amortized on the effective yield method over the remaining terms of securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in income.

     Short-term investments comprise securities with maturities equal to or greater than 90 days but less than one year at time of purchase. Cash equivalents include fixed-interest and money market fund deposits with a maturity of less than 90 days when purchased.

     All investment transactions are recorded on a trade date basis. Realized gains and losses on sales of fixed-maturity securities are determined on the basis of specific identification. Investment income is recognized when earned.

     The Company’s policy is to not invest in obligations which it insures, and there were no such obligations included in our investment portfolio of December 31, 2005 or 2004.

  Other Invested Assets

     Other invested assets consist of certain notes acquired in connection with the satisfaction of a claim resulting from the default of an insured obligation—see Note 12. Income on such notes is recognized based on the effective yield method. Under the effective yield method, the excess of all cash flows expected from the notes at acquisition over the Company’s initial investment in the notes is recognized as interest income on a level-yield basis over the expected life of the notes. Subsequent increases in cash flows expected to be collected are recognized prospectively through adjustment of the notes’ yield over its expected remaining life. Decreases in cash flows expected to be collected will be recognized as impairments and will be reflected in the accompanying combined statement of operations under the caption “Net realized losses on investments.”

  Premium Revenue Recognition

     Premiums charged in connection with the issuance of the Company’s guaranties are received either upfront or in installments. Such premiums are recognized as written when due. Installment premiums written are earned ratably over the installment period, generally one to three months. Upfront premiums written are earned in proportion to the expiration of the related risk. The methodology employed to earn upfront premiums requires that such premiums be apportioned to individual sinking fund payments of a bond issue according to the bond issue’s amortization schedule. The apportionment is based on the ratio of the principal amount of each sinking fund payment to the total principal amount of the bond issue. After the premium is allocated to each scheduled sinking fund payment, such allocated premium is earned on a straight-line basis over the period of that sinking fund payment. As a result, for upfront premiums on amortizing insured obligations, premium revenue recognition will tend to be greater in the earlier periods of the transaction when there is a higher amount of risk or principal outstanding. The effect of the Company’s upfront premium earnings policy is that the Company recognizes greater levels of upfront premiums in earlier years of each amortizing insured obligation. Recognizing premium revenue on a straight-line basis over the life of each amortizing insured obligation without allocating premiums to the scheduled principal payments would materially change the amount of premium the Company recognizes in a particular financial reporting period, but not over the life of the applicable policy. For upfront premiums on non-amortizing bullet maturity debt obligations, premium revenue recognition is recognized on a straight-line basis over the life of the underlying insured obligation. Deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk or principal of insured obligations. For both upfront and installment policies, ceded premium expense is recognized in earnings in proportion to and at the same time the related premium revenue is recognized.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     In addition, when an insured issue is retired early, is called by the issuer or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time since there is no longer risk to the Company. Premiums earned for the years ended December 31, 2003, 2004, and 2005 include $13.3 million, $6.0 million and $14.8 million, respectively, related to refunded and called bonds.

  Fee Income and Other

     The Company collects advisory and structuring fees in connection with certain transactions. Depending upon the type of fee received, the fee is either earned when services are rendered or deferred and earned over the life of the related transaction. Termination fees are earned when due and are included in the accompanying statements of operations under the caption “Fee Income and Other.” Structuring, waiver and consent, and commitment fees are included in the accompanying combined statements of operations as premiums and earned on a straight-line basis over the life of the related transaction.

  Losses and Loss Adjustment Expenses

     The financial guaranties that the Company issues insure scheduled payments of principal and interest due on various types of financial obligations against default by the issuers of such obligations. The Company establishes reserves for losses and loss adjustment expenses on such business based on its best estimate of the ultimate expected incurred losses. The Company’s estimated ultimate expected incurred losses are comprised of: (i) case basis reserves, (ii) unallocated reserves, and (iii) cumulative paid losses to date. Establishment of such reserves requires the use and exercise of significant judgment by management, including with respect to estimates regarding the occurrence and amount of a loss on an insured obligation. Estimates of losses may differ from actual results and such difference may be material, due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred. Examples of these events include changes in the level of interest rates, credit deterioration of insured obligations, and changes in the value of specific assets supporting insured obligations. Both qualitative and quantitative factors are used in establishing such reserves. In determining the reserves, management considers all factors in the aggregate, and does not attribute the reserve provisions or any portion thereof to any specific factor. Any estimate of future costs is subject to the inherent limitation on the Company’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate.

     Case basis reserves on financial guaranty insurance business written are established by the Company with respect to a specific policy or contract upon receipt of a claim notice or when management determines that: (i) a claim is probable in the future based on specific credit events that have occurred and (ii) the amount of the ultimate loss that the Company will incur can be reasonably estimated. As specific case basis reserves are established the Company considers whether any changes are required to the assumptions underlying the calculation of unallocated reserves (which are discussed below) as a result of such activity. As case basis reserve activity to date has been almost exclusively limited to the two cases explained below, the Company has not adjusted its unallocated reserves to reflect such case basis reserves assumptions due to such activity. The amount of the case basis reserve is based on the net present value of the expected ultimate loss and loss adjustment expense payments that the Company expects to make, net of expected recoveries under salvage and subrogation rights. Case basis reserves are determined using cash flow or similar models to estimate the net present value of the anticipated shortfall between (i) scheduled payments on the insured obligation plus anticipated loss adjustment expenses and (ii) anticipated cash flow from the proceeds to be received on sales of any collateral supporting the obligation and other anticipated recoveries. A number of quantitative and qualitative factors are considered when determining or assessing, in management’s judgment, the need for a case basis reserve. These variables may include the creditwor-thiness of the underlying issuer of the insured obligation, whether the obligation is secured or unsecured,

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

the projected cash flow or market value of any assets that collateralize or secure the insured obligation, and the historical and projected loss rates on such assets. Other factors that may affect the actual ultimate loss include the state of the economy, changes in interest rates, rates of inflation and the salvage values of specific collateral. Case basis reserves are generally discounted at a rate reflecting the yield on our investment portfolio during the period the case basis reserve is established. The Company believes this yield is an appropriate rate to discount its reserves because it reflects the rate of return on the assets supporting such business. When a case basis reserve is established for a guarantied obligation whose premium is paid on an upfront basis, the Company continues to record premium earnings on such policy over its remaining life, unless the Company has recorded a full limit loss with respect to such policy, in which case the remaining deferred premium revenue relating thereto is immediately reflected in earnings. When a case basis reserve is established for a guarantied obligation whose premium is paid on an installment basis, those premiums, if expected to be received prospectively, are considered a form of recovery and are no longer earned as premium revenue.

     Case basis reserves on financial guaranty reinsurance assumed are generally established upon notification from ceding companies. Case basis reserves are established by the Company’s ceding companies and its proportionate share of these reserves are reported to us on a monthly basis, as well as the results from our periodic reviews of our ceding companies’ underwriting and surveillance procedures. Based on the Company’s evaluation of the loss activity reported to it on a monthly basis, the Company may, in management’s judgment, establish case reserves greater than those reported by ceding companies. The Company’s reinsurance contracts require ceding companies to submit monthly statements of premium and loss activity for the period, as well as information regarding the performance of reinsured contracts on the ceding companies’ equivalent of the Company’s list of closely monitored credits as discussed below. This information is recorded into the Company’s records upon receipt of the monthly statements. Due to the timing of the receipts of such statements from the Company’s ceding companies, the Company records such activity on a one month lag. Therefore, each annual reporting period includes a full twelve months of actual activity based on reports for each of the months from December of the prior calendar year through November of the reporting year. Because such activity principally consists of premium and related activity, the Company believes that reporting such activity on a one month lag allows the Company to record more accurate information than if it were to estimate such activity for one month, and the Company compares its calendar year results to its results recorded on a one month lag for reasonableness. Further, because only a small percentage of premium written recorded in a particular month is earned in the same month, the impact of the one month lag on earned premiums is not material.

     In assessing whether a loss is probable, the Company considers all available qualitative and quantitative evidence. Qualitative evidence may take various forms and the nature of such evidence will depend upon the type of insured obligation and the nature and sources of cash flows to fund the insured obligation’s debt service. For example, such evidence with respect to an insured special revenue obligation such as an obligation supported by cash flows from a toll road would consider traffic statistics such as highway volume and related demographic information, whereas an insured mortgage backed securitization would consider the quality of the mortgage loans supporting the insured obligation including delinquency and foreclosure rates, loan to value statistics, market valuation of the mortgaged properties and other pertinent information. In addition, the Company will make qualitative judgments with respect to the amount by which certain other structural protections built into the transaction are expected to limit the Company’s loss exposure. Examples of such structural protections may include: (i) rate covenants, which generally stipulate that issuers (i.e. public finance issuers) set rates for services at certain pre-determined levels (i.e. water and sewer rates which support debt obligations supported by such revenues), (ii) springing liens, which generally require the issuer to provide additional collateral upon the breach of a covenant or trigger incorporated into the terms of the transaction, (iii) consultant call-in rights, which provide, under certain circumstances, for a consultant to be engaged to make certain binding recommendations, such as; raising rates or reducing

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

expenses, (iv) the ability to transfer servicing of collateral assets to another party, and (v) other legal rights and remedies pursuant to representations and warranties made by the issuer and written into the terms of such transactions. Quantitative information may take the form of cash flow projections of the assets supporting the insured debt obligation (which may include, in addition to collateral assets supporting the obligation, structural protections subordinate to the attachment point of our risk, such as cash reserve accounts and letters of credit), as well as (to the extent applicable) other metrics indicative of the performance of such assets and the trends therein. The Company’s ability to make a reasonable estimate of its expected loss depends upon its evaluation of the totality of both the available quantitative and qualitative evidence, and no one quantitative or qualitative factor is dispositive.

     In addition to case basis reserves, the Company maintains an unallocated loss reserve for expected losses inherent in its in-force business (consisting of both financial guaranty insurance and reinsurance business) that it expects to emerge in the future. The Company’s unallocated loss reserves represent its estimated ultimate liability from claims expected to be incurred in the future under its in-force insured and reinsured policies less outstanding case basis reserves and cumulative paid claims to date on such policies. The Company’s unallocated reserves are estimated by management based upon an actuarial reserving analysis. The actuarial methodology applied by us is in accordance with Actuarial Standards of Practice No. 36, Determination of Reasonable Provision. The methodology applied is based on the selection of an initial expected loss ratio, as well as an expected loss emergence pattern (i.e., the expected pattern of the expiration of risk on insured and reinsured in-force policies). Salvage and subrogation recoveries are implicit in the Company’s selected expected ultimate loss ratio as such ratio is derived from industry loss experience, which is net of salvage and subrogation recoveries (i.e., from the liquidation of supporting or pledged collateral assets). The implicit inclusion of salvage and subrogation recoveries in the Company’s selected expected ultimate loss ratio is consistent with the Company’s explicit consideration of collateral support in the establishment of its case basis reserves.

     The Company updates its estimates of losses and loss adjustment expense reserves quarterly and any resulting changes in reserves are recorded as a charge or credit to earnings in the period such estimates are changed. In connection therewith, the Company’s unallocated reserves are adjusted each period to reflect (i) any revisions to management’s estimate of expected ultimate losses, if any, and (ii) the underlying par risk amortization (or “loss development”) of the related insured and reinsured in-force business (i.e., loss emergence pattern). As stated above, the Company’s estimated ultimate expected incurred losses are comprised of: (i) case basis reserves, (ii) unallocated reserves, and (iii) cumulative paid losses to date. As the Company establishes case basis reserves and pays claims it may, based on its judgment, reduce or increase the ultimate expected loss ratio used to determine unallocated reserves to reflect its best estimate of expected ultimate loss experience. In addition, under the Company’s accounting policy the Company may, based on its judgment, reduce unallocated reserves in response to significant case basis reserve and or paid loss activity. The Company would only expect such reductions to occur in limited instances, such as economic events generating significant loss activity. The Company has not viewed its case basis reserve and unallocated reserve activity to date to warrant a reduction of its unallocated reserves. Each quarterly period there is an interplay between case basis reserves, unallocated reserves and cumulative paid losses to date, such that the aggregate thereof represents management’s best estimate of the ultimate losses it expects to incur on the Company’s in-force business. The Company’s initial selection of an initial expected loss ratio (and subsequent periodic updates thereof) was based on management’s judgment and considered the characteristics of its in-force financial guaranty insurance and reinsurance business (e.g. principally the mix of the Company’s in-force financial guaranty insurance and reinsurance business between public finance and structured finance business; however, the Company also considered the various bond sectors comprising the Company’s insured and reinsured in-force business which are discussed in detail in Note 11 to the Combined Financial Statements, as well as the credit profile of the Company’s insured and reinsured portfolio of business), as well as the Company’s actual loss experience, the characteristics of the insured in-force business of compa-

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

nies comprising the financial guaranty industry and the actual loss experience of companies comprising the industry from the Company’s analysis referred to above. Other factors impacting market default levels and the assumptions important to the Company’s reserving methodology are implicit in our initial expected loss ratio. Such factors may include interest rates, inflation, taxes, industry trends in the valuation of certain asset classes and the overall credit environment. Based on this comparison, the Company adjusts its expected loss ratio as considered necessary to ensure that such ratio continues to be appropriate for the risks inherent in the Company’s in-force business.

     The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified. The Company does not attempt to apportion unallocated reserves by type of product. In assessing whether a loss is probable, management considers all available quantitative and qualitative evidence.

     The Company’s total reserves for losses and loss adjustment expenses represent a small fraction of the Company’s insured and reinsured in-force par outstanding, which reflects the nature of the business the Company underwrites, which is consistent with that of the financial guaranty insurance industry and the loss experience of the industry. The Company believes that its reserves are adequate to cover its expected ultimate losses. However, due to the inherent uncertainties of estimating reserves for loss and loss adjustment expenses, actual experience may differ from the estimates reflected in the Company’s combined financial statements, and the differences may be material. While the Company believes that the underlying principles applied to loss reserving are consistent across the financial guaranty industry, differences may exist with regard to the methodology and measurement of such reserves. While the Company believes that the principles it applies are the most appropriate for the Company’s business and have been applied consistently within the periods presented, alternate methods may produce different estimates as compared to the current methodology used by the Company.

     The Company’s loss reserving policy, described above, is based on guidance provided in SFAS 60, “Accounting and Reporting by Insurance Enterprises,” SFAS 5, “Accounting for Contingencies” and analogies to Emerging Issues Task Force (EITF) 85-20, “Recognition of Fees for Guaranteeing a Loan.” SFAS 60 requires that, for short-duration contracts, a liability for unpaid claim costs relating to insurance contracts, including estimates of costs relating to incurred but not reported claims, be accrued when insured events occur. Additionally, SFAS 5, requires that a loss be recognized where it is probable that one or more future events will occur confirming that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

     Although SFAS 60 provides guidance to insurance enterprises, the Company does not believe SFAS 60 comprehensively addresses the unique attributes of financial guaranty insurance contracts, as the standard was developed prior to the maturity of the financial guaranty industry. SFAS 60 provides guidance with respect to insurance contracts that are either short-duration or long-duration in nature. Financial guaranty contracts typically have attributes of both and, therefore, are difficult to classify as either. For instance, financial guaranty contracts are reported for regulatory purposes as property and liability insurance, normally considered short-duration, but have elements of long-duration contracts in that they are irrevocable and extend over a period that may be in excess of 30 years.

     The Company believes its loss reserving policy reflects the requirements of applicable accounting literature, as well as the fact that financial guaranty losses occur over time as a result of credit deterioration, operational difficulties of the insured obligor or fraud, which may not be specifically detected when they occur but which can be generally estimated across a portfolio of insured obligations based on the credit quality and nature of the portfolio and historical default data. The Company does, however, recognize pre-

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

mium revenue and policy acquisition costs in a manner consistent with the guidance provided in SFAS 60 for short-duration contracts. If the Company and the rest of the financial guaranty industry were required to classify its insurance contracts as either short-duration or long-duration or if new specific guidance for financial guaranty insurance emerges, different methods of accounting could apply with respect to loss reserving and liability recognition, and possibly extend to premium revenue and policy acquisition cost recognition. Additionally, there are differences in the methodology and measurement of loss reserves followed by other financial guaranty companies.

     In June 2005, at the request of the Securities and Exchange Commission, the Financial Accounting Standards Board (“FASB”) added a project to their agenda to review and provide guidance for the accounting for financial guaranty insurance contracts under which it will consider claims liability recognition, premium recognition, and the related amortization of deferred policy acquisition costs. The Company will continue to apply the accounting policies noted herein until further guidance is provided by the FASB.

  Deferred Acquisition Costs and Deferred Ceding Commission

     Policy acquisition costs include those expenses that primarily relate to, and vary with, the production of new business. The Company periodically conducts a study to estimate the amount of operating costs that are acquisition costs. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, and are reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

     The Company will recognize a premium deficiency if the sum of expected losses and loss adjustment expenses, maintenance costs and unamortized policy acquisition costs exceed the related unearned premiums, the anticipated present value of future premiums under installment contracts written, and anticipated investment income. If the Company was to have a premium deficiency that is greater than unamortized acquisition costs, the unamortized acquisition costs would be reduced by a charge to expense, and a liability (if necessary) would be established for any remaining deficiency. For the years ended December 31, 2005, 2004, and 2003, there have been no premium deficiencies. For policies reinsured with third parties the Company receives ceding commissions to compensate for acquisition costs incurred. The Company nets ceding commissions received against deferred acquisition costs and earns these ceding commissions over the period in which the related premiums are earned.

     If an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining net amount of DAC with respect to such insured issue is recognized at such time.

  Reinsurance

     In the normal course of business, the Company purchases reinsurance coverage principally to increase aggregate capacity, manage its risk guidelines and to reduce the risk of loss on its in-force business. Reinsurance premiums ceded are earned on a pro rata basis over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded which is applicable to the unexpired term of reinsured policies in-force. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Provision is made for any estimated uncollectible reinsurance.

  Intangible Assets—Acquired Licenses

     XLCA’s licenses to conduct financial guaranty insurance business in 45 states of the United States were acquired as part of its acquisition of The London Assurance of America, Inc. (“LAA”) in 2001. Under SFAS 142, the recoverability of the carrying value of these intangible assets are evaluated annually for

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

impairment based on a review of forecasted discounted cash flows and by referencing other available information. As of December 31, 2005 and 2004, there were no adjustments to the carrying value of intangible assets resulting from these evaluations.

  Income Taxes

     The Company utilizes the asset and liability method of accounting for income taxes. Deferred federal income taxes are provided for temporary differences between the tax and financial reporting basis of assets and liabilities that will result in deductible or taxable amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. A valuation allowance is recorded if it is more likely than not that all, or some portion, of the benefits related to deferred tax assets will not be realized.

  Derivative Instruments

     Credit default swaps issued by the Company meet the definition of a derivative under FASB Statement of Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended by SFAS No. 149. Credit default swaps are recognized at fair value and recorded in either assets or liabilities in the accompanying combined balance sheet. The Company intends to hold these derivative instruments until maturity.

     The fair value of credit default swaps is determined using a model developed by the Company and is dependent upon a number of factors including changes in interest rates, credit spreads, changes in credit quality, expected recovery rates and other market factors. The change resulting from movements in these factors is unrealized as the credit default swaps are not traded to realize this value. Other elements of the change in fair value are based upon pricing established at the inception of the contract, as well as events triggering loss payments under the contracts by the Company.

     Changes in the fair value of credit default swaps attributable to earnings from premiums received by the Company from the issuance of such contracts are recorded in the line item caption entitled “premium” in the accompanying combined statement of operations. In addition, changes in the fair value of credit default swaps attributable to losses from actual and expected payments to counterparties under such contracts are recorded in the line item caption entitled “net losses and loss adjustment expenses” in the accompanying combined statement of operations, and the remaining components of the change in fair value of credit defaults swaps, which are attributable to the market and other factors discussed above, are recorded in the line item caption entitled “net realized and unrealized gains (losses) on credit derivatives” in the accompanying combined statement of operations. This presentation is applicable only to credit default swaps issued by the Company that it has the intent and ability to hold to maturity and is consistent with practices in the financial guaranty insurance industry for reporting the results of such instruments.

  Variable Interest Entities

     The Company insures obligations issued by variable interest entities (“VIEs”) in the ordinary course of the Company’s business. The Company provides financial guaranty insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers’ ability to charge fees for specified services or projects, and corporate risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through VIEs. In synthetic transactions, the Company guaranties payment obligations of counterparties, including VIEs, through credit default swaps referencing asset portfolios. The Company only provides financial guaranty insurance of these VIEs for premiums at market rates but does not hold any equity positions or subordinated debt in these off-balance sheet arrangements. These financial guaranty insurance contracts represent variable interests held by the Company in VIEs.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     In underwriting financial guaranty insurance, the Company generally requires that guarantied obligations be investment-grade prior to the provision of credit enhancement. Typically, in the case of asset-backed securities and other structured obligations, such investment grade ratings are based upon subordination, cash reserves and other structural protections. Consequently, the Company has determined that it is not the primary beneficiary of any VIEs in which it holds a variable interest. Accordingly, these VIEs are not consolidated.

  Recent Accounting Pronouncements

     In March 2005, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-5, Implicit Variable Interests Under FASB Interpretation No. 46(R) (“FSP FIN 46(R)-5”), which requires an enterprise to consider whether it holds an implicit variable interest in a VIE and what effect this may have on the calculation of expected losses and residual returns of the VIE and the determination of which party, if any, is considered the primary beneficiary of the VIE. FSP FIN 46(R)-5 was effective for the first reporting period beginning after March 3, 2005 and did not have a material impact on the Company’s financial condition or results of operations.

     In November 2005, the FASB issued FSP FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments to finalize the guidance which was initially provided in EITF 03-1, on (1) when an investment is considered impaired, (2) whether that impairment is “other-than-temporary,” (3) how to measure the impairment loss, and (4) disclosures related to impaired securities. Because of concerns about the application of EITF 03-1’s guidance that described whether an impairment is other-than-temporary, the FASB deferred the effective date of that portion of EITF 03-1’s guidance. This FSP now officially nullifies EITF 03-1’s guidance on determining whether an impairment is other-than-temporary, and effectively retains the previous guidance in this area. The FSP generally carries forward EITF 03-1’s guidance for determining when an investment is impaired, how to measure the impairment loss and what disclosures should be made regarding impaired securities. The guidance is applicable as of January 1, 2006 and is not expected to have a material impact on the Company’s financial condition or results of operations.

3. Investments

     The Company’s primary investment objective is the preservation of capital through maintenance of high-quality investments with adequate liquidity. A secondary objective is optimizing long-term, after-tax returns.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     The amortized cost and fair value of investments as of December 31, 2005 and 2004 are as follows:

	December 31, 2005

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
(U.S. Dollars in thousands)	Cost	Gains	Losses	Fair Value

Fixed maturities
Mortgage and asset backed securities	$585,998	$709	$(11,678)	$575,029
U.S. Government and government
agencies	469,053	1,438	(6,538)	463,953
Corporate	268,708	1,455	(5,307)	264,856
Non-U.S. sovereign government	9,678	154	(234)	9,598
U.S. states and political subdivisions of
the states	2,638	1	(46)	2,593

Total fixed maturities	$1,336,075	$3,757	$(23,803)	$1,316,029

Short-term investments
Total short-term investments	$31,015	$12	$(216)	$30,811

	December 31, 2004

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
(U.S. Dollars in thousands)	Cost	Gains	Losses	Fair Value

Fixed maturities
Mortgage and asset backed securities	$423,731	$2,212	$(4,051)	$421,892
U.S. Government and government
agencies	308,233	1,904	(742)	309,395
Corporate	307,556	3,677	(2,113)	309,120
Non-U.S. sovereign government	9,734	126	(68)	9,792
U.S. states and political subdivisions of
the states	417	10	—	427

Total fixed maturities	$1,049,671	$7,929	$(6,974)	$1,050,626

Short-term investments
Total short-term investments	$106,926	$31	$(378)	$106,579

     Fixed-maturity investments with an amortized cost and fair value of $6.6 million and $6.2 million and $7.0 million and $6.8 million at December 31, 2005 and 2004, respectively, were on deposit with various regulatory authorities as required by insurance laws.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     The change in net unrealized gains (losses) consists of:

	Years Ended December 31,

(U.S. Dollars in thousands)	2005	2004	2003

Fixed-maturity securities	$(21,001)	$(2,233)	$2,573
Short-term investments	143	(375)	(12)

Change in net unrealized gains (losses)	$(20,858)	$(2,608)	$2,561

     Proceeds from sales of fixed maturities and short-term investments for the years ended December 31, 2005, 2004 and 2003 were $860.5 million, $2,713.1 million and $772.5 million, respectively.

     The amortized cost and fair value of bonds at December 31, 2005 and 2004 by contractual maturity are shown below. Actual maturity may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2005

(U.S. Dollars in thousands)	Amortized Cost	Fair Value

Due after one through five years	$479,956	$472,033
Due after five through ten years	235,540	232,401
Due after ten years	34,581	36,566

	750,077	741,000
Mortgage and asset backed securities	585,998	575,029

Total	$1,336,075	$1,316,029

	December 31, 2004

(U.S. Dollars in thousands)	Amortized Cost	Fair Value

Due after one through five years	$343,741	$342,991
Due after five through ten years	252,711	254,186
Due after ten years	29,488	31,557

	625,940	628,734
Mortgage and asset backed securities	423,731	421,892

Total	$1,049,671	$1,050,626

     The gross realized gains and gross realized losses for the years ended December 31, 2005, 2004 and 2003 were $5.3 million, ($2.0) million; $8.9 million and ($9.1 million); and $41.2 million and ($37.6) million, respectively.

     Net investment income is derived from the following sources:

(U.S. Dollars in thousands)	2005	2004	2003

Fixed maturities, short-term investments and cash equivalents	$52,781	$37,183	$23,445
Less: Investment expenses	(1,621)	(1,437)	(691)

Net investment income	$51,160	$35,746	$22,754

     The Company has gross unrealized losses on securities which it considers to be temporary impairments. Such individual security positions have been evaluated by management, based on specific criteria, to determine if these impairments should be considered other-than-temporary. These criteria include an

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

assessment of the severity and length of time securities have been impaired, along with management’s ability and intent to hold the securities to recovery, among other factors.

     The following tables present the aggregate gross unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004, respectively:

	December 31, 2005

	Less than 12 months		12 months or more		Total

		Unrealized		Unrealized		Unrealized
(U.S. Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss

Description of securities
Mortgage and asset-backed
securities	$225,179	$3,846	$244,632	$7,841	$469,811	$11,687
U.S. Government and
government agencies	352,657	4,456	82,271	2,210	434,928	6,666
Corporate	139,192	2,031	91,972	3,355	231,164	5,386
U.S. states and political
subdivisions	410	—	1,804	45	2,214	45
Non-U.S. sovereign
government	—	—	8,445	234	8,445	234

Total fixed maturities and
short-term investments	$717,438	$10,333	$429,124	$13,685	$1,146,562	$24,018

	December 31, 2004

	Less than 12 months		12 months or more		Total

		Unrealized		Unrealized		Unrealized
(U.S. Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss

Description of securities
Mortgage and asset-backed
securities	$231,181	$4,299	$1,801	$62	$232,982	$4,361
U.S. Government and
government agencies	378,073	787	—	—	378,073	787
Corporate	164,601	2,119	—	—	164,601	2,119
U.S. states and political
subdivisions	1,831	17	—	—	1,831	17
Non-U.S. sovereign
government	4,916	68	—	—	4,916	68

Total fixed maturities and
short-term investments	$780,602	$7,290	$1,801	$62	$782,403	$7,352

4. Segments

     The Company’s business activities are organized and managed in two operating segments: financial guaranty insurance and financial guaranty reinsurance. These segments are managed separately because they provide different products or services to different customers, are subject to different regulation, require different strategies and have different technology requirements.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     Products comprising the financial guaranty insurance segment primarily include financial guaranty insurance of public finance and structured finance debt securities and credit default swaps. Products comprising the reinsurance segment primarily include reinsurance of financial guaranty insurance products issued by financial guaranty insurance companies. Refer to Note 1 and Note 11 for additional information with regard to the products offered by the Company’s operating segments.

     Set forth in the table below is certain financial information with respect to the Company’s operating segments as of and for each of the years ended December 31, 2005, 2004 and 2003. Except for various allocations discussed below, the accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of each operating segment based on underwriting profit or loss before income taxes, nonrecurring items (e.g. items of an unusual or infrequent nature), and inter-segment transactions. Certain costs and operating expenses are allocated to each of the segments based on: (i) a review of the nature of such costs, and (ii) time studies analyzing the amount of employee compensation costs incurred by each segment.

	2005

	Financial	Financial
	Guaranty	Guaranty
(U.S. Dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written	$233,269	$—	$233,269
Reinsurance premiums assumed	—	52,170	52,170

Total premiums written	233,269	52,170	285,439
Ceded premiums written	(40,527)	—	(40,527)

Net premiums written	192,742	52,170	244,912
Change in net deferred premium revenue	(72,159)	(20,914)	(93,073)

Net premiums earned	120,583	31,256	151,839
Fee income and other	750	—	750
Net losses and loss adjustment expenses	25,369	652	26,021
Acquisition costs	4,664	7,567	12,231
Operating expenses	59,434	8,187	67,621

Underwriting profit	$31,866	$14,850	$46,716

	2004

	Financial	Financial
	Guaranty	Guaranty
(U.S. Dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written	$232,541	$—	$232,541
Reinsurance premiums assumed	—	44,021	44,021

Total premiums written	232,541	44,021	276,562
Ceded premiums written	(8,123)	—	(8,123)

Net premiums written	224,418	44,021	268,439
Change in net deferred premium revenue	(138,977)	(13,181)	(152,158)

Net premiums earned	85,441	30,840	116,281
Fee income and other	100	—	100
Net losses and loss adjustment expenses	17,099	4,175	21,274
Acquisition costs	1,932	6,327	8,259
Operating expenses	48,071	10,324	58,395

Underwriting profit	$18,439	$10,014	$28,453

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

	2003

	Financial	Financial
	Guaranty	Guaranty
(U.S. Dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written	$260,321	$—	$260,321
Reinsurance premiums assumed	—	59,131	59,131

Total premiums written	260,321	59,131	319,452
Ceded premiums written	(67,414)	—	(67,414)

Net premiums written	192,907	59,131	252,038
Change in net deferred premium revenue	(125,449)	(23,517)	(148,966)

Net premiums earned	67,458	35,614	103,072
Fee income and other	1,412	1,909	3,321
Net losses and loss adjustment expenses	10,216	9,822	20,038
Acquisition costs	695	6,081	6,776
Operating expenses	44,892	6,827	51,719

Underwriting profit	$13,067	$14,793	$27,860

     Underwriting profit is reconciled to net income available to common shareholders as follows:

(U.S. Dollars in thousands)	2005	2004	2003

Underwriting profit	$46,716	$28,453	$27,860
Net investment income	51,160	35,746	22,754
Net realized (losses) gains on investments	(3,221)	(178)	3,621
Net realized and unrealized gains (losses) on credit derivatives	(6,681)	12,687	15,606

Net income before income tax	87,974	76,708	69,841
Income tax expense (benefit)	(1,277)	1,920	(955)

Net income	$89,251	$74,788	$70,796

Preference share dividends	8,805	15,934	9,491

Net income available to common shareholders	$80,446	$58,854	$61,305

5. Redeemable Preferred Shares

     XLFA was formed as part of an investment venture between XL Capital and FSAH. FSAH is a holding company whose primary operating subsidiary, Financial Security Assurance Inc. (“FSA”), is considered to be the third largest monoline financial guaranty insurance company in the financial guaranty industry.

     XLFA was initially capitalized through a series of transactions which concluded on February 3, 1998 and resulted in the issuance by XLFA of 150 of its common shares to XL Insurance (Bermuda) Ltd (“XLI”), an indirect wholly owned subsidiary of XL Capital, in exchange for $85 million and the issuance of 850 Series A Redeemable Preferred Shares to wholly owned subsidiaries of FSAH in exchange for $15 million. On December 6, 2000, XLFA issued an additional 213 Series A Redeemable Preferred Shares to wholly owned subsidiaries of FSAH in exchange for $24 million and 1207 common shares to XLI in exchange for $136 million. On December 7, 2004, XLFA issued an additional 392 common shares to XLI in exchange for $125 million. Pursuant to its corporate by-laws each share of common stock of XLFA is entitled to 3 votes with respect to matters requiring a vote of shareholders and each share of the Series A Redeemable Preferred Shares are entitled to 1 vote. Accordingly, at December 31, 2005 holders of the Series A Redeemable Preferred Shares as a group had approximately a 5% voting interest in XLFA, whereas the holders of common shares had an approximate 95% voting interest. Also, in accordance with XLFA’s bylaws the Series A Redeemable Preferred Shares are cumulative and are entitled to a 5% fixed annual divi-

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

dend and a participating dividend according to a formula that provides for a dividend based on the financial guaranty company industry average for dividends paid. For the years ended December 31, 2005, 2004 and 2003, XLFA paid total dividends to the holders of its Series A Redeemable Preferred Shares $7.5 million, $14.1 million and $6.6 million, respectively.

     At any time, the Series A Redeemable Preferred Shares are redeemable by XLFA, in whole but not in part, at its sole option at a redemption price equal to the sum of (i) the fair market value of such Series A Redeemable Preferred Shares, subject to a maximum calculated rate of return of 19% (the “CAP”) and to a minimum calculated rate of return of 8% (the “Floor”), plus (ii) the excess, if any, of (i) a preferred percentage of XLFA’s earnings, if any, in the fiscal year in which the date of redemption occurs up to the date of the redemption, as calculated by XLFA over (ii) total dividends paid to the Series A Redeemable Preferred shareholders in such fiscal year; provided that the sum of the accreted value of all distributions to Series A Redeemable Preferred shareholders plus the redemption price shall not exceed 15% of the sum of the accreted value of all distributions plus the aggregate fair market value of the capital stock of the Company. At any time after the tenth anniversary of the date of the initial issue, the Series A Preferred Shares are redeemable in whole but not in part at the election of the Series A Preferred Shareholders at their sole option at a redemption price equal to fair market value provided that the sum of the accreted value of all distributions to Series A Redeemable Preferred Shareholders plus the redemption price shall not exceed 15% of the sum of the accreted value of all distributions plus the aggregate fair market value of the capital stock of the Company. The fair market value for redemption purposes shall be determined by mutual agreement of both the shareholders of the Series A Redeemable Preferred Shares and XLFA’s common stock. XLFA estimates the redemption price at the end of each reporting period and accretes changes in the redemption value over the period from the date of issuance to the earliest redemption date using the interest method. For the years ended December 31, 2005, 2004 and 2003, XLFA recorded redemption premium of $1.8 million, $1.8 million and $2.8 million, respectively, which is reflected in the accompanying statements of operations in the line item caption entitled “Preference share dividends.” At December 31, 2005 and 2004, a liability for accrued redemption premium of $11.5 million and $9.7 million, respectively, is reflected in the accompanying combined balance sheets in “Additional paid-in capital” related to the redeemable preferred shares. The redemption value of the preferred shares as if it were redeemable at the balance sheet date was $54.0 million and $54.2 million at December 31, 2005 and 2004, respectively.

     In the event of a winding-up or dissolution of the Company whether voluntary or involuntary or for the purposes of a reorganization or otherwise, or upon any distribution of capital, the Series A Redeemable Preferred Shareholders shall be entitled, to the extent of the availability of assets of the Company and in priority to the Common Shareholders, to receive an amount (the “Dissolution Amount”) equal to the sum of (i) the amount initially paid for the Series A Redeemable Preferred Shares, (ii) additional capital contributions paid by the Series A Redeemable Preferred Shareholders, (iii) any accrued and unpaid Fixed Dividends, (iv) the preferred percentage of residual Earnings of the Company, if any in the fiscal year in which winding-up or dissolution occurs, less the Total Dividends previously paid to the holders of the Series A Preferred Shares in respect of such fiscal year and (v) 13% of the cumulative undistributed residual earnings of the Company from inception of the Company through the end of the fiscal year preceding the year in which the winding-up or dissolution occurs provided that the Series A Redeemable Preferred Shareholders shall not be entitled to any further or other right of participation in the assets of the Company.

6. XLFA Capital Facility

     In December 2004, XLFA entered into a put option agreement and an expense reimbursement agreement (the “Asset Trust Expense Reimbursement Agreement”) with Twin Reefs Asset Trust (the “Asset Trust”). The put option agreement provides XLFA with the irrevocable right to require the Asset Trust at any time and from time to time to purchase the Company’s non-cumulative perpetual Series B Preferred Shares

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

with an aggregate liquidation preference of up to $200 million. XLFA is obligated to reimburse the Asset Trust for certain fees and ordinary expenses. To the extent that any Series B Preferred Shares are put to the Asset Trust and remain outstanding, a corresponding portion of such fees and ordinary expenses will be payable by XLFA pursuant to the Asset Trust Expense Reimbursement Agreement. The put option agreement is perpetual but would terminate on delivery of notice by XLFA on or after December 10, 2009, or under certain defined circumstances, such as the failure of XLFA to pay the put option premium when due or bankruptcy. The put option is recorded at fair value with changes in fair value recognized in earnings under the caption in the statements of operations entitled “Net realized and unrealized gains (losses) on credit derivatives.” The impact on earnings of the fair value adjustments related to the put option for the years ended December 31, 2005 and 2004 were $2.3 million and $0.1 million, respectively.

     XLFA’s Series B Preferred Shares were created in conjunction with the establishment of the Asset Trust. The Series B Preferred Shares are non-cumulative redeemable perpetual preferred shares with a par value of $120 per share. The Series B Preferred Shares rank prior to XLFA’s common and Series A Redeemable Preferred Shares (see Note 5) and have a liquidation preference of $100,000 each. In the event that XLFA exercises its put option to the Asset Trust and the Series B preferred shares are issued, the holders of outstanding Series B Preferred Shares shall be entitled to receive, in preference to the holders of XLFA’s common and Series A Redeemable Preferred Shares, cash dividends at a percentage rate per Series B Preferred Share as follows:

(1)	for any Dividend Period ending on or prior to December 9, 2009, One Month LIBOR plus 1.00% per annum, calculated on an Actual/360 Basis; and

(2)	for any subsequent Dividend Period, One-Month LIBOR plus 2.00% per annum, calculated on an Actual/360 Basis.

     The holders of the Series B Preferred Shares will not be entitled to any voting rights as shareholders of XLFA and their consent will not be required for taking any corporate action. The Series B Preferred Shares may be redeemed, in whole or in part, at the option of XLFA at any time or from time to time for cash at a redemption price equal to the liquidation preference per share plus any accrued and unpaid dividends thereon to the date of redemption without interest on such unpaid dividends. However, the Series B Preferred Shares may not be redeemed, in whole or in part, at the option of the Company at any time prior to December 10, 2009.

7. Related Party Transactions

  Capital Transactions

     On December 8, 2003, XLCA received a $100.0 million capital contribution from XL Reinsurance America Inc. (“XL RE AM”), its parent company and indirect wholly owned subsidiary of XL Capital. On December 7, 2004, XLFA received a $125.0 million non-cash capital contribution from XLI in the form of investments. The capital contributions were used by XLCA and XLFA to support their continued growth and for general corporate purposes.

  Services Agreements with Affiliates

     The Company has the following services agreements with affiliates:

  an agreement (the “XLFAS Agreement”) with XL Financial Administrative Services Inc. (“XLFAS”), whereby XLFAS provides XLCA with substantially all personnel services, as well as certain office space and furniture and equipment used by XLCA. Under the terms of this agreement, the costs of the aforementioned services are charged to XLCA in accordance with the requirements of

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

  Regulation 30 of the NYID. For the years ended December 31, 2005, 2004 and 2003, the Company incurred costs under this agreement in the amount of $47,073,940, $57,705,330, and $47,813,662, respectively, which are reflected in “operating expenses” in the accompanying combined statements of operations.

  an agreement (the “XLFP Agreement”) with XL Financial Products Ltd. (“XLFP”), whereby XLFP provides certain services to XLCA, including: identification and analysis of business opportunities; assistance in structuring and tailoring products; marketing; and communication to XLCA of any notices or other documents which XLFP receives relating to claims or other incidents under any of the policies. Under the terms of this agreement, the costs of the aforementioned services are charged to XLCA. For the years ended December 31, 2005, 2004 and 2003, the Company incurred costs under this agreement in the amount of $438,831, $465,932, and $412,107, respectively, which are reflected in “operating expenses” in the accompanying combined statements of operations.

  an agreement with X.L. Global Services, Inc. (“XLGS”), whereby XLGS provides XLCA various services, including: information technology support, reinsurance and retrocessional consulting and management services, as well as actuarial, finance and internal audit services. Under the terms of this agreement, the costs of the aforementioned services are charged to XLCA. For the years ended December 31, 2005, 2004 and 2003, the Company incurred costs under these agreements in the amount of $9,609,455, $6,840,423 and $2,703,499, respectively, which are reflected in “operating expenses” in the accompanying combined statements of operations.

  an agreement with certain of its U.S. affiliates, including its ultimate U.S. holding company, X.L. America, Inc. (“XLA”), whereby XLA provides XLCA with certain services including: advertising and participation on behalf of XLCA in certain regulatory mandated associations. Under the terms of this agreement, the costs of the aforementioned services are charged to XLCA. For the years ended December 31, 2005, 2004 and 2003, the Company incurred costs under these agreements in the amount of $5,765,674, $4,579,315 and $601,512 respectively, which are reflected in “operating expenses” in the accompanying combined statements of operations.

  an agreement, effective January 1, 2005, between XLCA and XL Investment Management Ltd (“XLIM”) and an agreement, effective January 1, 2004 between XLFA and XLIM, whereby XLIM provides investment management services to XLCA and XLFA. For the years ended December 31, 2005 and 2004, the Company incurred expenses of $756,121 and $397,353 under these agreements, which are reflected in “Net investment income” in the accompanying combined statements of operations.

     XLFA has its own employees and independently carries out its business and operations. As such, it does not have service agreements with XL Capital or its affiliates.

  Employee Benefit Plans

     XLA maintains a qualified defined contribution pension plan for the benefit of all eligible employees and a non-qualified deferred compensation plan for the benefit of certain employees of XLFAS and XLFA and some other subsidiaries (collectively, the “Plans”). Discretionary contributions to both Plans are based on a fixed percentage of employee contributions and compensation as defined by the Plans. Included in the costs incurred by the Company are $2,243,373, $2,071,676 and $1,561,818 for the years ended December 31, 2005, 2004 and 2003, respectively, relating to the Plans. In addition, the Company recorded expense of $1,734,090, $924,340, and $400,028 for the years ended December 31, 2005, 2004, and 2003, respectively, related to stock option grants. See Note 19.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

  Reinsurance Agreements With Affiliates and Other Guaranties

     The Company has the following reinsurance agreements with affiliates (see Note 10 for additional information with regard to reinsurance with affiliates):

  XLCA has a facultative reinsurance arrangement (the “XL Re Treaty”) with XL RE AM. Under the terms of the XL Re Treaty, XL RE AM agrees to automatically reinsure risks insured by the XLCA under financial guaranty insurance policies up to the amount necessary for the XLCA to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

     Effective January 1, 2004, XLCA commuted all the reinsurance ceded under the XL RE Treaty through December 31, 2003. The following sets forth selected accounts impacted as a result of this commutation.

As of and for the
year ended
(U.S. Dollars in thousands)	December 31, 2004

Ceded premiums written	$(5,958)
Ceding commission revenue	$(225)
Par exposure ceded	$(442,929)

XLFA has entered into the following reinsurance agreements with XLI. All of the agreements discussed below may be terminated under certain conditions, as defined in the agreements:

(a)	Effective October 1, 2001, XLFA entered into an excess of loss reinsurance agreement with XLI. This agreement covers a portion of XLFA’s liability arising as a result of losses on policies written by XLFA that are in excess of certain limits and are not covered by other reinsurance agreements. This agreement provides indemnification only for the portion of any loss covered by this agreement in excess of 10% of XLFA’s surplus, up to an aggregate amount of $500 million, and excludes coverage for liabilities arising other than pursuant to the terms of an underlying policy. The Company incurred expense in each year in the three year period ended December 31, 2005 of $500,000.

(b)	Effective August 17, 2001, XLFA entered into a facultative quota share reinsurance treaty with XLI. This treaty allows XLFA to propose to cede to XLI a portion of a risk, which risk XLI may then accept or reject in its sole discretion. Under this treaty, XLI pays XLFA a ceding commission of 30% on the premiums ceded under this treaty unless otherwise specified.

(c)	Effective December 31, 1999, XLFA entered into a facultative quota share reinsurance treaty with XLI. This treaty allows XLI to propose to cede to XLFA a portion of a risk it insured, which risk XLFA may then accept or reject in its sole discretion. Under this treaty, XLFA pays XLI a ceding commission of 12% on the premiums ceded under this treaty unless otherwise specified.

XLFA has entered into the following reinsurance agreements with FSA and certain of its subsidiaries and affiliates. The Company assumed 66%, 73% and 79% of its reinsurance premiums assumed for each of the years ended December 31, 2005, 2004 and 2003, respectively, from FSA and its affiliates. All of the agreements discussed below may be terminated under certain conditions, as defined in the agreements:

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

(a)	Effective November 3, 1998, XLFA entered into a master facultative reinsurance agreement with FSA and certain of its subsidiaries and affiliates. This agreement allows FSA, and certain of its subsidiaries and affiliates, to propose to cede a portion of a risk insured by it to XLFA, which risk XLFA may then accept or reject solely in its discretion. The ceding commission that XLFA pays FSA on the premiums ceded under this agreement is determined on a case-by-case basis. XLFA’s obligations under this agreement are guarantied by XLI.

(b)	Effective January 1, 2004, XLFA entered into a reinsurance treaty with FSA and certain of its subsidiaries and affiliates to reinsure certain policies they issued insuring the timely payment of the principal of and interest on certain asset-backed securities and pools of consumer debt obligations. The treaty was renewed on January 1, 2005.

(c)	Effective January 1, 2004, XLFA entered into a reinsurance treaty with FSA and certain of is subsidiaries and affiliates to reinsure certain policies they issued insuring the timely payment of the principal and interest on securities and obligations that provide financing for governmental or public purpose infrastructure projects located outside of the United States and its territories, excluding certain countries. The treaty was renewed on April 1, 2005.

(d)	Effective December 20, 2001, XLFA entered into a master facultative retrocession agreement with an affiliate of FSA. This agreement allows XLFA to propose to cede a portion of a risk insured by XLFA to it, which risk FSAI may then accept or reject in its sole discretion. The ceding commission that FSAI pays XLFA on the premiums that we cede under this agreement is determined on a case-by-case basis.
  XLFA has guarantied certain of XLI’s obligations in connection with certain transactions where XLI’s customer required such credit enhancement. Each of these transactions has a “double trigger” structure, meaning that XLFA does not have to pay a claim unless both the underlying transaction and XLI default. For each of these transactions, XLFA has entered into a reimbursement agreement with XLI, pursuant to which XLI pays XLFA a fee for providing its guaranty and XLI grants XLFA a security interest in a portion of the payments received by it from its client. As of December 31, 2005, 2004, and 2003, XLFA’s aggregate net par outstanding relating to such guaranties was $526.8 million, $529.9 million and $518.7 million, respectively.

  Effective May 1, 2004, XLI entered into a reinsurance agreement with XLCA which unconditionally and irrevocably guaranties to XLCA the full and complete payment when due of all of XLFA’s obligations under its facultative quota share reinsurance agreement with XLCA. XLFA has assumed business from XLCA under the aforementioned agreement since December 19, 2000. The par value of in-force business ceded to XLFA under the agreement at December 31, 2005 was $72.6 billion gross ($65.7 billion net). This agreement will terminate with respect to any new business produced by XLCA and ceded pursuant to the agreement after the effective date of the Offering.

  The Company provides financial guaranty insurance policies insuring timely payment of investment agreements issued by XL Asset Funding Company I LLC (“XLAF”), an affiliate of the Company. As of December 31, 2005 and 2004, the aggregate face amount of such investment agreements insured by the Company was $3.7 billion and $2.6 billion, respectively. In addition, the Company insures XLAF’s obligations under certain derivative contracts issued and purchased by XLAF. As of December 31, 2005 the total notional value of such contracts insured was $167.8 million. For the years ended December 31, 2005, 2004 and 2003, the Company recorded earned premiums of $3,018,687, $1,974,409, and $85,138, respectively, relating to the aforementioned contracts.
  Surplus Maintenance Agreement

     XL RE AM has contractually agreed to maintain XLCA’s statutory capital and surplus at a minimum of $75,000,000 at no cost to XLCA. This agreement has been in effect during all periods presented herein.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     The following table summarizes the non-affiliated and affiliated components of each line item in the combined statements of operations where applicable:

	For the Years Ended December 31,

(U.S. Dollars in thousands)	2005	2004	2003

Net earned premiums
Non-affiliated:
Total premiums written	$245,272	$239,038	$267,383
Ceded premiums written	(16,690)	(18,184)	(13,985)

Net premiums written	228,582	220,854	253,398
Change in net deferred premium revenue	(82,590)	(77,521)	(150,997)

Non-affiliated net earned premiums	145,992	143,333	102,401

Affiliated:
Total premiums written	40,167	37,524	52,069
Ceded premiums written	(23,837)	10,061	(53,429)

Net premiums written	16,330	47,585	(1,360)
Change in net deferred premium revenue	(10,483)	(74,637)	2,031

Affiliated net earned premiums	5,847	(27,052)	671

Total net earned premiums	151,839	116,281	103,072

Net investment income	51,160	35,746	22,754
Net realized (losses) gains on investments	(3,221)	(178)	3,621
Net realized and unrealized gains (losses) on
credit derivatives	(6,681)	12,687	15,606
Fee and other income	750	100	3,321

	42,008	48,355	45,302

Total revenues	193,847	164,636	148,374

Losses and adjustment expenses
Non-affiliated	30,707	70,506	15,779
Affiliated	(4,686)	(49,232)	4,259

Total losses and loss adjustment expenses	26,021	21,274	20,038

Acquisition costs, net
Non-affiliated	11,639	11,285	8,450
Affiliated	592	(3,026)	(1,674)

Total acquisition costs, net	12,231	8,259	6,776

Operating expensss	67,621	58,395	51,719

Total expenses	105,873	87,928	78,533

Income before income tax	87,974	76,708	69,841
Income tax expense	(1,277)	1,920	(955)

Net income	$89,251	$74,788	$70,796

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     The following table summarizes the affiliated components of each line item in the combined balance sheets where applicable:

	As of December 31,

(U.S. Dollars in thousands)	2005	2004

Assets
Deferred acquisition costs	$1,509	$(1,198)
Prepaid reinsurance premiums	40,479	33,537
Premiums receivable	2,374	14,905
Reinsurance balances recoverable on unpaid losses	64,476	56,910
Other assets	3,519	582

Total affiliated assets	112,357	104,736
Non-affiliated assets.	1,571,958	1,367,457

Total assets	$1,684,315	$1,472,193

Liabilities and shareholders’ equity
Liabilities
Unpaid loss and loss adjustment expenses.	$14,419	$22,669
Deferred premium revenue	83,055	65,858
Reinsurance premiums payable	6,703	4
Dividend payable	1,445	1,950

Total affiliated liabilities	105,622	90,481
Non-affiliated liabilities	660,361	528,293

Total Liabilities	765,983	618,774
Total redeemable preferred shares (affiliate)	50,518	48,689
Total shareholders’ equity	867,814	804,730

Total liabilities and shareholders’ equity.	$1,684,315	$1,472,193

8. Net Premiums Earned

     Net premiums earned are comprised of:

	Year ended December 31,

(U.S. Dollars in thousands)	2005	2004	2003

Direct premiums written	$233,269	$232,541	$260,321
Reinsurance premiums assumed	52,170	44,021	59,131
Reinsurance premiums ceded	(40,527)	(8,123)	(67,414)

Net premiums written	244,912	268,439	252,038
Change in direct deferred premium revenue	(82,688)	(87,670)	(155,024)
Change in assumed deferred premium revenue	(22,805)	(13,467)	(23,704)
Change in prepaid reinsurance premiums	12,420	(51,021)	29,762

Net premiums earned	$151,839	$116,281	$103,072

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

9. Deferred Acquisition Costs and Deferred Ceding Commissions

     Deferred ceding commission revenue and acquisition costs, as well as related amortization, as of and for the years ended December 31, 2005, 2004 and 2003 are as follows:

	Combined

	Year Ended December 31,

(U.S. Dollars in thousands)	2005	2004	2003

Deferred acquisition costs, net
Beginning of year	$44,599	$17,739	$7,670
Ceding commission revenue
Ceding commission revenue deferred during the year	(11,284)	(2,140)	(18,654)
Ceding commissions amortized	7,706	10,130	9,416
Acquisition costs
Costs deferred during the year	38,508	37,259	35,499
Costs amortized	(19,937)	(18,389)	(16,192)
Deferred acquisition costs, net

End of year	$59,592	$44,599	$17,739

10. Reinsurance

     The Company enters into ceded reinsurance arrangements principally to increase aggregate capacity, manage its risk guidelines and to reduce the risk of loss on business written or assumed. This reinsurance includes the reinsurance arrangements with affiliates that are discussed in Note 4, as well as reinsurance arrangements with non-affiliated reinsurers. Reinsurance does not relieve the Company of its obligations under its guaranties. Accordingly, the Company is still liable under its guaranties even if any or all of the reinsuring companies are unable to meet their obligations to the Company, or contest such obligations. The Company regularly monitors the financial condition of its reinsures. For the years ended December 31, 2005, 2004, and 2003 there were no amounts provided by the Company for uncollectible reinsurance recoverable. The following tables set forth certain amounts ceded to affiliate and non-affiliate reinsurers as of and for the years ended December 31, 2005, 2004 and 2003. The affiliated amounts presented for 2004 do not include the effect of the commutation with XL RE AM discussed in Note 4.

     Primary insurers may require collateral or letters of credit so that they can receive reinsurance credit under certain U.S. state laws. In addition, under certain reinsurance treaties, collateral or letters of credit in favor of our ceding insurers may be required in the event of a downgrade in our credit rating or other event that would result in the reinsurance credit provided by us to our primary insurers being diminished.

     XL Capital has established a letter of credit facility with a syndicate of commercial banks. Letters of credit issued under this facility are unsecured. Pursuant to this facility XL Capital issued letters of credit for the benefit of primary companies reinsured by, and on behalf of, the Company in the amount of $158.7 million and $127.9 million as of December 31, 2005 and 2004, respectively. For the years ended December 31, 2005, 2004, and 2003, XL Capital charged the Company for the cost of such letters of credit in the amount of $1.6 million, $0.5 million, and $0.1 million, respectively.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

	2005

(U.S. Dollars in thousands)	Affiliate	Non-Affiliate	Total

Year Ended December 31
Ceded premiums written	$23,837	$16,690	$40,527
Ceded premiums earned	16,894	11,213	28,107
Ceding commission revenue	4,895	2,811	7,706
Ceded losses and loss adjustment expenses	7,761	3,491	11,252
At December 31
Par exposure ceded	$4,405,870	$4,428,175	$8,834,045
Reinsurance balances recoverable on unpaid losses	64,476	4,741	69,217

	2004

(U.S. Dollars in thousands)	Affiliate	Non-Affiliate	Total

Year Ended December 31
Ceded premiums written	$(10,061)	$18,184	$8,123
Ceded premiums earned	51,357	7,787	59,144
Ceding commission revenue	8,420	1,710	10,130
Ceded losses and loss adjustment expenses	50,034	(646)	49,388
At December 31
Par exposure ceded	$3,012,944	$4,076,577	$7,089,521
Reinsurance balances recoverable on unpaid losses	58,167	2,747	60,914

	2003

(U.S. Dollars in thousands)	Affiliate	Non-Affiliate	Total

Year Ended December 31
Ceded premiums written	$53,429	$13,985	$67,414
Ceded premiums earned	28,682	8,970	37,652
Ceding commission revenue	7,565	1,850	9,415
Ceded losses and loss adjustment expenses	3,772	293	4,065
At December 31
Par exposure ceded	$6,225,000	$1,250,060	$7,475,060
Reinsurance balances recoverable on unpaid losses	8,354	3,046	11,400

11. Outstanding Exposure and Collateral

     Financial guaranty insurance policies issued by the Company and assumed pursuant to reinsurance arrangements guaranty the timely payment of principal and interest on insured obligations. Credit default swaps issued by the Company guaranty the payment of the notional amounts of referenced securities. The net exposure retained on any risk guarantied or reinsured by the Company is subject to the Company’s underwriting guidelines and regulatory risk limitations. The Company’s in-force business is diversified both domestically and internationally, across multiple industries and by type of obligations guarantied. The Company’s total exposure, before reinsurance, to principal (or “par”) amounts insured and notional amounts guarantied as of December 31, 2005 and 2004 was $90.7 billion and $74.0 billion, respectively. The Company’s total exposure, before reinsurance, to principal and interest amounts insured and notional amounts guarantied as of December 31, 2005 and 2004 was $135.3 billion and $108.1 billion, respectively.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     The following tables present certain information with respect to the par amounts insured and notional amounts guarantied by the Company at December 31, 2005 and 2004, before and after reinsurance (or on a “gross” and “net” basis, respectively):

	2005			2004

			% of			% of
(U.S. Dollars in billions)	Gross	Net	Net	Gross	Net	Net

Risk Classes—Par Exposure
Public finance obligations	$37.7	$34.1	41.7%	$27.4	$24.0	35.8%
Structured single risks	24.1	20.9	25.5%	15.8	13.9	20.8%
Asset-backed obligations	14.2	12.2	14.9%	20.5	18.7	28.0%
Collateralized debt obligations	14.7	14.7	17.9%	10.3	10.3	15.4%

Total	$90.7	$81.9	100.0%	$74.0	$66.9	100.0%

     The par amounts insured as of December 31, 2005 and 2004 and the terms of maturity are as follows:

	2005

	Public Finance		Non-Public Finance

(U.S. Dollars in billions)	Gross	Net	Gross	Net

Years to Maturity—Par Exposure
0 to 5 years	$1.1	$1.1	$12.4	$10.6
5 to 10 years	3.1	2.9	12.5	11.2
10 to 15 years	4.7	4.3	6.0	5.8
15 to 20 years	8.2	7.3	2.5	2.3
20 years and beyond	20.6	18.5	19.6	17.9

Total	$37.7	$34.1	$53.0	$47.8

	2004

	Public Finance		Non-Public Finance

(U.S. Dollars in billions)	Gross	Net	Gross	Net

Years to Maturity—Par Exposure
0 to 5 years	$0.7	$0.7	$9.6	$8.8
5 to 10 years	1.6	1.5	12.1	10.8
10 to 15 years	3.2	2.7	4.9	4.7
15 to 20 years	4.7	3.7	2.1	2.0
20 years and beyond	17.2	15.4	17.9	16.6

Total	$27.4	$24.0	$46.6	$42.9

     The Company seeks to limit its exposure to losses from writing financial guaranties through its credit approval process and by maintaining a surveillance function which monitors such transactions. Additionally, the Company seeks to mitigate credit risk by only underwriting investment-grade transactions, diversifying its portfolio and maintaining collateral requirements on asset-backed obligations, as well as through reinsurance.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     As of December 31, 2005 and 2004, par and notional amounts of the Company’s guarantied asset-backed obligations were supported by the following types of collateral:

	2005			2004

			% of			% of
(U.S. Dollars in billions)	Gross	Net	Net	Gross	Net	Net

Asset-Backed Collateral Type—
Par Exposure
Consumer assets	$11.3	$9.8	81.0%	$16.3	$14.6	78.1%
Commercial assets	2.9	2.4	19.0%	4.2	4.1	21.9%

Total	$14.2	$12.2	100.0%	$20.5	$18.7	100.0%

     As of December 31, 2005 and 2004, the Company’s in-force portfolio of guarantied risks was diversified by type of obligation as shown in the following table:

	2005			2004

			% of			% of
(U.S. Dollars in billions)	Gross	Net	Net	Gross	Net	Net

Type of Insured Obligation—
Par Exposure
General Obligation & Appropriation	$17.2	$15.1	18.4%	$11.7	$9.7	14.5%
CDO—Arbitrage Cash Flow	10.1	10.1	12.3%	7.5	7.5	11.2%
Consumer Mortgage	7.4	6.4	7.8%	11.4	10.1	15.1%
Utility—Public	8.4	7.5	9.2%	6.1	5.3	7.9%
Utility—Private	6.8	6.1	7.4%	4.8	4.7	7.0%
Transportation	6.3	6.0	7.3%	4.9	4.7	7.0%
Non-Ad Valorem	4.0	3.5	4.3%	2.8	2.4	3.6%
Auto	3.0	2.5	3.1%	4.0	3.7	5.5%
GIC	3.6	3.6	4.4%	2.5	2.5	3.7%
Future Flow	3.4	2.1	2.6%	2.5	1.2	1.8%
Commercial ABS—Other	0.6	0.6	0.7%	1.9	1.9	2.8%
CDO—Synthetic	3.5	3.5	4.3%	1.8	1.8	2.7%
Higher Education—Private	2.3	2.2	2.7%	1.6	1.5	2.2%
Pre-Insured	1.2	1.2	1.5%	1.3	1.3	1.9%
Fleet Financing	1.4	1.1	1.3%	1.0	0.9	1.3%
Bank Product	1.6	1.1	1.3%	1.1	0.9	1.3%
Credit Card	0.6	0.6	0.7%	0.6	0.6	0.9%
Other	9.3	8.7	10.7%	6.5	6.2	9.6%

Total	$90.7	$81.9	100.0%	$74.0	$66.9	100.0%

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     The Company seeks to maintain a diversified portfolio of guarantied obligations designed to spread its risk across a number of geographic areas. Set forth below is the distribution of the Company’s par and notional exposures by geographic location as of December 31, 2005 and 2004:

	2005			2004

			% of			% of
(U.S. Dollars in billions)	Gross	Net	Net	Gross	Net	Net

Geographic Distribution—Par Exposure
California	$9.8	$8.7	10.7%	$8.0	$6.8	10.2%
New York	5.9	4.8	5.9%	4.9	3.9	5.8%
Florida	1.9	1.8	2.2%	1.3	1.3	1.9%
Delaware	1.7	1.1	1.3%	2.5	2.4	3.6%
New Jersey	2.4	2.1	2.6%	1.9	1.6	2.4%
Massachusetts	2.3	2.2	2.7%	1.6	1.5	2.2%
Alabama	1.7	1.2	1.5%	1.7	1.2	1.8%
Illinois	3.0	2.8	3.4%	1.6	1.5	2.2%
Texas	2.2	2.0	2.4%	1.6	1.5	2.2%
Wisconsin	1.8	1.5	1.8%	1.3	1.0	1.5%
Colorado	1.3	1.3	1.6%	1.2	1.1	1.6%
Georgia	1.1	1.1	1.3%	0.7	0.7	1.0%
Indiana	0.6	0.1	0.1%	0.8	0.1	0.1%
District of Columbia	0.9	0.9	1.1%	0.9	0.9	1.3%
Michigan	1.5	1.5	1.8%	0.7	0.7	1.0%
Other U.S. Jurisdictions	11.0	11.1	13.6%	7.2	7.9	11.8%
U.S. Diversified	28.0	26.5	32.4%	26.5	24.9	37.2%
International	13.6	11.2	13.7%	9.6	7.9	12.2%

Total	$90.7	$81.9	100.0%	$74.0	$66.9	100.0%

     In its asset-backed business, the Company considers geographic concentration as a factor in its underwriting process. However, the existence of first-loss protection in a typical asset-backed securitization, in addition to other factors, makes it difficult to attribute geographic exposure to deals collateralized by diversified pools of obligations. For asset-backed transactions, the Company considers the seller/servicer, industry and type of collateral to be more relevant measures of diversification.

     Set forth below is the Company’s par exposure from the issuance of financial guaranty insurance policies and its notional exposure from the issuance of credit default swaps as of December 31, 2005 and 2004:

	2005			2004

			% of			% of
(U.S. Dollars in billions)	Gross	Net	Net	Gross	Net	Net

Credit Enhancement—Par Exposure
Financial guaranty insurance policy	$78.1	$69.7	85.1%	$67.3	$60.6	90.6%
Credit default swap	12.6	12.2	14.9%	6.7	6.3	9.4%

Total	$90.7	$81.9	100.0%	$74.0	$66.9	100.0%

12. Liability for Losses and Loss Adjustment Expenses

     The Company’s liability for losses and loss adjustment expenses consists of case basis reserves and unallocated reserves. The provision for losses and loss adjustment expenses represents the expense recorded to bring the total reserve (case basis and unallocated reserves) to a level determined by management to be adequate for losses inherent in the non-derivative financial guaranty insurance and reinsurance

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

portfolio as of the reporting date. Activity in the liability for losses and loss adjustment expenses is summarized as follows:

	Year Ended December 31,

	2005		2004		2003

	Case	Unallocated	Case	Unallocated	Case	Unallocated
(U.S. dollars in thousands)	Reserves	Reserves	Reserves	Reserves	Reserves	Reserves

Gross unpaid losses and loss
expenses at beginning
of year	$50,771	$64,963	$4,660	$42,535	$140	$21,595
Unpaid losses and loss
expenses recoverable	(43,407)	(17,507)	—	(11,400)	—	(5,979)

Net unpaid losses and loss
expenses at beginning
of year	7,364	47,456	4,660	31,135	140	15,616
Increase (decrease) in net
losses and loss expenses
incurred in respect of losses
occurring in
Current year	4,789	13,629	4,391	16,321	4,659	15,519
Prior years	7,603	—	562	—	(140)	—
Less net losses and loss
expenses paid	(2,690)	—	(2,249)	—	—	—

Net unpaid losses and loss
expenses at end of year	17,066	61,085	7,364	47,456	4,660	31,135
Unpaid losses and loss
expenses recoverable	52,316	16,901	43,407	17,507	—	11,400

Gross unpaid losses and
loss expenses at end
of year	$69,382	$77,986	$50,771	$64,963	$4,660	$42,535

     Case Basis Reserves for Losses and Loss Adjustment Expenses

     Set forth below is a discussion of certain case basis reserves established by the Company:

(a)	During the year ended December 31, 2004, the Company recorded a provision for losses of approximately $42.1 million, representing the present value loss expected to be incurred in the future with respect to an insured project financing. Because this loss represented a full limit loss to the subordinated tranche of the insured transaction, the remaining unearned premium pertaining to such tranche, which aggregated approximately $23.3 million, was fully earned resulting in a net loss, before reinsurance, of approximately $18.8 million. The portion of the insured exposure to which this loss relates was fully reinsured on a first-loss basis by XLI and, accordingly, there was no net impact on the Company’s results of operations from this loss provision. During 2005, the Company recorded an additional provision for loss relating to this transaction of $16.7 million ($8.7 million after reinsurance to affiliates), on a present value basis, to reflect certain adverse developments. The total remaining par insured by the Company in connection with this transaction (net of applicable carried case reserves), which amortizes over the next 13 years, aggregated approximately $237.8 million ($164.9 million net of reinsurance to XLI) at December 31, 2005. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary as new information becomes available.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

(b)	In December 2005 certain notes which were insured by the Company and collateralized by loans to medical providers (the “Insured Notes”) defaulted upon their maturity. In satisfaction of the resulting claim, the Company purchased the Insured Notes for $20.2 million, which represented the remaining outstanding principal and accrued interest on the Insured Notes. The Insured Notes were recorded as an investment at their estimated fair value of $19.5 million at the date of acquisition and are reflected in the accompanying combined balance sheet under the caption, “Other invested assets”. The difference between the estimated fair value of the Insured Notes at the date they were acquired and the consideration paid to acquire the notes was recorded as a paid loss of $0.7 million. See Note 2—Other Invested Assets.

The estimate of fair value of the Insured Notes was based on the Company’s estimate of the fair value of the underlying collateral which, as previously discussed, consisted of loans to medical providers. Certain of these loans were made to Intrepid USA Healthcare Services (“Intrepid”), a national provider of home nursing services to patients with acute illnesses. Intrepid declared bankruptcy in 2004. On February 3, 2006, Intrepid emerged from bankruptcy. In connection therewith, in February 2006, the Company accepted preferred stock of Intrepid in exchange for the cancellation of a portion of the Insured Notes. This preferred stock is in-substance common stock, as defined in EITF 02-14, Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock, and represents a 49% ownership interest in Intrepid. In connection with, and critical to, Intrepid’s emergence from bankruptcy was certain exit financing obtained by Intrepid. Pursuant to the terms of the related credit agreement, Intrepid must achieve certain financial targets over certain periods of time. In certain cases, if such targets are not met, the provider of such financing can foreclose on all ownership interest in Intrepid. If the provider of the financing foreclosed on all ownership interest in Intrepid, which is not expected by management, the Company would be required to write-off the carrying value of this investment, which was approximately $13.5 million at December 31, 2005.

(c)	During the year ended December 31, 2005, the Company recorded a provision for loss of $5.2 million ($3.4 million after reinsurance) representing the present value loss expected to be incurred in the future with respect to an insured residential mortgage securitization. The total remaining par insured by the Company in connection with this transaction aggregated approximately $264.2 million ($170.3 million net of reinsurance) at December 31, 2005, and amortizes over many years into the future. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

     In addition to the matters discussed above, during the year end December 31, 2005 the Company experienced favorable prior year development on its assumed reinsurance case reserves of approximately $1.1 million. Also at December 31, 2005 the Company had case basis loss adjustment expense reserves of $3.4 million, which primarily relate to remediation efforts associated with the aforementioned transactions.

     The financing vehicles through which the insured exposures referred to above were issued are variable interest entities, as defined under FASB Interpretation 46/46R, Consolidation of Variable Interest Entities, however, the Company is not the primary beneficiary of such entities. If the transactions are restructured or if the Company exercises its contractual rights under such transactions in the event of a default, the primary beneficiary in such transactions may have to be reconsidered. If such events occur, the Company may be required to consolidate the financing vehicles.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     Unallocated Reserves

     In accordance with the Company’s accounting policy discussed in Note 2, the Company’s net provision for unallocated reserves is a function of applying the initial expected loss ratio to earned premium each period (after exclusion of the effect on earned premium of refunding and full limit losses because no more risk exists on those related policies) and the expected loss emergence pattern. For the years ended December 31, 2005, 2004 and 2003, the Company recorded a net provision for unallocated reserves of $13.6 million, $16.3 million and $15.5 million, respectively. During 2004, the Company changed its initial expected loss ratio from 25 percent of earned premium to 20 percent of earned premium to reflect the changing risk profile of its in-force business. This change resulted in approximately a $15.0 million decrease in unallocated loss reserves which decrease was substantially offset by a change in the estimated expected loss emergence pattern of our in-force business due to the availability of more detailed information as a result of the implementation in 2004 of a new automated information system. The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified.

13. Income Taxes

     XLFA is not subject to any taxes in Bermuda on either income or capital gains under current Bermuda law. In the event that there is a change such that these taxes are imposed, XLFA would be exempted from any such tax until March 2016 pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966, and Amended Act of 1987.

     XLCA is subject to federal, state and local corporate income taxes and other taxes applicable to U.S. corporations. The provision for federal income taxes has been determined under the principles of the consolidated tax provisions of the Internal Revenue Code and Regulations thereunder. XLCA has operations in subsidiary and branch form in other jurisdictions around the world (see Note 1) that are subject to relevant taxes in those jurisdictions.

     XLCA’s federal income tax return is consolidated with the consolidated group that has XLA as its common parent.

     The Company’s income tax provisions for the years ended December 31, 2005, 2004 and 2003 are as follows:

	Year Ended December 31,

(U.S. dollars in thousands)	2005	2004	2003

Current Expense:
U.S.	$(361)	$5,754	$6,754
Non-U.S.	—	—	—

Total current expense	$(361)	$5,754	$6,754
Deferred Expense (Benefit):
U.S.	$(916)	$(3,834)	$(7,709)
Non-U.S.	—	—	—

Total deferred expense	$(916)	$(3,834)	$(7,709)

Total tax (benefit) expense	$(1,277)	$1,920	$(955)

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     Reconciliation of the difference between the provision for income taxes and the expected tax provision at the weighted average tax rate for the years ended December 31, 2005, 2004 and 2003 is provided below:

	2005	2004	2003

(U.S. dollars in thousands)	Amount	Amount	Amount

Expected tax benefit	$(2,146)	$79	$(1,653)
Adjustments
Gain on contributed security	—	—	533
Transfer pricing	700	1,485	495
Prior year true-up	20	326	(349)
Valuation allowance	85	—	—
Other	64	30	19

Actual tax (benefit) expense	$(1,277)	$1,920	$(955)

     The weighted average expected tax provision or benefit has been calculated using the pre-tax accounting income or loss in each jurisdiction multiplied by that jurisdiction’s applicable statutory tax rate. The expected and actual tax benefit or expense for each of the years ending December 31, is primarily attributable to the taxable income or loss in the United States. XLCA has a facultative quota share reinsurance treaty with XLFA under which XLCA cedes up to 90% of its business to XLFA. As a result, the pre-tax income earned by XLFA, which is a Bermuda company, is not subject to U.S. income tax.

     The components of the net deferred Federal income tax position of the Company as of December 31, 2005 and 2004 are as follows:

(U.S. dollars in thousands)	2005	2004

Deferred tax assets
Deferred ceding commissions, net	$14,895	$14,034
Deferred premium revenue	2,088	2,421
Foreign losses	1,429	1,378
Unrealized depreciation on investments	803	—
Capital loss carry forward	86	—
Valuation allowance	(888)	—
Other—net	628	368

Total deferred tax assets	19,041	18,201

Deferred tax liabilities
Unrealized appreciation of investments	—	(849)
Accretion of discount	(196)	(92)

Total deferred tax liabilities	(196)	(941)

Net deferred federal income tax asset	$18,845	$17,260

     The valuation allowance at December 31, 2005 relates to net unrealized capital losses and realized capital loss carry forwards in the U.S. that may not be realized within a reasonable period. As of December 31, 2005, the Company has net unrealized capital losses and realized capital loss carry forwards of approximately $2.3 million and $242,000, respectively, in the U.S., against which a valuation allowance of $888,000 has been established. Management has concluded that the remaining deferred tax assets are more likely than not to be realized. Management will continue to evaluate income generated in future periods in determining the reasonableness of its position. If management determines that future income gener-

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

ated is insufficient to cause the realization of the deferred tax assets within a reasonable period, a valuation allowance would be required.

     If XLCA leaves the XLA consolidated group, management of XLCA and its subsidiary will be required to evaluate the realizibility of XLCA’s deferred tax assets without the benefit of being a member of the XLA consolidated group.

     The XLA consolidated group maintains a tax sharing agreement with its subsidiaries whereby the consolidated tax liability is allocated among affiliates in the ratio that each affiliate’s separate return liability bears to the sum of the separate return liabilities of all affiliates that are members of the consolidated group. In addition, a complementary method is used which results in reimbursement by profitable affiliates to loss affiliates for tax benefits generated by loss affiliates. At December 31, 2005 and 2004, XLCA had a federal income tax payable of $1,023,000 and $3,869,000 to XLA, respectively.

14. Commitments and Contingencies

     a. Litigation

     In the ordinary course of business, the Company may become subject to litigation or other legal proceedings. It is the opinion of the Company’s management, based upon the information available that the expected outcome of any outstanding litigation, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

     b. Tax Matters

     The Company is a Bermuda corporation and, except as described below, neither it nor its non-United States subsidiaries have paid United States corporate income taxes on the basis that they are not engaged in a trade or business or otherwise subject to taxation in the U.S. However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Internal Revenue Code of 1986, regulations or court decisions, there could be no assurance that the Internal Revenue Service will not contend that the Company or its non-United States subsidiaries are engaged in a trade or business or otherwise subject to taxation in the U.S. If the Company or its non-United States subsidiaries were considered to be engaged in a trade or business in the United States (and, if the Company or such subsidiaries were to qualify for the benefits under the income tax treaty between the United States and Bermuda and other countries in which the Company operates, such business were attributable to a “permanent establishment” in the U.S.), the Company or such subsidiaries could be subject to United States tax at regular tax rates on its taxable income that is effectively connected with its United States trade or business plus an additional 30% “branch profits” tax on such income remaining after the regular tax, in which case there could be a significant adverse effect on the Company’s results of operations and financial condition.

     c. Lease Commitments

     The Company’s lease commitments are comprised primarily of its office premises. The table below presents the Company’s minimum lease payment obligations under its office premises and equipment leases, as well as estimated sub-lease income from the sub-lease of certain office space.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

	Minimum Lease	Sub-lease
(U.S. Dollars in thousands)	Payments	Income

2006	$6,867	$1,302
2007	6,877	1,191
2008	7,147	778
2009	7,168	791
2010	7,198	795
Later years	82,220	2,967

Total	$117,477	$7,824

     Net rent expense was $5,049,142, $5,117,598 and $6,398,785 for the years ended December 31, 2005, 2004, and 2003, respectively.

15. Disclosures About Fair Values of Financial Instruments

     The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Fixed-maturity investments: The carrying amount is fair value, which is based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes.

     Short-term investments: The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

     Cash and cash equivalents: The carrying amount of these items is a reasonable estimate of their fair value due to the short maturity of these instruments.

     Deferred premium revenue, net of prepaid reinsurance premiums: The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company’s future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contract.

     Losses and loss expenses, net of reinsurance balances recoverable: The carrying value is assumed to be fair value, because the provision is established for non-specific expected levels of losses resulting from credit failures.

     Installment premiums: The fair value of installment premiums is estimated based on the present value of the future contractual premium revenues, net of reinsurance, that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract. The fair value is derived by calculating the present value of the estimated future cash flow stream (net premium and ceding commissions) discounted at 4.87% and 3.61% at December 31, 2005 and 2004, respectively.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

	2005		2004

	Carrying	Estimated	Carrying	Estimated
(U.S. Dollars in thousands)	Amount	Fair Value	Amount	Fair Value

Assets
Fixed-maturity investments	$1,316,029	$1,316,029	$1,050,626	$1,050,626
Short-term investments	30,811	30,811	106,579	106,579
Cash and cash equivalents	54,593	54,593	71,247	71,247

Liabilities
Deferred premium revenue, net of prepaid
reinsurance premiums	522,712	369,572	429,639	303,294
Loss and loss adjustment expenses, net of
reinsurance recoverable on unpaid losses	78,151	78,151	54,820	54,820

Off-Balance Sheet Instruments
Installment premiums	—	374,629	—	370,257

16. Dividend Restrictions

     XLCA

     The ability of XLCA to declare and pay us a dividend is governed by the Insurance Law of the State of New York (the “Insurance Law”). Under the Insurance Law XLCA is permitted to pay dividends each calendar year, without the prior approval of the superintendent of the insurance department, in an amount equal to the lesser of ten percent of its policyholders’ surplus as of the end of the preceding calendar year or its net investment income for the preceding calendar year, as determined in accordance with Statutory Accounting Practices prescribed or permitted by the Insurance Department of the State of New York. The law also provides that XLCA may distribute dividends to its shareholders in excess of the aforementioned amount only upon giving notice of its intention to declare such dividend, and the amount thereof, to the New York Superintendent. The New York Superintendent may disapprove such distribution if he finds that the financial condition of XLCA does not warrant such distribution.

     For the years ended December 31, 2005, 2004, and 2003, XLCA reported statutory-basis net losses of $0.4 million, $5.7 million, and $11.0 million, respectively, and statutory-basis capital and surplus of $188.8 million and $198.4 million as of December 31, 2005 and 2004, respectively.

     In addition, XLCA has undertaken, subject to certain limited exceptions, not to declare or grant dividends on its outstanding shares without the prior written consent of each of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch Inc. until the earlier of December 31, 2006 and the date on which XLCA no longer holds triple-A ratings from each of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch Inc.

     XLFA

     The Bermuda Insurance Act limits the declaration and payment of dividends and other distributions by XLFA on its common shares. Following sets forth certain information regarding such limits.

  A minimum amount of share capital must be always issued and outstanding and cannot be reduced. For XLFA the minimum share capital requirement is $120,000.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003
  Before reducing its total statutory capital by 15% or more, as set out in its previous year’s financial statements, XLFA must obtain the prior approval of the BMA. At December 31, 2005, XLFA’s statutory capital was $551.9 million.

  With respect to the declaration and payment of dividends, XLFA is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio, or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. If XLFA fails to meet the minimum solvency margin or minimum liquidity ratio on the last day of any financial year, it will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year.

     In addition, XLFA has undertaken not to declare or grant dividends on its common shares without the prior written consent of each of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch Inc. until the earlier of December 31, 2006 and the date on which all of the aforementioned rating agencies cease to provide a “AAA” rating on XLFA.

17. Credit Default Swaps

     Credit default swaps insured by the Company meet the definition of a derivative under SFAS No. 133. The Company has recorded these products at fair value, modeled on prevailing market conditions and certain other factors relating to the structure and credit quality of the transaction. The Company considers credit default swaps to be, in substance, financial guaranty contracts as the Company intends to hold them to maturity. See Note 2 for information regarding the Company’s accounting policy for credit default swaps.

     Credit default swaps generally cover a portfolio of securities. The credit ratings of the underlying securities vary and a single rating is calculated for the Company’s exposure at the inception of the transaction by an independent credit rating agency. In order to effectively price and market the transaction, different tranches are modeled for the purpose of assigning credit ratings based upon the level of subordination. Generally, a primary layer of first loss protection is created with the Company participating in the senior or higher quality-rated tranches of the transaction.

     The Company’s exposure is fair valued taking into account changes in credit spreads, current market conditions, as well as the overall credit quality of the underlying collateral.

     The Company’s credit default swap portfolio generally requires the Company to meet payment obligations for referenced credits within the portfolio in the event of specific credit events after exhaustion of various first loss protection levels. These credit events are contract-specific, but generally cover bankruptcy and failure to pay and repudiation. The credit default swap portfolio consists of structured pools of corporate obligations that were awarded investment-grade ratings at the deals’ inception. On a net par basis, approximately 96.7% of the portfolio is rated “AAA” with the remaining 3.3% allocated to other investment-grade ratings. The weighted average term of the contracts in-force was 3.71 years. The following tables present the amounts related to credit default swaps reflected in our financial statements as of and for the periods indicated:

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

	Year Ended December 31,

(U.S. dollars in thousands)	2005	2004	2003

Statement of Income:
Net earned premiums	$16,527	$22,267	$18,425
Net losses and loss expenses	415	4,448	1,210
Net realized and unrealized gains (losses) on credit
derivatives	(6,681)	12,687	15,606

Net impact on income before tax	$9,431	$30,506	$32,821

		As at December 31,

		2005	2004

Balance sheet:
Unpaid losses and loss expenses recoverable		$787	$512
Other assets		14,605	18,864
Unpaid losses and loss expenses		11,890	11,200
Deferred premium revenue		205	274
Other liabilities		2,071	1,856

Net asset carrying value		$1,226	$6,046

18. Insured Exposure in Geographic Area Impacted by Hurricanes Katrina and Rita

     Set forth below is a summary of the Company’s principal exposure as of December 31, 2005 to credits located in the Alabama, Louisiana, Mississippi, and Texas counties designated by the Federal Emergency Management Agency (FEMA) for “Individual and Public Assistance” (excluding counties designated to receive only Category A: Debris Removal and Category B: Emergency Protective Measures) as of December 31, 2005 as a result of Hurricanes Katrina and Rita. Such exposure consists solely of guarantied public finance exposures. The Company has no direct exposure to the City of New Orleans or to any other issuer located in such City. The Company’s asset-backed transactions have not been included in the table set forth below as they are backed by pools of geographically diverse assets with minimal concentration in the areas affected. As of December 31, 2005, the Company has not been notified of any claims associated with Hurricane Katrina or Hurricane Rita. In addition, based on the Company’s assessment of its exposures in the affected areas and all related available information, it has not established any reserves at such date. As additional information becomes available, the Company will assess the need for reserves and make provision therefore as considered necessary. Further new designations and/or reclassifications of FEMA-designated counties by FEMA may occur. Accordingly, the table below is subject to revision.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

Public Finance Exposure in Counties Designated by FEMA for “Individual and Public Assistance”
As of December 31, 2005

	Gross Par

		Louisiana
		(New
		Orleans	Other			Total
(U.S. Dollars in thousands)	Texas	area)	Louisiana	Mississippi	Alabama	Gross Par

Bond Type
General Obligation	$29,685	$13,185	$29,550	$39,200	$33,585	$145,205
Sales Tax Supported	7,570	1,300	4,305	5,310	—	18,485
Higher Education	6,070	—	—	—	—	6,070
Utility—Public	13,830	—	9,435	—	—	23,265
Utility—Private (investor-owned)	—	—	—	90,000	—	90,000

Totals	$57,155	$14,485	$43,290	$134,510	$33,585	$283,025

	Net Par

		Louisiana
		(New
		Orleans	Other			Total
	Texas	area)	Louisiana	Mississippi	Alabama	Gross Par

Bond Type
General Obligation	$29,685	$13,185	$29,550	$39,200	$33,585	$145,205
Sales Tax Supported	7,570	1,300	4,305	5,310	—	18,485
Higher Education	6,070	—	—	—	—	6,070
Utility—Public	13,830	—	9,435	—	—	23,265
Utility—Private (investor-owned)	—	—	—	90,000	—	90,000

Totals	$57,155	$14,485	$43,290	$134,510	$33,585	$283,025

19. Stock-Based Compensation Plans

     a. Stock Plans

     XL Capital’s “1991 Performance Incentive Program” governs the Company’s grants of non-qualified or incentive stock options, restricted stock, restricted stock units, performance shares, performance units and stock appreciation rights (“SARs”). The plan is administered by XL Capital’s Board of Directors and the Compensation Committee of the Board of Directors. Stock options may be granted with or without SARs. No SARs have been granted to date. Grant prices are established at the fair market value of XL Capital’s common stock at the date of grant. Options and SARs have a life of not longer than ten years and vest as set forth at the time of grant. Options currently vest annually over four years from date of grant.

     Restricted stock awards issued under the 1991 Performance Incentive Program vest as set forth in the applicable award agreements. These shares contained certain restrictions, prior to vesting, relating to, among other things, forfeiture in the event of termination of employment and transferability. As the shares are issued, deferred compensation equivalent to the fair market value on the date of the grant is charged to shareholders’ equity and subsequently amortized over the vesting period. Restricted stock issued under the plan totaled 113,850 shares, 66,675 shares, and 50,930 shares in 2005, 2004, and 2003, respectively.

     Under XL Capital’s 1999 Performance Incentive Plan, 1,250,000 options were available for issuance to employees who were not directors or executive officers of the Company.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     XL Capital also maintains an employee share purchase plan (the “ESPP”). The ESPP is administered by a committee which consists of members of XL Capital’s Compensation Committee of the Company’s Board of Directors. The ESPP has two offering periods a year. The first period commenced on July 1, 2002. All employees of XL Capital and its designated participating subsidiaries, are eligible to participate in the ESPP provided they have been employed at least one month prior to the start of the offering period and they do not hold more than 5% of the Company’s total stock, including stock acquired in the current period. Employees can invest up to 20% of their total monthly cash compensation towards the purchase of the Company’s shares up to a total market value (measured on the first day of the offering period) of U.S. $25,000. The total number of shares purchased in any offering period cannot exceed 1,000 shares. Employees who enroll in the ESPP may purchase the Company’s shares at a 15% discount on the lesser of the market price at the beginning or at the end of the six-month offering period. Once purchased, employees can sell or transfer their shares to someone else’s name only during an Open Trading Window. Participants in the ESPP are eligible to receive dividends on the Company’s shares. A total of 1,255,000 ordinary shares may be issued under the ESPP. The number of shares issued during the years ended December 31, 2005, 2004 and 2003 were 10,866, 9,893 and 7,073, respectively. Effective January 1, 2006, the ESPP was terminated.

     b. FAS 123

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2005	2004	2003

Dividend yield	2.60%	2.54%	2.80%
Risk free interest rate	4.00%	3.00%	2.81%
Expected volatility	25.0%	27.0%	30.0%
Expected lives	5.5 years	6.0 years	5.0 years

     Total stock based compensation expensed, which related to amortization of restricted stock, was $2.4 million, $4.1 million and $1.9 million in 2005, 2004 and 2003, respectively.

     Following is a summary of stock options and related activity:

	2005		2004		2003

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price

Outstanding—beginning of year	1,345,201	$75.62	1,299,950	$75.53	1,150,869	$76.34
Granted	205,000	$75.65	199,200	$77.10	167,500	$68.87
Exercised	(253,750)	$60.10	(40,083)	$60.42	(11,885)	$51.17
Cancelled	(212,333)	$83.84	(113,866)	$82.50	(6,534)	$91.94

Outstanding—end of year	1,084,118	$77.65	1,345,201	$75.62	1,299,950	$75.53

Options exercisable	730,093		932,058		751,128

     The exercise price of the Company’s options granted is the market price of XL Capital’s Class A ordinary shares on the grant date.

XL Financial Guaranty Companies
Notes to Combined Financial Statements
December 31, 2005, 2004 and 2003

     The following table summarizes information about the Company’s stock options (including stock appreciation rights) for options outstanding as of December 31, 2005:

Options Outstanding				Options Exercisable

		Weighted	Average		Weighted
Range of	Number of	Average	Remaining	Number of	Average
Exercise Prices	Options	Exercise Price	Contractual Life	Options	Exercise Price

$38.13-$43.25	13,200	$39.37	1.8 years	13,200	$39.37
$50.00-$61.50	104,102	$52.94	3.6 years	104,102	$52.94
$64.69-$77.10	489,200	$74.01	7.8 years	135,175	$71.20
$79.10-$96.56	477,616	$87.82	5.8 years	477,616	$87.82

$38.13-$96.56	1,084,118	$77.65	6.4 years	730,093	$78.90

20. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

	Year ended December 31,
	2005	2004	2003

(U.S. Dollars in thousands, except share amounts)

Net income	$89,251	$74,788	$70,796

Preference share dividends	8,805	15,934	9,491

Net income available to common shareholders	$80,446	$58,854	$61,305

Basic shares (1)	46,127	46,127	46,127
Common stock equivalents	—	—	—

Diluted shares (1)	46,127	46,127	46,127

Net income:
Basic EPS	$1.93	$1.62	$1.53
Diluted EPS	$1.93	$1.62	$1.53

Preference share dividends:
Basic EPS	$0.19	$0.35	$0.21
Diluted EPS	$0.19	$0.35	$0.21

Net income available to common shareholders:
Basic EPS	$1.74	$1.28	$1.33
Diluted EPS	$1.74	$1.28	$1.33

(1) Based on 46,127,245 shares outstanding immediately prior to the initial public offering.

21. Quarterly Financial Information (Unaudited)

	2005

(U.S. Dollars in thousands)	First	Second	Third	Fourth	Full Year

Gross premiums written and assumed	$51,737	$82,170	$82,978	$68,554	$285,439
Net premiums written	40,045	73,961	73,543	57,363	244,912
Net premiums earned	32,640	33,055	41,136	45,008	151,839
Net investment income	11,308	12,262	13,259	14,331	51,160
Net losses and loss adjustment expenses	2,206	16,743	1,095	5,977	26,021
Income before taxes and preference
dividends	25,536	2,451	30,691	29,296	87,974
Net income available to common
shareholders	21,984	74	31,373	27,015	80,446

	2004

(U.S. Dollars in thousands)	First	Second	Third	Fourth	Full Year

Gross premiums written and assumed	$57,731	$75,735	$60,334	$82,762	$276,562
Net premiums written	48,921	73,731	49,593	96,194	268,439
Net premiums earned	28,134	30,688	23,353	34,106	116,281
Net investment income	7,635	8,291	9,104	10,716	35,746
Net losses and loss adjustment expenses	1,903	5,943	10,295	3,133	21,274
Income before taxes and preference
dividends	31,610	14,193	6,229	24,676	76,708
Net income available to common
shareholders	30,597	3,732	5,949	18,576	58,854

See accompanying notes to condensed combined financial statements.

Security Capital Assurance Ltd
Interim Condensed Combined Balance Sheets
(UNAUDITED)
(U.S. Dollars in thousands except per share amounts)

	March 31,	December 31,
	2006	2005

Assets
Investments
Fixed maturities available for sale, at fair value
(amortized cost: 2006—$1,373,226; 2005—$1,336,075)	$1,334,638	$1,316,029
Short-term investments, at fair value
(amortized cost: 2006—$43,674; 2005—$31,015)	43,475	30,811
Other invested assets	12,222	17,621

Total investments	1,390,335	1,364,461
Cash and cash equivalents	45,581	54,593
Accrued investment income	10,803	11,847
Deferred acquisition costs	65,365	59,592
Prepaid reinsurance premiums	69,263	69,873
Premiums receivable	10,746	7,770
Reinsurance balances recoverable on unpaid losses	69,987	69,217
Intangible assets—acquired licenses	11,529	11,529
Deferred federal income tax asset	19,985	18,845
Other assets	26,821	16,588

Total assets	$1,720,415	$1,684,315

Liabilities and Shareholders’ Equity
Liabilities
Unpaid losses and loss adjustment expenses	$150,927	$147,368
Deferred premium revenue	628,753	592,585
Reinsurance premiums payable	5,666	310
Accounts payable, accrued expenses and other liabilities	11,439	23,252
Dividend payable	—	1,445
Current federal income tax payable	2,859	1,023

Total liabilities	799,644	765,983
Redeemable preferred shares
Series A redeemable preferred shares (par value of $120 per share;
10,000 shares authorized; 363 issued and outstanding as at
March 31, 2006 and December 31, 2005, respectively)	44	44
Additional paid-in capital	53,972	50,474

Total redeemable preferred shares	54,016	50,518

Shareholders’ Equity
Common stock—(XLCA—par value $7,500 per share; 8,000 shares
authorized; 2,000 shares issued and outstanding; XLFA—
par value $120 per share; 10,000 shares authorized; 2,449
shares issued and outstanding)	15,294	15,294
Additional paid-in capital	591,790	591,118
Retained earnings	298,458	281,709
Accumulated other comprehensive income (net of deferred federal
income tax liability of: March 31, 2006—$0; December 31, 2005—$57)	(38,787)	(20,307)
Total shareholders’ equity	866,755	867,814

Total liabilities, redeemable preferred shares and shareholders’ equity	$1,720,415	$1,684,315

See accompanying notes to condensed combined financial statements.

Security Capital Assurance Ltd
Interim Condensed Combined Statements of Operations and Comprehensive Income
(UNAUDITED)
(U.S. Dollars in thousands except per share amounts)

	Three Months Ended
	March 31,

	2006	2005

Revenues
Gross premiums written	$70,780	$40,892
Reinsurance premiums assumed	11,403	10,845

Total premiums written	82,183	51,737
Ceded premiums	(7,592)	(11,693)

Net premiums written	74,591	40,044
Change in net deferred premium revenue	(36,778)	(7,404)

Net premiums earned (net of ceded premiums of $8,203 and $7,427)	37,813	32,640
Net investment income	15,062	11,308
Net realized losses on investments	(5,683)	(1,413)
Net realized and unrealized gains (losses) on credit derivatives	(3,850)	2,115
Fee income and other	1,260	750

Total revenues	44,602	45,400

Expenses
Net losses and loss adjustment expenses	3,449	2,206
Acquisition costs, net	2,682	2,065
Operating expenses	17,095	15,593

Total expenses	23,226	19,864

Net income before income tax	21,376	25,536
Income tax expense	15	14

Net income	21,361	25,522
Preference share dividends	4,612	3,538

Net income available to common shareholders	$16,749	$21,984

Comprehensive income
Net income	$21,361	$25,522
Change in unrealized (depreciation) of investments	(18,480)	(15,177)

Total comprehensive income	$2,881	$10,345

Per share data
Earnings per share available to common shareholders:
(See Note 11—Earnings Per Share)
Basic	$0.36	$0.48
Diluted	$0.36	$0.48

See accompanying notes to condensed combined financial statements.

Security Capital Assurance Ltd
Interim Condensed Combined Statements of Changes in Shareholders’ Equity
(UNAUDITED)
(U.S. Dollars in thousands except per share amounts)

	Three Months Ended
	March 31,

	2006	2005

Common Shares
Balance—beginning of year	$15,294	$15,294
Issuance of common shares	—	—

Balance—end of period	15,294	15,294

Additional Paid-In Capital
Balance—beginning of year	591,118	588,414
Issuance of common shares	—	—
Capital contribution	672	676

Balance—end of period	591,790	589,090

Accumulated Other Comprehensive Income
Balance—beginning of year	(20,307)	(241)
Net change in unrealized appreciation of investments, net of deferred federal
tax benefit of $57 in 2006, $793 in 2005	(18,480)	(15,177)

Balance—end of period	(38,787)	(15,418)

Retained Earnings
Balance—beginning of year	281,709	201,263
Net income	21,361	25,522
Dividends on preference shares	(4,612)	(3,538)

Balance—end of period	298,458	223,247

Total shareholders’ equity	$866,755	$812,213

See accompanying notes to condensed combined financial statements.

Security Capital Assurance Ltd
Interim Condensed Combined Statements of Cash Flows
(UNAUDITED)
(U.S. Dollars in thousands except per share amounts)

	Three Months Ended
	March 31,

	2006	2005

Cash flows provided by operating activities:
Net income	$21,361	$25,522

Adjustments to reconcile net income to net cash provided by operating activities
Net realized losses on sale of investments	5,683	1,413
Net realized and unrealized losses (gains) on credit derivatives	3,850	(2,115)
Amortization of premium on bonds	1,106	1,290
Decrease in accrued investment income	1,044	679
(Increase) in deferred acquisition costs	(5,773)	(4,102)
Decrease (increase) in prepaid reinsurance premiums	610	(4,381)
(Increase) decrease in premiums receivable	(2,976)	15,810
(Increase) in reinsurance balances recoverable on unpaid losses	(770)	(1,103)
Increase in unpaid losses and loss adjustment expenses	3,559	2,854
Increase in deferred premium revenue	36,168	11,786
Increase (decrease) in reinsurance premiums payable	5,356	(488)
(Decrease) increase in accounts payable, accrued expenses and
other liabilities	(12,651)	2,980
(Increase) in deferred federal tax asset	(1,140)	(1,423)
Increase in current federal income tax payable	1,836	349
Other	(11,651)	(23,628)

Total adjustments	24,251	(79)

Net cash provided by operating activities	45,612	25,443

Cash flows from investing activities:
Proceeds from sale of fixed maturities and short term investments	74,398	152,105
Proceeds from maturity of fixed maturities and short term investments	8,178	34,810
Purchase of fixed maturities and short term investments	(134,641)	(243,431)

Net cash (used in) investing activities	(52,065)	(56,516)

Cash flows from financing activities:
Dividends on Series A preferred shares	(2,559)	(2,600)

Net cash (used in) financing activities	(2,559)	(2,600)

Decrease in cash and cash equivalents	(9,012)	(33,673)
Cash and cash equivalents—beginning of year	54,593	71,247

Cash and cash equivalents—end of period	$45,581	$37,574

Taxes paid	$(738)	$—

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)

1. Organization and Ownership

     On March 17, 2006, XL Capital Ltd (“XL Capital”) formed Security Capital Assurance Ltd (“SCA”), a Bermuda based holding company, in anticipation of contributing its ownership interests in its financial guaranty insurance and financial guaranty reinsurance businesses to SCA and selling an interest therein to the public through an initial public offering of SCA common shares (the “IPO”). SCA is not expected to commence operations until on or about the effective date of the IPO and will only have a nominal amount of assets and liabilities until such time. The aforementioned businesses that will be contributed to SCA by XL Capital are comprised of: (i) XL Capital Assurance Inc. (“XLCA”) and its wholly-owned subsidiary, XL Capital Assurance (U.K.) Limited (“XLCA-UK”) and (ii) XL Financial Assurance Ltd. (“XLFA”). The contribution of such businesses to SCA is anticipated to take place on or about the IPO of SCA. SCA, XLCA and XLFA are hereafter collectively referred to as the “XL Financial Guaranty Companies,” the “Combined Entities” or the “Company.” XLCA is an indirect wholly owned subsidiary of XL Capital and substantially all of XLFA is owned by XL Capital except for a $54.0 million preferred stock interest which is owned by Financial Security Assurance Holdings Ltd. (“FSAH”). See Note 10.

2. Basis of Presentation and Consolidation

     The interim unaudited combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), and, in the opinion of management, reflect all adjustments, consisting of normally recurring adjustments, necessary for a fair presentation of the Company’s financial condition, results of operations and cash flows for the periods presented. Accordingly, these financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. These combined interim financial statements of the Company should be read in conjunction with the audited historical combined financials statements of the Company as of December 31, 2005 and 2004 and the years ended December 31, 2005, 2004, and 2003.

     The combined interim combined financial statements include the assets, liabilities, operating results and cash flows of the Company and have been prepared using the historical bases for assets and liabilities and the historical results of operations of the Combined Entities. For all periods presented, certain expenses reflected in the financial statements include allocations of corporate expenses incurred by XL Capital related to general and administrative services provided to the Company. These expenses were allocated based on estimates of the cost incurred by XL Capital to provide these services to the Company. Management believes that the methods used to estimate the costs allocated to the company are reasonable. All intercompany accounts and transactions have been eliminated. However, these results do not necessarily represent what the historical combined financial position, results of operations and cash flows of the Company would have been if the Company had been a separate and stand-alone entity during the periods presented.

     The results of operations for the interim period are not necessarily indicative of the results that may be expected for the year ended December 31, 2006, as interim results may be affected by several factors including, but not limited to, changes in the economic environment. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)

3. Credit Default Swaps

     Credit default swaps issued by the Company meet the definition of a derivative under FASB Statement of Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended by SFAS No. 149. Credit default swaps are recognized at fair value and recorded in either assets or liabilities in the accompanying combined balance sheet. The Company intends to hold these derivative instruments until maturity.

     The fair value of credit default swaps is determined using a model developed by the Company and is dependent upon a number of factors including changes in interest rates, credit spreads, changes in credit quality, expected recovery rates and other market factors. The change resulting from movements in these factors is unrealized as the credit default swaps are not traded to realize this value. Other elements of the change in fair value are based upon pricing established at the inception of the contract, as well as events triggering loss payments under the contracts by the Company.

     Changes in the fair value of credit default swaps attributable to earnings from premiums received by the Company from the issuance of such contracts are recorded in the line item caption entitled “net premiums earned” in the accompanying combined statement of operations. In addition, changes in the fair value of credit default swaps attributable to losses from actual and expected payments to counterparties under such contracts are recorded in the line item caption entitled “net losses and loss adjustment expenses” in the accompanying combined statement of operations, and the remaining components of the change in fair value of credit default swaps, which are attributable to the market and other factors discussed above, are recorded in the line item caption entitled “net realized and unrealized gains (losses) on credit derivatives” in the accompanying combined statement of operations. This presentation is applicable only to credit default swaps issued by the Company that it has the intent and ability to hold to maturity and is consistent with practices in the financial guaranty insurance industry for reporting the results of such instruments.

     The Company’s credit default swap portfolio generally requires the Company to meet payment obligations for referenced credits within the portfolio in the event of specific credit events after exhaustion of various first-loss protection levels. These credit events are contract-specific, but generally cover bankruptcy and failure to pay and repudiation. The credit default swap portfolio consists of structured pools of corporate obligations that were awarded investment-grade ratings at the deals’ inception. At March 31, 2006, on a net par basis, approximately 98.5% of the portfolio was rated “AAA” with the remaining 1.5% allocated to other investment-grade ratings. The weighted average term of the contracts in-force was 12.9 years.

     The following tables present the amounts related to credit default swaps reflected in our financial statements as of and for the periods indicated:

	(Unaudited)
	Three Months Ended
	March 31,

(U.S. Dollars in thousands)	2006	2005

Statement of Income:
Net earned premiums	$5,047	$4,437
Net losses and loss adjustment expenses	550	1,170
Net realized and unrealized (losses) gains on credit derivatives	(3,850)	2,115

Net impact on income before tax	$647	$5,382

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)

	(Unaudited)
	As at	As at
	March 31,	December 31,
(U.S. Dollars in thousands)	2006	2005

Balance sheet:
Unpaid losses and loss expenses recoverable	$863	$787
Other assets	12,537	14,605
Unpaid losses and loss expenses	12,516	11,890
Deferred premium revenue	188	205
Other liabilities	2,909	2,071

Net (liabilities) asset carrying value	$(2,213)	$1,226

4. Recent Accounting Pronouncements

     In November 2005, the FASB issued FSP FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments to finalize the guidance which was initially provided in EITF 03-1, on (1) when an investment is considered impaired, (2) whether that impairment is “other-than-temporary,” (3) how to measure the impairment loss, and (4) disclosures related to impaired securities. Because of concerns about the application of EITF 03-1’s guidance that described whether an impairment is other-than-temporary, the FASB deferred the effective date of that portion of EITF 03-I’s guidance. This FSP now officially nullifies EITF 03-1’s guidance on determining whether an impairment is other-than-temporary, and effectively retains the previous guidance in this area. The FSP generally carries forward EITF 03-I’s guidance for determining when an investment is impaired, how to measure the impairment loss and what disclosures should be made regarding impaired securities. Adoption of the guidance as of January 1, 2006 had no effect on the Company’s financial condition or results of operations.

     In June 2005, at the request of the Securities and Exchange Commission, the Financial Accounting Standards Board (“FASB”) added a project to their agenda to review and provide guidance for the accounting for financial guaranty insurance contracts under which it will consider claims liability recognition, premium recognition, and the related amortization of deferred policy acquisition costs. Current accounting literature, specifically Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 60, “Accounting and Reporting by Insurance Enterprises” (“SEAS 60”), and FASB Statement of Financial Accounting Standards No. 97, “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments” (“SEAS 97”), does not specifically address the unique characteristics of accounting for financial guarantee insurance contracts. Consequently, the accounting principles applied by the industry, as well as the Company, have evolved over time and incorporate the concepts of both short-duration and long-duration contract accounting under the provisions of SEAS 60 and SEAS 97, as well as other accounting literature, such as FASB No. 5, “Accounting for Contingencies,” and Emerging Issues Task Force (“EITF”) Issue No. 85-20, “Recognition of Fees for Guaranteeing a Loan.” The Company will continue to apply the accounting policies as disclosed in its audited historical combined financials statements as of December 31, 2005 and 2004 and the years ended December 31, 2005, 2004, and 2003 until further guidance is provided by the FASB.

     In February 2006, the Financial Accounting Standards Board (“FASB”) issued FAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“FAS 155”), which amends FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and FAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“FAS 140”), and addresses issues raised in FAS 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” The primary objectives of FAS 155 are: (i) with respect to FAS 133, to address the accounting for beneficial interests in securitized financial assets and (ii) with respect to FAS

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)

140, to eliminate a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently evaluating the implications of FAS 155 on its financial statements.

     In March 2006, the FASB issued statement No. 156, “Accounting for Servicing of Financial Assets” (“SFAS No. 156”). SFAS No. 156 amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS No. 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. SFAS No. 156 is effective as of the beginning of the first annual reporting period that begins after September 15, 2006. We expect that SFAS No. 156 will not have a material effect on our financial condition or results of operations.

     In April 2006, the FASB issued FSP FIN 46(R)-6, “Determining the Variability to be Considered in Applying FIN 46(R),” which states that the variability to be considered when applying FIN 46(R) should be based on an analysis of the design of an entity which entails analyzing the nature of the risks in the entity and determining the purpose for which the entity was created and determining the variability the entity is designed to create and pass along to its interest holders. Typically, assets and operations of the entity create the variability (and thus are not variable interests), while liabilities and equity interests absorb that variability (and thus, are variable interests). The role of a contract or arrangement in the design of the entity, regardless of its legal form or accounting classification, shall dictate whether that interest should be treated as creating or absorbing variability for the entity. The guidance in this FSP must be applied as of July 1, 2006 and is not expected to have a material impact on the Company’s financial condition or results of operations but will form an important part of the Company’s evaluation of any relevant structures going forward.

5. Premiums Earned from Refunded and Called Bonds

     Premiums earned include $2.0 million and $0.2 million for the three months ended March 31, 2006 and 2005, respectively, related to refunded and called bonds.

6. Related Party Transactions

  Services Agreements with Affiliates

     The Company has the following services agreements with affiliates:

  an agreement (the “XLFAS Agreement”) with XL Financial Administrative Services Inc. (“XLFAS”), whereby XLFAS provides XLCA with substantially all personnel services, as well as certain office space and furniture and equipment used by XLCA. Under the terms of this agreement, the costs of the aforementioned services are charged to XLCA in accordance with the requirements of Regulation 30 of the NYID. For the three months ended March 31, 2006 and 2005, the Company incurred costs under this agreement in the amount of $10.1 million and $9.4 million, respectively, which are reflected in “operating expenses” in the accompanying combined statements of operations.

  an agreement (the “XLFP Agreement”) with XL Financial Products Ltd. (“XLFP”), whereby XLFP provides certain services to XLCA, including: identification and analysis of business opportunities; assistance in structuring and tailoring products; marketing; and communication to XLCA of any notices or other documents which XLFP receives relating to claims or other incidents under any of the policies. Under the terms of this agreement, the costs of the aforementioned services are

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)
  charged to XLCA. For the three months ended March 31, 2006 and 2005, the Company incurred costs under this agreement in the amount of $0.1 million and $0.1 million, respectively, which are reflected in “operating expenses” in the accompanying combined statements of operations.

  an agreement with XL Global Services, Inc. (“XLGS”), whereby XLGS provides XLCA various services, including: information technology support, reinsurance and retrocessional consulting and management services, as well as actuarial, finance and internal audit services. Under the terms of this agreement, the costs of the aforementioned services are charged to XLCA. For the three months ended March 31, 2006 and 2005, the Company incurred costs under this agreement in the amount of $1.8 million and $2.7 million, respectively, which are reflected in “operating expenses” in the accompanying combined statements of operations.

  an agreement with certain of its U.S. affiliates, including its ultimate U.S. holding company, XL America, Inc. (“XLA”), whereby XLA provides XLCA with certain services including: advertising and participation on behalf of XLCA in certain regulatory mandated associations. Under the terms of this agreement, the costs of the aforementioned services are charged to XLCA. For the three months ended March 31, 2006 and 2005, the Company incurred costs under this agreement in the amount of $0.7 million and $1.0 million, respectively, which are reflected in “operating expenses” in the accompanying combined statements of operations.

  an agreement, effective January 1, 2005, between XLCA and XL Investment Management Ltd (“XLIM”) and an agreement, effective January 1, 2004 between XLFA and XLIM, whereby XLIM provides investment management services to XLCA and XLFA. For the three months ended March 31, 2006 and 2005, the Company incurred costs under this agreement in the amount of $0.2 million and $0.2 million, respectively, which are reflected in “operating expenses” in the accompanying combined statements of operations.

  Employee Benefit Plans

     XLA maintains a qualified defined contribution pension plan for the benefit of all eligible employees and a non-qualified deferred compensation plan for the benefit of certain employees of XLFAS and XLFA and some other subsidiaries (collectively, the “Plans”). Discretionary contributions to both Plans are based on a fixed percentage of employee contributions and compensation as defined by the Plans. Included in the costs incurred by the Company are $0.7 million and $0.6 million for the three months ended March 31, 2006 and 2005, respectively, relating to the Plans. In addition, the Company recorded expense of $0.3 million and $0.3 million for the three months ended March 31, 2006 and 2005, respectively, related to stock option grants.

  Reinsurance Agreements With Affiliates and Other Guaranties

     The Company has the following reinsurance agreements with affiliates:

  XLCA has a facultative reinsurance arrangement (the “XL Re Treaty”) with XL RE AM. Under the terms of the XL Re Treaty, XL RE AM agrees to automatically reinsure risks insured by the XLCA under financial guaranty insurance policies up to the amount necessary for the XLCA to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

  XLFA has entered into the following reinsurance agreements with XLI. All of the agreements discussed below may be terminated under certain conditions, as defined in the agreements:

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)

(a)	Effective October 1, 2001, XLFA entered into an excess of loss reinsurance agreement with XLI. This agreement covers a portion of XLFA’s liability arising as a result of losses on policies written by XLFA that are in excess of certain limits and are not covered by other reinsurance agreements. This agreement provides indemnification only for the portion of any loss covered by this agreement in excess of 10% of XLFA’s surplus, up to an aggregate amount of $500 million, and excludes coverage for liabilities arising other than pursuant to the terms of an underlying policy. The Company incurred expense of $125,000 in each of the three-month periods ended March 31, 2006 and 2005, respectively.

(b)	Effective August 17, 2001, XLFA entered into a facultative quota share reinsurance treaty with XLI. This treaty allows XLFA to propose to cede to XLI a portion of a risk, which risk XLI may then accept or reject in its sole discretion. Under this treaty, XLI pays XLFA a ceding commis- sion of 30% on the premiums ceded under this treaty unless otherwise specified.

(c)	Effective December 31, 1999, XLFA entered into a facultative quota share reinsurance treaty with XLI. This treaty allows XLI to propose to cede to XLFA a portion of a risk it insured, which risk XLFA may then accept or reject in its sole discretion. Under this treaty, XLFA pays XLI a ceding commission of 12% on the premiums ceded under this treaty unless otherwise specified.

XLFA has entered into the following reinsurance agreements with FSA and certain of its subsidiaries and affiliates. The Company assumed 80% and 77% of its reinsurance premiums assumed for each of the three-month periods ended March 31, 2006 and 2005, respectively, from FSA and its affiliates. All of the agreements discussed below may be terminated under certain conditions, as defined in the agreements:

(a)	Effective November 3, 1998, XLFA entered into a master facultative reinsurance agreement with FSA and certain of its subsidiaries and affiliates. This agreement allows FSA, and certain of its subsidiaries and affiliates, to propose to cede a portion of a risk insured by it to XLFA, which risk XLFA may then accept or reject solely in its discretion. The ceding commission that XLFA pays FSA on the premiums ceded under this agreement is determined on a case-by-case basis. XLFA’s obligations under this agreement are guarantied by XLI.

(b)	Effective January 1, 2004, XLFA entered into a reinsurance treaty with FSA and certain of its subsidiaries and affiliates to reinsure certain policies they issued insuring the timely payment of the principal of and interest on certain asset-backed securities and pools of consumer debt obligations. The treaty was renewed on January 1, 2005.

(c)	Effective January 1, 2004, XLFA entered into a reinsurance treaty with FSA and certain of is subsidiaries and affiliates to reinsure certain policies they issued insuring the timely payment of the principal and interest on securities and obligations that provide financing for governmental or public purpose infrastructure projects located outside of the United States and its territories, excluding certain countries. The treaty was renewed on April 1, 2005.

(d)	Effective December 20, 2001, XLFA entered into a master facultative retrocession agreement with an affiliate of FSA. This agreement allows XLFA to propose to cede a portion of a risk insured by XLFA to it, which risk FSAI may then accept or reject in its sole discretion. The ceding commission that FSAI pays XLFA on the premiums that we cede under this agreement is determined on a case-by-case basis.

XLFA has guarantied certain of XLI’s obligations in connection with certain transactions where XLI’s customer required such credit enhancement. Each of these transactions has a “double trigger” structure, meaning that XLFA does not have to pay a claim unless both the underlying transaction and XLI default. For each of these transactions, XLFA has entered into a reimbursement agreement

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)
  with XLI, pursuant to which XLI pays XLFA a fee for providing its guaranty and XLI grants XLFA a security interest in a portion of the payments received by it from its client. As of March 31, 2006 and 2005, XLFA’s aggregate net par outstanding relating to such guaranties was $526.8 million and $529.9 million, respectively.

  Effective May 1, 2004, XLI entered into a reinsurance agreement with XLCA which unconditionally and irrevocably guaranties to XLCA the full and complete payment when due of all of XLFA’s obligations under its facultative quota share reinsurance agreement with XLCA. XLFA has assumed business from XLCA under the aforementioned agreement since December 19, 2000. The par value of in-force business ceded to XLFA under the agreement at March 31, 2006 was $95.5 billion gross ($72.2 billion net). This agreement will terminate with respect to any new business produced by XLCA and ceded pursuant to the agreement after the effective date of the Offering.

  The Company provides financial guaranty insurance policies insuring timely payment of investment agreements issued by XL Asset Funding Company I LLC (“XLAF”), an affiliate of the Company. As of March 31, 2006 and 2005, the aggregate face amount of such investment agreements insured by the Company was $3.7 billion and $3.7 billion, respectively. In addition, the Company insures XLAF’s obligations under certain derivative contracts issued and purchased by XLAF. As of March 31, 2006 the total notional value of such contracts insured was $225.1 million. For the three month periods ended March 31, 2006 and 2005, the Company recorded earned premiums of $1.0 million and $0.6 million, respectively, relating to the aforementioned contracts.

7. Income Taxes

     XLFA is not subject to any taxes in Bermuda on either income or capital gains under current Bermuda law. In the event that there is a change such that these taxes are imposed, XLFA would be exempted from any such tax until March 2016 pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966, and Amended Act of 1987.

     XLCA is subject to federal, state and local corporate income taxes and other taxes applicable to U.S. corporations. The provision for federal income taxes has been determined under the principles of the consolidated tax provisions of the Internal Revenue Code and Regulations thereunder. XLCA has operations in subsidiary and branch form in certain international jurisdictions that are subject to relevant taxes in those jurisdictions.

     XLCA’s federal income tax return is consolidated with the consolidated group that has XLA as its common parent.

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)

     The Company’s income tax provisions for the three months ended March 31, 2006 and 2005 are as follows:

	Three months ended
	March 31,

(U.S. Dollars in thousands)	2006	2005

Current Expense:
U.S.	$1,098	$14
Non-U.S.

Total current expense	$1,098	$14
Deferred Expense (Benefit):
U.S.	$(1,083)	$—
Non-U.S.

Total deferred expense	$(1,083)	$—

Total tax (benefit) expense	$15	$14

     As of March 31, 2006 and December 31, 2005 the Company has deferred federal income tax assets of $20.0 million and $18.8 million, respectively. As of December 31, 2005 the Company established a valuation allowance relating to net unrealized capital losses and a net realized capital loss carry-forward. The valuation allowance at March 31, 2006 of approximately $2.8 million relates to net unrealized capital losses and a net realized capital loss carry-forward that may not be realized within a reasonable period. At March 31, 2006, XLCA has net unrealized capital losses and a net realized capital loss carry-forward of approximately $7.2 million and $957,000 respectively, against which a valuation allowance has been established. The net realized capital loss carry-forward will expire in 2011.

     Management has concluded that the remaining deferred tax assets are more likely than not to be realized. Management will continue to evaluate income generated in future periods in determining the reasonableness of its position. If management determines that future income generated is insufficient to cause the realization of the deferred tax assets within a reasonable period, a valuation allowance would be required.

     If XLCA leaves the XLA consolidated group, management of XLCA and its subsidiary will be required to evaluate the realisability of XLCA’s deferred tax assets without the benefit of being a member of the XLA consolidated group.

     At March 31, 2006 and 2005, XLCA had a federal income tax payable to XLA of $2.9 million and $1.0 million, respectively.

8. Segments

     The Company’s business activities are organized and managed in two operating segments: financial guaranty insurance and financial guaranty reinsurance. These segments are managed separately because they provide different products or services to different customers, are subject to different regulation, require different strategies and have different technology requirements.

     Products comprising the financial guaranty insurance segment primarily include financial guaranty insurance of public finance and structured finance debt securities and credit default swaps. Products comprising the reinsurance segment primarily include reinsurance of financial guaranty insurance products issued by financial guaranty insurance companies.

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)

     Set forth in the table below is certain financial information with respect to the Company’s operating segments as of and for each of the three-month periods ended March 31, 2006 and 2005. Except for various allocations discussed below, the accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of each operating segment based on underwriting profit or loss before income taxes, nonrecurring items (e.g. items of an unusual or infrequent nature), and inter-segment transactions. Certain costs and operating expenses are allocated to each of the segments based on: (i) a review of the nature of such costs, and (ii) time studies analyzing the amount of employee compensation costs incurred by each segment.

	Three Months Ended March 31, 2006

	Financial	Financial
	Guaranty	Guaranty
(U.S. Dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written	$70,780	$—	$70,780
Reinsurance premiums assumed	—	11,403	11,403

Total premiums written	70,780	11,403	82,183
Ceded premiums written	(7,592)	—	(7,592)

Net premiums written	63,188	11,403	74,591
Change in net deferred premium revenue	(32,844)	(3,934)	(36,778)

Net premiums earned	30,344	7,469	37,813
Fee income and other	1,260	—	1,260
Net losses and loss adjustment expenses	2,536	913	3,449
Acquisition costs	1,284	1,398	2,682
Operating costs	15,437	1,658	17,095

Underwriting profit	$12,347	$3,500	$15,847

	Three Months Ended March 31, 2005

	Financial	Financial
	Guaranty	Guaranty
(U.S. Dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written	$40,892	$—	$40,892
Reinsurance premiums assumed	—	10,845	10,845

Total premiums written	40,892	10,845	51,737
Ceded premiums written	(11,693)	—	(11,693)

Net premiums written	26,199	10,845	40,044
Change in net deferred premium revenue	(638)	(6,766)	(7,404)

Net premiums earned	28,561	4,079	32,640
Fee income and other	750	—	750
Net losses and loss adjustment expenses	3,210	(1,004)	2,206
Acquisition costs	620	1,445	2,065
Operating costs	13,487	2,106	15,593

Underwriting profit	$11,994	$1,532	$13,526

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)

     Underwriting profit is reconciled to net income available to common shareholders as follows:

	Three Months Ended
	March 31,

(U.S. Dollars in thousands)	2006	2005

Underwriting profit	$15,847	$13,526
Net investment income.	15,062	11,308
Net realized (losses) gains on investments	(5,683)	(1,413)
Net realized and unrealized gains (losses) on credit derivatives	(3,850)	2,115

Net income before income tax.	21,376	25,536

Income tax expense (benefit)	15	14

Net income	21,361	25,522

Preference share dividends	4,612	3,538

Net income available to common shareholders	$16,749	$21,984

9. Liability for Losses and Loss Adjustment Expenses

     The Company’s liability for losses and loss adjustment expenses consists of case basis reserves and unallocated reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows:

	Three Months Ended		Year Ended
	March 31,		December 31,

	2006		2005

	Case	Unallocated	Case	Unallocated
(U.S. dollars in thousands)	Reserves	Reserves	Reserves	Reserves

Gross unpaid losses and loss expenses at beginning
of year	$69,382	$77,986	$50,771	$64,963
Unpaid losses and loss expenses recoverable	(52,316)	(16,901)	(43,407)	(17,507)

Net unpaid losses and loss expenses at beginning
of year	17,066	61,085	7,364	47,456
Increase (decrease) in net losses and loss expenses
incurred in respect of losses incurred in:
Current year	—	2,465	12,392	13,629
Prior years	984	—	—	—
Less net losses and loss expenses paid	(660)	—	(2,690)	—

Net unpaid losses and loss expenses at end of period	17,390	63,550	17,066	61,085
Unpaid losses and loss expenses recoverable	52,316	17,671	52,316	16,901

Gross unpaid losses and loss expenses at end
of period	$69,706	$81,221	$69,382	$77,986

     Set forth below is a discussion of certain case basis reserves established by the Company:

(a)	During the year ended December 31, 2004, the Company recorded a provision for losses of approximately $42.1 million, representing the present value loss expected to be incurred in the future with respect to an insured project financing. Because this loss represented a full limit loss to the subordinated tranche of the insured transaction, the remaining unearned premium pertaining to such tranche, which aggregated approximately $23.3 million, was fully earned resulting in a net loss, before reinsurance, of approximately $18.8 million. The portion of the insured exposure to which this loss relates was fully reinsured on a first-loss basis by XLI and, accordingly, there was

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)

no net impact on the Company’s results of operations from this loss provision. During 2005, the Company recorded an additional provision for loss relating to this transaction of $16.7 million ($8.7 million after reinsurance to affiliates), on a present value basis, to reflect certain adverse developments. There was no change in the Company’s carried reserve during the three months ended March 31, 2006. The total remaining par insured by the Company in connection with this transaction (net of applicable carried case reserves), which amortizes over the next 13 years, aggregated approximately $237.8 million ($164.9 million net of reinsurance to XLI) at March 31, 2006. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary as new information becomes available.

(b)	In December 2005 certain notes which were insured by the Company and collateralized by loans to medical providers (the “Insured Notes”) defaulted upon their maturity. In satisfaction of the resulting claim, the Company purchased the Insured Notes for $20.2 million, which represented the remaining outstanding principal and accrued interest on the Insured Notes. The Insured Notes were recorded as an investment at their estimated fair value of $19.5 million at the date of acquisition and are reflected in the accompanying combined balance sheet under the caption, “Other invested assets”. The difference between the estimated fair value of the Insured Notes at the date they were acquired and the consideration paid to acquire the notes was recorded as a paid loss of $0.7 million.

(c)	The estimate of fair value of the Insured Notes was based on the Company’s estimate of the fair value of the underlying collateral which, as previously discussed, consisted of loans to medical providers. Certain of these loans were made to Intrepid USA Healthcare Services (“Intrepid”), a national provider of home nursing services to patients with acute illnesses. Intrepid declared bankruptcy in 2004. On February 3, 2006, Intrepid emerged from bankruptcy. In connection therewith, in February 2006, the Company accepted preferred stock of Intrepid in exchange for the cancellation of a portion of the insured Notes. This preferred stock is in-substance common stock, as defined in EITF 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock,” and represents a 49% ownership interest in Intrepid. In connection with, and critical to, Intrepid’s emergence from bankruptcy was certain exit financing obtained by Intrepid. Pursuant to the terms of the related credit agreement, Intrepid must achieve certain financial targets over certain periods of time. In certain cases, if such targets are not met, the provider of such financing can foreclose on all ownership interest in Intrepid. If the provider of the financing foreclosed on all ownership interest in Intrepid, which is not expected by management, the Company would be required to write-off the carrying value of this investment. During the three months ended March 31, 2006, the Company recognized an other than temporary impairment charge aggregating $5.0 million pre-tax on the Insured Notes and the preferred stock in Intrepid. At March 31, 2006, the carrying value of the Insured Notes and preferred stock was $2.1 million and $10.1 million, respectively.

(d)	During the year ended December 31, 2005, the Company recorded a provision for loss of $5.2 million ($3.4 million after reinsurance) representing the present value loss expected to be incurred in the future with respect to an insured residential mortgage securitization. There was no change in the Company’s carried reserve during the three months ended March 31, 2006. The total remaining par insured by the Company in connection with this transaction aggregated approximately $264.2 million ($170.3 million net of reinsurance) at March 31, 2006, and amortizes over many years into the future. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

Security Capital Assurance Ltd
Notes to Interim Condensed Combined Financial Statements
(UNAUDITED)

     In addition to the matters discussed above, at March 31, 2006 the Company had case basis loss adjustment expense reserves of $3.4 million, which primarily relate to remediation efforts associated with the aforementioned transactions.

     The financing vehicles through which the insured exposures referred to above were issued are variable interest entities, as defined under FASB Interpretation 46/46R, “Consolidation of Variable Interest Entities;” however, the Company is not the primary beneficiary of such entities. If the transactions are restructured or if the Company exercises its contractual rights under such transactions in the event of a default, the primary beneficiary in such transactions may have to be reconsidered. If such events occur, the Company may be required to consolidate the financing vehicles.

  Unallocated Reserves

     In accordance with the Company’s accounting policy, the Company’s net provision for unallocated reserves is a function of applying the initial expected loss ratio to earned premium each period and the expected loss emergence pattern. For the three months ended March 31, 2006 the Company had net favorable development of its unallocated loss reserves, as compared to the comparable prior year period. The favorable loss reserve development was due to changes in our in-force book of business during the year which resulted in slightly faster expiration of our in-force par.

10. Redeemable Preference Shares

     Pursuant to an agreement with FSAH in April 2006, XLFA restructured the terms of its Series A Redeemable Preferred Shares and changed its bye-laws accordingly. In accordance with the agreement, the participating dividend and redemption provisions of the preference shares were eliminated, the stated value of the preference shares held by FSAH were increased to $54.0 million, and the fixed dividend rate was increased from 5% to 8.25%.

XL Financial Guaranty Companies
Notes to Interim Condensed Combined Financial Statements
December 31, 2005, 2004 and 2003

11. Earnings Per Share

     The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,
(U.S. Dollars in thousands, except per share amounts)	2006	2005

Net Income	$21,361	$25,522

Preference share dividends	4,612	3,538

Net income available to common shareholders	$16,749	$21,984

Basic shares(1)	46,127	46,127
Common stock equivalents	—	—

Diluted shares(1)	46,127	46,127

Net income:
Basic EPS	$0.46	$0.55
Diluted EPS	$0.46	$0.55

Preference share dividends:
Basic EPS	$0.10	$0.08
Diluted EPS	$0.10	$0.08

Net Income available to common shareholders:
Basic EPS	$0.36	$0.48
Diluted EPS	$0.36	$0.48

(1) Based on 46,127,245 shares outstanding immediately prior to the initial public offering.